As filed with the Securities and Exchange Commission on October 21, 2009

Registration No. 333-161577

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

(Name of Small Business Issuer in Its Charter)

Delaware	5171	80-0445030
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Dalian Ganjingzi District, Dalian Wan Lijiacun
Unit C, No. 68 West Binhai Road, Xigang District Dalian
People’s Republic of China
011 (86411) 8360 4683

(Address and Telephone Number of Principal Executive Offices)
(Address of Principal Place of Business)

An Fengbin
Chairman, President and Chief Executive Officer
Andatee China Marine Fuel Services Corporation
Dalian Ganjingzi District, Dalian Wan Lijiacun
Unit C, No. 68 West Binhai Road, Xigang District Dalian
People’s Republic of China
011 (86411) 8360 4683

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Ralph V. DeMartino, Esq. F. Alec Orudjev, Esq. Cozen O’Connor 1627 I Street, NW, Suite 1100 Washington, DC 20006 (202) 912-4800	Joel D. Mayersohn, Esq. Roetzel & Andress One Financial Plaza, Eighth Floor 100 Southeast Third Avenue Fort Lauderdale, FL 33394 (954) 462-4150

As soon as practicable after the effective date of this registration statement.

(Approximate Date of Proposed Sale to the Public)

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐	Smaller Reporting Company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock(3):	2,875,000	$8.00	$23,000,000	$2,116
Representatives’ Warrants:	250,000	$—	$—	$—
Shares of common stock underlying the Representatives’ Warrants	250,000	$9.60	$2,400,000	$220.8
Total Amount of Registration Fees:				$2,336.8	(4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), the Registration Statement also relates to an indeterminate number of additional shares of common stock issuable upon the exercise of warrants pursuant to anti-dilution provisions relating to stock splits, stock dividends or similar transactions which shares of common stock are registered hereunder.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act, and computed pursuant to Rule 457(a) promulgated under the Securities Act.
(3)	Includes 375,000 shares which the Representatives have the option to purchase from the Registrant to cover over-allotments, if any.
(4)	Previously paid.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	Dated October 21, 2009

2,500,000 Shares

Andatee China Marine Fuel Services Corporation

Common Stock

This is a firm commitment initial public offering of 2,500,000 shares of our common stock.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for the shares of common stock offered hereby is estimated to be between $6.00 and $8.00 per share. We have applied for the listing of our common stock on the Nasdaq Capital Market under the symbol “AMCF.”

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 8.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

We estimate the cash expenses of this offering will be approximately $ and will include a non-accountable expense allowance payable to the underwriters equal to 3% of the gross offering proceeds from the sale of the securities offered hereby. We have also agreed to issue warrants to the representatives, entitling them to purchase up to 250,000 shares of common stock. Other terms of the Representatives’ Warrants are described under the heading “Underwriting.” The underwriters may purchase up to an additional 375,000 shares of common stock from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus, to cover over-allotments.

Rodman Renshaw, LLC	Newbridge Securities Corporation

The date of this Prospectus is , 2009.

Unless otherwise indicated, information in this prospectus assumes that the underwriters have not exercised their option to purchase additional shares to cover over-allotments. Except where the context otherwise requires and for purposes of this prospectus only:

•	the terms “we,” “us,” “our company,” “our” refer to Andatee China Marine Fuel Services Corporation, a Delaware corporation, and its variable interest (VIE) and operating entity, Dalian Xingyuan Marine Fuel Co. Ltd., through which entity we conduct all of our business operations; and,
•	“China” and “PRC” refer to the People’s Republic of China, and for the purpose of this prospectus only, excluding Taiwan, Hong Kong and Macau.

This prospectus contains translations of certain Renminbi, or RMB, the legal currency of China, amounts into U.S. dollars at the rate of RMB6.8225 to $1.00, the noon buying rate in effect on December 31, 2008, in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or can be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On September 27, 2009, the noon buying rate was approximately RMB6.82 to $1.00.

i

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our consolidated financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors” beginning on page 8. In addition, some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. Unless the context indicates otherwise, all share and per share data in this prospectus give effect to a 1-for-1.333334 reverse share split that became effective on October 19, 2009.

Our Company

We, through our VIE entities (as discussed and defined below), are engaged in the production, storage, distribution and wholesale purchases and sales of blended marine fuel oil for cargo and fishing vessels with operations mainly in Liaoning, Shandong and Zhejiang Provinces in the PRC. We compete by providing our customers value-added benefits, including single-supplier convenience, competitive pricing, logistical support and fuel quality control. Our sales of marine oil for fishing boats represented approximately 70 – 80% of our total revenue for the period 2005 – 2008 as compared with the sale of marine oil for cargo vessels which represented the remaining 20 – 30% of our total revenue for the same periods. Currently, we sell approximately 85% of our products through distributors and approximately 15% to retail customers. Our products are substitutes for diesel used throughout east China fishing industry by small to medium sized cargo vessels. Our core facilities include as storage tanks, berths (the space allotted to a vessel at the wharf), marine fuel pumps, blending facilities and tankers. Our sales network covers major depots along the towns of Dandong, Shidao and Shipu along the east coast of China.

We have three VIE (Variable Interest Entity, as the term is discussed in Management’s Discussion and Analysis below) subsidiaries: Donggang Xingyuan Marine Bunker Company Ltd. (located in Dandong City, Liaoning Province, and established in April 2008 under the laws of the PRC), Xiangshan Yongshinanlian Petrol Company Ltd. (located in Xiangshan City, Zhejiang Province, and established in May 1997 under the laws of the PRC) and Rongcheng Xinfa Petrol Company Ltd. (located in Rongcheng City, Shandong Province, and established in September 2007 under the laws of the PRC). In addition, we have a wholly-owned onshore subsidiary, Dalian Fusheng Consulting Co., Ltd., which is a Wholly Foreign Owned Entity (WFOE).

The following map shows locations of our subsidiaries in various parts across the coast of east China:

Our marine fuel for cargo vessels is classified as CST180 and CST120, our marine fuel for fishing boats/vessels — #3 fuel (for engines with 1,600 rpm capacity) and #4 fuel (for engines with 1,400 rpm capacity). We also produce blended marine fuel according to customer specifications using our proprietary blending technology. Our own blend of Marine Diesel Oil, #3 fuel and #4 fuel are substitutes for the traditional diesel oil, commonly known as #0 diesel oil, used by most small to medium vessels. We generate virtually all of our revenues from our own brands of blended oil products.

Our executive offices are located in the City of Dalian. Dalian, with a population of 6 million, is located at southern tip of Liaodong Peninsula, is adjacent to Yellow Sea to its east and Bohai Sea to its west, faces Shandong Peninsula across the sea to its south and has a vast area of three Eastern provinces and east of Inner Mongolia to its north. Dalian is in an important region of Northeast Asia Economic Zone and Bohai-rim Economic Ring and neighbors Japan, South Korea, North Korea, Russia and Far East. Dalian is a key international shipping hub and international logistics center in North China.

Andatee China Marine Fuel Services Corporation is a Delaware corporation. Our main offices are located in the city of Dalian, Dalian Ganjingzi District, Dalian Wan Lijiacun, at Unit C, No. 68 West Binhai Road, Xigang District Dalian, China. Our telephone and fax numbers are (86411) 8360 4683 and (86411) 8360 4683, respectively. Our website address is http://www.dlxycb.com. The information on our website is not part of this prospectus.

Industry Overview and Market Opportunity

According to the National Development and Reform Commission and the National Bureau of Statistics of China, in 2007, total logistics industry output increased to RMB 75,228.3 billion, or by 26.2%. The same report estimated that by 2010, the total industry output will reach RMB 1.2 trillion, with 20% growth annually. By the end of 2007, China had 14 harbors with 100 million ton cargo capacity, up from 12 in 2006. In total, there are over 1,400 harbors in China with more than 35,000 dock berth with cargo capacity of 3.4 billion tons and 61.5 million shipping containers. Also, in 2007, China marine infrastructure and logistics industries added RMB 341.4 billion in value, an increase of more than 21%. In 2007, the total consumption of fuel in the PRC exceeded 40.7 billion tons; for the same period, the total consumption by region, including Liaoning, Shandong and Zhejiang Provinces, was in excess of 818 million tons.

The market for oil for small and medium size vessels, i.e. less than 3,000 tons, is very fragmented with no discernible market leader. It is characterized by intense price competition, uneven product and service quality and is dominated by many small fuel trading companies. Unstable supplies of raw materials often lead to chronic shortages of oil in the market resulting in black market operations and counterfeit products. Boats and vessels operators when docking at berths for refueling are often at the mercy of oil merchants selling them assortments of fuel oil from various suppliers in the market. Boat and vessel operators are at high risk when oil merchants market them poor quality oil or counterfeit products that have insufficient energy efficiency or cause damages to engines. Therefore, our experience has consistently shown that when we price our products at a premium, vessel operators are willing to pay such premium for consistent quality products and services.

Our Challenges

We face and expect to continue to face various challenges, which are discussed in detail below and which include, without limitation, the following:

•	our limited operating history,
•	changes in the market price of raw materials,
•	our capital needs to finance our business plan,
•	our ability to manage growth, and
•	our ability to integrate acquired businesses.

You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our securities.

Our Competitive Strengths

Notwithstanding the foregoing challenges, our business objective is to become the premium “one-stop” marine service provider for cargo, fishing and other vessels in China through our distribution networks. We believe that our business model offers competitive advantages over our current market competition through:

•	product superiority and price competitiveness,
•	brand recognition,
•	reliability of our supplies of raw materials,
•	acquisition strategy,
•	prime location of and direct access to our storage and refueling facilities,
•	extensive sales and distribution network,
•	a variety of services for larger companies and vessels,
•	innovation and high quality research, development and testing done at local university centers,
•	stringent quality control, and
•	experienced management team.

Corporate History and Organizational Structure

Our VIE operating entity, Dalian Xingyuan Marine Bunker Co. Ltd, was established in September 2001 with a registered capital of RMB7 million and began providing refueling services to the marine vessels in Dalian Port in Dalian City. The Board of Directors of Xingyuan consists of 3 members, including An Fengbin, Wang Yu and Liu Shaoyuan. Mr. An is Chairman of the Board and General Manager of Xingyuan.

The following entities and individuals are equity owners of Xingyuan, our operating company: Dalian Dongfangzheng Industrial Co., Ltd. (85% equity interest), Mr. Wang Yu (9% equity interest), Mr. Wang Xin (3% equity interest), and Ms. Wang Jing (3% equity interest). An Fengbin, our President and CEO, is also a director of Dalian Dongfangzheng Industrial Co., Ltd. An Fengbin is also a director on the Board of Directors of Donggang Xingyuan, our wholly-owned subsidiary, and Rongcheng Xinfa, our 90%-owned subsidiary.

Ms. Lai WaiChi, a citizen of Hong Kong, holds 96% equity interest in Oriental Excel Enterprises Limited, which, in turn, holds 96% of equity interest in Star Blessing Enterprises Limited. Ms. Lai and our Chairman and President, Mr. An, have executed a certain Agreement, under which, Ms. Lai agreed to transfer all of her securities of Oriental Excel Enterprises Limited to Mr. An upon the Company’s satisfying certain performance milestones. For additional discussion of this arrangement, please refer to the Security Ownership of Certain Beneficial Owners and Management discussion appearing on page 71 in this prospectus.

In 2003, Xingyuan became the sole supplier of fuel oil to China Shipping Group Co., Ltd.’s vessels in Dalian. In 2005, through our partnership with the Dalian University of Technology, Xingyuan successfully developed its own blend of marine fuel as an alternative fuel substitute which, while reducing cost by approximately 20%, maintains the same energy efficiency as major marine fuel brands. Following the success of our fuel substitutes, we established distribution centers in Shandong Shidao, Liaoning Donggang and Zhejiang Nanlian. Before October 2007, we were a joint venture company through a subsidiary of China Petroleum in Northern China, which is the largest petroleum company in the PRC. We purchased 100% of the joint venture and commenced our operations as a private company. Xingyuan also developed the blending ability for CST120 and CST180 brands of its fuel which are used for cargo vessels. The company personnel count has grown from 17 in 2001 to 83 in 2009.

We conduct all of our business operations through Xingyuan. Chinese law currently has limits on foreign ownership of certain businesses which restricts non-Chinese persons from having direct ownership interests. To comply with these foreign ownership restrictions, we do not own any equity interests in Xingyuan or its wholly-owned subsidiaries, but control and receive the economic benefits of their business operations through contractual arrangements. We have contractual arrangements with Xingyuan and its stockholders pursuant to which we provide technology consulting and other general business operation services to Xingyuan. Through these contractual arrangements, we also have the ability to substantially influence Xingyuan’s daily operations and financial affairs, since we are able to appoint its senior executives and approve all matters requiring stockholder approval. As a result of these contractual arrangements, which enable us to control Xingyuan and to receive, through our direct and indirect wholly owned subsidiaries, all of Xingyuan’s profits, we are considered the primary beneficiary of Xingyuan, including, without limitation, 50% of Xingyuan’s total net profits under the Operating Agreement and 50% of Xingyuan’s total net profits under the Exclusive Consulting Agreement. Accordingly, we consolidate Xingyuan’s results, assets and liabilities in our financial statements. Refer to the “Chinese government exerts substantial influence...” risk factor appearing on page 16 of this prospectus.

In August 2009, we entered into a share exchange agreement (the “Exchange Agreement”) with all of the shareholders of Goodwill Rich International Limited, a Hong Kong company (“Goodwill”). Pursuant to the Exchange Agreement, we agreed to issue shares of our common stock in exchange for all of the issued and outstanding securities of Goodwill (the “Share Exchange”). The Goodwill shareholders included Star Blessing Enterprise Limited (“SBE”), a company organized under the laws of the British Virgin Islands, (i) Growing Sincere Limited (“GSL”) a company organized under the laws of the British Virgin Islands, (ii) White Bright Limited (“WBL”), a company organized under the laws of the British Virgin Islands, and (iii) Shining Joy Group Limited (“SJG”) a company organized under the laws of the British Virgin Islands. Prior to the Share Exchange, SBE, GSL, WBL and SJG beneficially owned 89.04%, 4%, 3% and 3.96% of equity securities in Goodwill, respectively. The Share Exchange closed on October 16, 2009. We did not issue any fractional shares in connection with the Share Exchange. Upon the closing of the Share Exchange, we (i) became the 100% parent of Goodwill, and its wholly-owned subsidiary, Dalian Fusheng Consulting Co., Ltd., and (ii) assumed the operations of Goodwill and its subsidiaries. The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

The following diagram illustrates our corporate structure following the consummation of the Exchange Agreement:

The Offering

Securities Offered
2,500,000 shares of common stock
Over-Allotment Option
375,000 shares of common stock (15% of the total number of shares of common stock to be initially offered in this offering).
Common Stock to be Outstanding After This Offering
8,500,000 shares (8,875,000 shares if the over-allotment option is exercised in full by the underwriters).
Use of Proceeds
We intend to use the net proceeds from this offering for capital improvement, sales and marketing, research and development, funding possible future acquisitions as well as for general working capital purposes. See “Use of Proceeds” for additional information.
Nasdaq Symbol
We have applied for listing of our common stock on the Nasdaq Capital Market under the symbol “AMCF.”
Risk Factors
You should consider carefully all of the information set forth in this prospectus, and, in particular, the specific factors set forth under “Risk Factors” below, before deciding whether or not to invest in our securities.

Except as otherwise indicated, all information in this prospectus gives effect to a reverse stock split of 1-for-1.333334 of our shares of common stock that became effective on October 19, 2009. On October 16, 2009, our Board approved a reverse split in the 1-for-1.333334 ratio. Following shareholder approval of the split, we effected the split on October 19, 2009. Immediately following the reverse stock split, all outstanding shares of our common stock will be exchanged for the newly issued shares of common stock on the basis of the reverse split ratio. The par value of common stock is not affected by the split. As a result of the split, the number of shares available for future issuances has increased and the number of currently outstanding shares of our common stock has decreased. The purpose of the split was to recapitalize all of our outstanding shares of capital stock into shares of the same class of common stock to be sold in this offering.

Summary Financial Data

The following summary consolidated statements of operations and cash flow data for the years ended December 31, 2008 and 2007 and the summary consolidated balance sheet data as of December 31, 2008 and 2007 have been derived from our audited consolidated financial statements included elsewhere in this prospectus as well as similar unaudited financial information for the six months ended June 30, 2009. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Our management believes that the assumptions underlying our financial statements and the above allocations are reasonable. Our financial statements, however, may not necessarily reflect our results of operations, financial position and cash flows as if we had operated as a separate, stand-alone company during the periods presented. You should not view our historical results as an indicator of our future performance. The summary financial data for the six months ended June 30, 2009 set forth below are derived from our unaudited financial statements that are included elsewhere in this prospectus. The unaudited related financial data include all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods.

	For the six months ended June 30, 2009	Years Ended On
		December 31, 2008	December 31, 2007
	Unaudited	Audited	Audited
Statements of Operation Data
Revenue	$53,080,312	$79,186,659	$106,446,794
Cost of Revenue	46,671,231	74,974,371	100,554,574
Gross profit (loss)	6,409,081	4,212,288	5,892,220
Operating expenses	2,063,392	2,346,089	2,952,741
Non-operating expenses (gains)	67,260	(140,313)	354,664
Income tax	974,402	527,284	624,992
Net income attributable to the noncontrolling interest	114,003	—	—
Net income attributable to the Company	$3,190,024	$1,479,228	$1,959,823
Earning per share-basic and fully diluted	$0.53*	$0.25*	$0.33*
Weighted average shares outstanding	6,000,000	6,000,000	6,000,000
Balance Sheet Data
Cash and cash equivalents	$4,868,343	$4,923,913	$294,014
Total assets	31,998,603	$34,290,778	$15,237,330
Total Liabilities	16,519,364	22,131,507	11,683,978
Working capital (deficit)	3,931,507	(2,833,924)	2,075,979
Total stockholders’ equity of the Company	14,327,369	11,121,404	3,553,352
Non-controlling interests	1,151,870	1,037,867	—
Total Liabilities and equity	$31,998,603	$34,290,778	$15,237,330

*	Upon incorporation, we had 50,000,000 common stock shares authorized, 8,000,000 common stock issued and outstanding with a par value of $0.001 per share. On October 19, 2009, we effected a reverse share split whereby all of our issued and outstanding 8,000,000 common shares were converted into 6,000,000 common shares. This reverse share split has been retroactively reflected for all periods presented herein.

Risk Factors

Investing in our securities involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing our securities. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially and/or adversely affected. In that case, the trading price of our securities could decline and investors in our securities could lose all or part of their investment.

Risks Relating to Our Operations

    Our limited operating history makes evaluation of our business difficult

We have a limited operating history and have encountered and expect to continue to encounter many of the difficulties and uncertainties often faced by early stage companies. Our limited operating history makes it difficult to evaluate our future prospects, including our ability to develop a wide customer and distribution network for our services, expand our operations to include additional services and control raw material costs, all of which are critical to our success. An investor must consider our business and our prospects in light of the risks, uncertainties and difficulties frequently encountered by early stage companies. We may encounter unanticipated problems, expenses and delays in developing and marketing our services and securing additional blending and storage facilities. We may not be able to successfully address these risks. If we are unable to address these risks, our business may not grow, our stock price may suffer, and we may be unable to stay in business.

    We are exposed to various risks in connection with the price risk management services we offer to our customers

As a part of our price risk management, we offer our customers various pricing structures on their future fuel purchases. In connection with offering our customers these services, we are exposed to financial risk associated with fluctuations in fuel prices. We could sustain significant losses which could have a material adverse effect on our business, financial condition and results of operations. Also, the failure of our employees to comply with our policies and procedures concerning the administration of our price risk management services, in the event we are unable to manage these risks, could subject us to significant financial losses which could have a material adverse effect on our business, financial condition and results of operations.

    If the fuel we blend fails to meet the specifications we have agreed to supply to our customers, our relationship with our customers could be adversely affected

We blend marine fuel to meet customer specifications. If the fuel fails to meet the specifications we have agreed to supply to our customers, our relationship with our customers could be adversely affected, and we could be subject to claims and other liabilities which could have a material adverse effect on our business, financial condition and results of operations.

    The current global financial crisis may have further material adverse effects on our financial condition and operating results

The current global financial crisis has resulted in reduced demand and decreased prices for the petrochemical industry. Although China continued to experience steady and relatively fast growth in 2008, the momentum of its economic growth has weakened, with a substantial adverse impact on China’s petrochemical industry. Beginning in the second half of 2008 in particular, production growth in China’s petrochemical industry slowed significantly, market demand weakened, product prices fell sharply and corporate profitability decreased substantially. Our operating and financial performance in 2008 also suffered as a result. A sustained economic downturn may have further material adverse effects on our financial condition and operating results. Moreover, measures taken by the Chinese government, such as restrictions on workforce reduction, may limit our ability to adjust to a changing market environment and have an adverse impact on our financial performance.

    Our historical sales to significant customers have been concentrated

For the six months ended June 30, 2009, one customer accounted for approximately 11% of our total revenues. No other customer contributed greater than 10% of the revenues. For the year ended December 31, 2008, two customers accounted for approximately 17% and 14% of total revenues, respectively. No other customer contributed greater than 10% of the revenues. For the year ended December 31, 2007, two customers accounted for approximately 21% and 11% of total revenues, respectively. No other customer contributed greater than 10% of the revenues. For the year ended December 31, 2006, two customers accounted for 17% and 12.6% of total revenues. No other customer contributed greater than 10% of the revenues. In the event a substantial portion of such sales is disrupted, our results of operations may be adversely affected.

    Our operations may be adversely affected by the cyclical nature of the petroleum and petrochemical market and by the volatility of prices of crude oil and petrochemical products

Almost all of our revenues are attributable to petrochemical products, which have historically been cyclical and sensitive to the availability and price of raw materials and general economic conditions. Markets for many of our products are sensitive to changes in industry capacity and output levels, cyclical changes in regional and global economic conditions, the price and availability of substitute products and changes in consumer demand, which from time to time have had a significant impact on product prices in the regional and global markets. Historically, the markets for these products have experienced alternating periods of tight supply, causing prices and margins to increase, followed by periods of capacity additions, finally resulting in oversupply and declining prices and margins. As tariffs and other import restrictions are reduced and the control of product pricing is relaxed in China, the markets for many of our products have become increasingly subject to the cyclicality of regional and global markets. For example, in 2008, abrupt changes occurred in the domestic demand for petrochemical products. In the first half of the year, the prices of petrochemical products continued to rise in conjunction with substantial rises in international oil prices. However, in the second half, there was a fall in both sales volume and prices of petrochemical products triggered by the global economic downturn. The sales volume and prices of our petrochemical products also declined, and may remain at the current levels for a sustained period of time, or even decline further from such levels.

Historically, international prices of crude oil have fluctuated widely due to many factors beyond our control. For example, international crude oil prices increased significantly in the first half of 2008 but decreased significantly in the second half. After hitting successive record highs, crude oil prices began to fall rapidly, and hit a new, 3-year record low in December 2008. We expect that the volatility and uncertainty of the prices of crude oil and petrochemical products will continue. Increasing crude oil prices and declines in prices of petrochemical products may adversely affect our business and results of operations and financial condition.

    Some of our major products are subject to government price controls, and we are not able to pass on all cost increases from rising crude oil prices through higher product prices

We require large amounts of crude oil to manufacture our products. Our ability to pass on increased crude oil costs to our customers is dependent on market conditions and government regulations, particularly government regulation with respect to the price of certain of our fuel products. In particular, gasoline, diesel and jet fuel, and liquefied petroleum gas are subject to government price controls. In 2007 and 2008, no sales were from such products subject to price control. Although the Chinese government has adopted a new pricing mechanism for domestic refined oil products that indirectly links the prices of these products to international crude oil prices, such pricing mechanism is still nontransparent. Moreover, the Chinese government controls the distribution of many petroleum products in China. For instance, some of our petroleum products are required to be sold to designated distributors (such as the subsidiaries of China Petroleum & Chemical Corporation). Because we cannot freely sell our fuel products to take advantage of opportunities for higher prices and because the formula for the new pricing mechanism set by the Chinese government is not transparent, in periods of high crude oil prices, we may not be able to fully cover increases in crude oil prices by increases in the sale prices of our products, which has had and will continue to have a material adverse effect on our financial condition, results of operations and cash flows.

    Our development plans have significant capital expenditure and financing requirements, which are subject to a number of risks and uncertainties

The petrochemical business is a capital intensive business. Our ability to maintain and increase our revenues, net income and cash flows depends upon continued capital spending. Our current business strategy contemplates capital expenditures for 2009 of approximately RMB 63 million (US$9.21 million), which will be provided through financing activities, other than the proceeds of this offering, and use of our own capital. Our actual capital expenditures may vary significantly from these planned amounts due to our ability to generate sufficient cash flows from operations, investments and other factors that may be beyond our control. In addition, there can be no assurance as to whether, or at what cost, our capital projects will be completed or the success of these projects if completed.

Our ability to obtain external financing in the future is subject to a variety of uncertainties, including:

•	our future results of operations, financial condition and cash flows;
•	the condition of the economy in China and the markets for our products;
•	the cost of financing and the condition of financial markets; and
•	the issuance of relevant government approvals and other project risks associated with the development of infrastructure in China.

If we fail to obtain sufficient funding for our operations or development plans, our business, results of operations and financial condition could be adversely affected.

    Material disruptions in the availability or supply of fuel would adversely affect our business

The success of our business depends on our ability to purchase, sell and coordinate delivery of fuel and related services to our customers. In the past, we experienced difficulties in securing supplies of certain components for blending process. We have addressed that concern by diversifying our raw material supplies and strengthening our relationships with our existing suppliers. Our business would be adversely affected to the extent that political instability, natural disasters, terrorist activity, military action or other conditions disrupt the availability or supply of fuel.

    Our earnings will be adversely affected by seasonality of the fishing business

The Chinese government prohibits fishing vessels from fishing from June 15th to September 15th of each year, the breeding season for many varieties of fish, in order to protect marine resources and prevent overfishing. As a result, the demand for our blended fuel drops by approximately 15% during this period, which, in turn, has an adverse effect on our operations in the 3rd fiscal quarter of each calendar year. In addition, we are also subject to the reduced commercial activity during the Chinese New Year which takes place during the 1st quarter and lasts about 2 weeks. During this time, both cargo and fishing traffic decreases and we expect the demand for our products to decrease accordingly by approximately the same amount as the decrease in the 3rd quarter.

    Adverse conditions in the shipping and fishing industries may have an adverse effect on our business

Our business is focused on the marketing of fuel and fuel-related services to the shipping and fishing industries. Therefore, any adverse economic conditions in these industries may have an adverse effect on our business. In addition, any political instability, natural disasters, terrorist activity or military action that disrupts shipping or flight operations will adversely affect our customers and may reduce the demand for our products and services. Our business also could be adversely affected by increased merger activity in such industries, which may reduce the number of customers that purchase our products and services, as well as the prices we are able to charge for such products and services.

    Insurance coverage for some of our operations may be insufficient to cover losses

The insurance industry in China is still at an early state of its development. Insurance companies in China offer limited business insurance products or offer them at a high price. We do not maintain insurance coverage for various risks, including environmental claims. A significant uninsured claim against us would have a material adverse effect on our financial position and results of operations.

    Failure to attract and retain highly qualified personnel could have a material negative impact on our business

Implementation of our business strategy is predominantly dependent on the efforts of Mr. An Fengbin, our President and Chief Executive Officer. If we were to lose his services, our business and operations would be severely affected. Competition for highly qualified personnel is intense, and we have very limited resources. The loss of any executive officer or key employee or the failure to attract and retain other skilled employees could have a material adverse impact upon our business, operations or financial condition.

    We may be unable to protect our trademark or other proprietary intellectual property rights

We rely on trademark and copyright laws, trade secret protection, non-competition and confidentiality and/or licensing agreements with our executive officers, clients, contractors, research and development personnel and others to protect our intellectual property rights. We do not possess any licenses to use third-party intellectual property rights nor do we license to third-parties any intellectual property rights we own. The protection afforded by our intellectual property may be inadequate. It may be possible for third parties to obtain and use, without our consent, intellectual property that we own or are licensed to use. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business. We may also be subject to litigation involving claims of violation of intellectual property rights of third parties. In order to protect or enforce our intellectual property rights, we may initiate litigation against third parties. In addition, we may become subject to inference, cancellation, or opposition proceedings conducted in trademark offices or the courts to determine the priority of rights in our marks. The defense of intellectual property rights, interference, cancellation, or opposition proceedings, and other legal and administrative proceedings, would be costly and divert our technical and management personnel from their normal responsibilities. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation which disclosure could substantially diminish our competitive advantages, thus, resulting in decrease revenues and possible losses.

    We face competition and, if we are not able to effectively compete in our markets, our revenues and profits may decrease

Competitive pressures in our markets could adversely affect our competitive position, leading to a possible loss of market share or a decrease in prices, either of which could result in decreased revenues and profits. Our competitors are numerous, ranging from large multinational corporations, which have significantly greater capital resources, to relatively small and specialized firms. In addition to competing with fuel resellers, we also compete with the major oil producers that market fuel directly to the large commercial airlines and shipping companies. Such major oil producers do not include the PRC oil companies since under the PRC laws, petroleum producers are precluded from blending oil and oil products. Our business could be adversely affected because of increased competition from the larger oil companies who may choose to directly market to smaller airlines and shipping companies, or to provide less advantageous price and credit terms to us than our fuel reseller competitors.

    We rely on few significant providers for our raw material supplies

Presently, we purchase all of our raw materials only from Chinese suppliers. Our operating company, Xingyuan, maintains a contractual relationship with Panjin Liaohe Oil Field Dali Group Petrochemical Co., Ltd. (“Panjin”) for purchases of wax fuel oil, which we commenced in October 2005, which provides over 20% of raw materials as we need every year. We also purchase our heavy oil from PetroChina Company Limited, the largest oil and gas producer and distributor in China, from its Huhehaote refinery. Xingyuan also purchases, at market prices, rubber filling oil and extract oil from PetroChina Dalian Petrochemical Company, which provides over 35% of raw materials as we need every year. For more details, please refer to Supplies of Raw Materials discussion below. For the years ended December 31, 2007, 2008 and the six months ended June 30, 2009, purchases from our largest supplier accounted for 42%, 46% and 39%, respectively, of our total purchases of raw materials. For the same periods, our ten largest suppliers combined accounted for 78%, 86% and 86%, respectively, of our total purchases of raw materials. If our supply arrangements are disrupted or terminated, our business operations would suffer. Economic conditions and growth trends in our industry could materially and adversely affect our ability to maintain an adequate supply of raw materials necessary to maintain our operations.

    We may not be able to integrate profits from future acquisitions

Acquisitions of local providers of marine oil and other similar products and services in various cities along the eastern shore of China are a part of our growth strategy. Such growth path would present a number of challenges to us, including, without limitation, needs to integrate management teams, local infrastructure, profits, etc. of such companies. We provide no assurance that we will be able to successfully acquire any such business or that we would be able to integrate profits from such acquired companies.

    We are subject to a variety of environmental laws and regulations related to our refining, blending and storage operations. Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations

We are subject to various environmental laws and regulations that require us to obtain environmental permits for our operations. If we fail to comply with the provisions of our permit, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our operations. We are required to comply with extensive and complex environmental laws and regulations at various levels in the PRC relating to, among other things:

•	the handling of fuel and fuel products;
•	the operation of bulk fuel storage facilities;
•	workplace safety;
•	fuel spillage or seepage;
•	environmental damage; and
•	hazardous waste disposal.

If we are involved in a spill or other accident involving hazardous substances, if there are releases of fuel and fuel products we own, or if we are found to be in violation of environmental laws or regulations, we could be subject to liabilities that could have a material adverse effect on our business, financial condition and results of operations. If we should fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability. We cannot assure you that at all times we will be in compliance with environmental laws and regulations or our environmental permits or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

    We plan to substantially increase expenses after this offering. As a result, our historical financial statements are not indicative of future results and we must substantially increase revenues in order to become profitable

We plan to substantially increase our sales and marketing activities after this offering, as set forth in the Use of Proceeds of this prospectus. Accordingly, our historical financial statements are not indicative of future results. We will need to substantially increase revenues to become profitable after giving effect to our increased expense levels. If our sales do not increase substantially, we will be prevented from achieving profitable operations and our business may be negatively affected.

    We will incur increased costs as a result of being a public company

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. Moreover, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the Nasdaq Stock Market, have imposed additional requirements on corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. As a result of becoming a public company, we will need to adopt policies regarding internal controls and disclosure controls and procedures. We will also incur additional costs associated with our public company reporting requirements. It may also be difficult for us to attract and retain qualified persons to serve on our board of directors due to increased risks of liability to our directors under the new rules and regulations. We are currently evaluating and monitoring developments with respect to these new rules and regulations, and we cannot predict or estimate with any degree of certainty the amount or timing of additional costs we may incur. Our results of operations, cash flows and financial condition reflected in our combined and consolidated financial statements may not be indicative of the results of operations that we would have achieved had we operated as a public entity for all periods presented or of future results that we may achieve as a publicly traded company with our current holding company structure. Such variations may be material to our business.

    If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports. If we cannot provide financial reports or prevent fraud, our business reputation and operating results could be harmed. Inferior internal controls also could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Risks Related to our Corporate Structure and Doing Business in China

    Chinese laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such Chinese laws and regulations may materially and adversely affect our business

There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our VIE entity, Xingyuan, and its stockholders. We are considered a foreign person or foreign invested enterprise under Chinese law. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect on our business of the interpretation of existing or new Chinese laws or regulations. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services.

If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;
•	revoking our business license, other licenses or authorities;
•	requiring that we restructure our ownership or operations; and
•	requiring that we discontinue any portion or all of our business.

Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

    The contractual arrangements with Xingyuan and its shareholders may not be as effective in providing control over Xingyuan as direct ownership of Xingyuan and the shareholders of Xingyuan may have potential conflicts of interest with us

We have no ownership interest in Xingyuan and we conduct substantially all of our operations and generate substantially all of our revenues through contractual arrangements that our subsidiary, Fusheng, had entered into with Xingyuan and its shareholders, and such contractual arrangements are designed to provide us with effective control over Xingyuan.

We believe that these contractual arrangements are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. If we had direct ownership of Xingyuan, we would be able to exercise our rights as a shareholder to effect changes in the board of directors of Xingyuan, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level. Due to our VIE structure, we have to rely on contractual rights to effect control and management of Xingyuan, which exposes us to the risk of potential breach of contract by the shareholders of Xingyuan. In addition, as Xingyuan is jointly owned by its shareholders, it may be difficult for us to change our corporate structure if such shareholders refuse to cooperate with us.

    Xingyuan shareholders may have potential conflict of interest with us

The shareholders of Xingyuan may breach, or cause Xingyuan to breach, the contracts for a number of reasons. For example, their interests as shareholders of Xingyuan and the interests of our company may conflict and we may fail to resolve such conflicts; the shareholders may believe that breaching the contracts will lead to greater economic benefit for them; or the shareholders may otherwise act in bad faith. If any of the foregoing were to occur, we may have to rely on legal or arbitral proceedings to enforce our contractual rights, including specific performance or injunctive relief, and claiming damages. Such arbitration and legal proceedings may cost us substantial financial and other resources, and result in disruption of our business, and we cannot assure you of a favorable outcome.

In addition, as all of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through either arbitration or litigation in the PRC, they would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could further limit our ability to enforce these contractual arrangements. Furthermore, these contracts may not be enforceable in China if PRC government authorities or courts take a view that such contracts contravene PRC laws and regulations or are otherwise not enforceable for public policy reasons. In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over Xingyuan, and our ability to conduct our business may be materially and adversely affected.

    All of our assets are located in the PRC and all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government or uncertainties with respect to the PRC legal system could have a significant impact upon the business we may be able to conduct in the PRC and accordingly, on the results of our operations and financial condition

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Since 1979, the Chinese government has promulgated many new laws and regulations covering general economic matters. Despite this activity to develop a legal system, China’s system of laws is not yet complete. Even where adequate law exists in China, enforcement of existing laws or contracts based on existing law may be uncertain or sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China’s judiciary, in many cases, creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Our activities in China will also be subject to administrative review and approval by various national and local agencies of China’s government. Because of the changes occurring in China’s legal and regulatory structure, we may not be able to secure the requisite governmental approval for our activities. Although we have obtained all required governmental approval to operate our business as currently conducted, to the extent we are unable to maintain required governmental approvals, the Chinese government may, in its sole discretion, prohibit us from conducting our business.

The Chinese legal system is based on written statutes, and prior court decisions may be cited for reference, but have limited precedential value. Since 1979, a series of new Chinese laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. Since the Chinese legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us.

    Investors may not be able to serve process or enforce judgments on us or our related parties

Some of our directors, including our agent for service of process, are residents of China and not of the United States, and substantially all the assets of these Chinese persons are located outside the United States. As a result, it could be difficult for investors to effect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese officers, directors and other related parties. There is also uncertainty as to whether the courts in China would enforce judgments of United States courts against us or our directors and officers based on the civil liabilities provisions of the securities laws of the United States or any other state, or adjudicate an original action brought in China based upon the securities laws of the United States or any other state.

    The contractual arrangements entered into between our Chinese subsidiaries or between us and one of our Chinese subsidiaries and those arrangements entered into between us or one of our Chinese subsidiaries and an entity affiliated with us may be subject to audit or challenge by the Chinese tax authorities. A finding that we owe additional taxes could substantially reduce our net earnings and the value of your investment

Under Chinese laws and regulations, arrangements and transactions among affiliated parties may be subject to audit or challenge by the Chinese tax authorities. We could face material and adverse tax and financial consequences if the Chinese tax authorities determine that the contractual arrangements between our Chinese subsidiaries or between us and one of our Chinese subsidiaries or those arrangements entered into between us or one of our Chinese subsidiaries and an entity affiliated with us do not represent arm’s-length prices. As a result of such a determination, the Chinese tax authorities could adjust any of the income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions for Chinese tax purposes recorded by us or our Chinese subsidiaries or an increase in taxable income, all of which could increase our tax liabilities. In addition, the Chinese tax authorities may impose late payment fees and other penalties on us or our Chinese subsidiaries for under-paid taxes.

    All of our revenues are generated through Xingyuan, and we rely on payments made by Xingyuan to Fusheng, our subsidiary, pursuant to contractual arrangements to transfer any such revenues to Fusheng. Any restriction on such payments and any increase in the amount of PRC taxes applicable to such payments may materially and adversely affect our business and our ability to pay dividends to our shareholders

We conduct substantially all of our operations through Xingyuan, which generates all of our revenues. As Xingyuan is not owned by our subsidiaries, it is not able to make dividend payments to our subsidiaries. Instead, Fusheng, our subsidiary in China, entered into a number of contracts with Xingyuan, pursuant to which Xingyuan pays Fusheng for certain services that Fusheng provides to Xingyuan. However, depending on the nature of services provided, certain of these payments are subject to PRC taxes at different rates, including business taxes and VATs, which effectively reduce the amount that Fusheng receives from Xingyuan. We cannot assure you that the PRC government will not impose restrictions on such payments or change the tax rates applicable to such payments. Any such restrictions on such payment or increases in the applicable tax rates may materially and adversely affect our ability to receive payments from Xingyuan or the amount of such payments, and may in turn materially and adversely affect our business, our net income and our ability to pay dividends to our shareholders.

    The Chinese government exerts substantial influence over the manner in which we must conduct our business activities

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land-use-rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. The central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support China’s economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

    The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively

Xingyuan is our principal operating subsidiary, and Dalian Fusheng is a wholly foreign-owned enterprise, commonly known as a WFOE. A WFOE can only conduct business within its approved business scope, which ultimately appears on its business license. The scope of its business license includes consulting services in corporate, investment and corporate marketing areas as well as in commercial marketing. Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, it will be required to enter into a negotiation with the authorities for the approval to expand the scope of our business. We cannot assure investors that Xingyuan will be able to obtain the necessary government approval for any change or expansion of its business.

    We may be subject to fines and legal sanctions imposed by SAFE or other Chinese government authorities if we or our Chinese employees fail to comply with recent Chinese regulations relating to employee share options or shares granted by offshore special purpose companies or offshore listed companies to Chinese citizens

On December 25, 2006, the People’s Bank of China, or PBOC, issued the Administration Measures on Individual Foreign Exchange Control, and the corresponding Implementation Rules were issued by the PRC State Administration of Foreign Exchange, or “SAFE,” on January 5, 2007. Both of these regulations became effective on February 1, 2007. According to these regulations, all foreign exchange matters relating to employee stock holding plans, share option plans or similar plans with PRC citizens’ participation require approval from the SAFE or its authorized branch. On March 28, 2007, the SAFE issued the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Holding Plan or Stock Option Plan of Overseas-Listed Company, or the Stock Option Rule. Under the Stock Option Rule, Chinese citizens who are granted share options or shares by an offshore listed company are required, through a Chinese agent or Chinese subsidiary of the offshore listed company, to register with the SAFE and complete certain other procedures. We and our Chinese employees who may be granted share options or shares will be subject to the Stock Option Rule when we become an offshore listed company. If we or our Chinese employees fail to comply with these regulations, we or our Chinese employees may be subject to fines or other legal sanctions imposed by the SAFE or other Chinese government authorities.

    Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate, including our ability to pay dividends. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for any offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock

The SAFE issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies in mergers and acquisitions in China. The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities. The public notice also suggests that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company. The PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations. If any PRC resident stockholder of an offshore holding company fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity. Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. Because of uncertainty in how the SAFE notice will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans. For example, Xingyuan’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders. Failure by our PRC resident beneficial holders could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit Xingyuan’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and the SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from an offering of securities into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt any offering before settlement and delivery of the securities offered. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur. Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to us.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

    SAFE rules and regulations may limit our ability to transfer the net proceeds from this offering to Xingyuan, our VIE in the PRC, which may adversely affect the business expansion of Xingyuan, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies, or establish other VIEs in the PRC

On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. The notice requires that the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies. The use of such Renminbi capital may not be changed without SAFE’s approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, such as heavy fines. As a result, Circular 142 may significantly limit our ability to transfer the net proceeds from this offering to Xingyuan through our subsidiary in the PRC, which may adversely affect the business expansion of Xingyuan, and we may not be able to convert the net proceeds from this offering into Renminbi to invest in or acquire any other PRC companies, or establish other VIEs in the PRC.

    The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the dollar appreciate against the Renminbi.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by Chinese exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

    Governmental control of currency conversion may affect the value of your investment

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive the majority of our revenues in Renminbi. Shortages in the availability of foreign currency may restrict the ability of our subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy its foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends, if any, in foreign currencies to our shareholders.

    Inflation in the PRC could negatively affect our profitability and growth

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services. On March 18, 2008, China’s central bank, the People’s Bank of China, announced that the bank reserve ratio would rise half of a percentage point to 15.5% effective March 25, 2008 in an effort to reduce inflation pressures hours after Premier Wen Jiabao highlighted inflation as a major concern for the government. China’s consumer price index growth rate reached 8.7% year over year in 2008.

    Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

    If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

    Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, in the PRC could adversely affect our operations

A renewed outbreak of SARS, Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where all of our sales occur, could have a negative effect on our operations. Our business is dependent upon our ability to continue to manufacture products. Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,
•	the sickness or death of our key officers and employees, and
•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

    Adverse changes in political and economic policies of the PRC government could have a material and adverse effect on the overall economic growth of China, which could reduce the demand for our products

Most of our business operations are conducted in China and most of our revenues are generated in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, the level of development, the growth rate, the control of foreign exchange, and the allocation of resources.

While the Chinese economy has grown significantly in the past 30 years, the growth has been uneven geographically among various sectors of the economy, and during different periods. We cannot assure you that the Chinese economy will continue to grow, or that if there is growth, such growth will be steady and uniform, or that if there is a slowdown, such slowdown will not have a negative effect on our business. For example, the Chinese economy experienced high inflation in the second half of 2007 and the first half of 2008. China’s consumer price index soared 7.9% during the six months ended June 30, 2008 as compared to the same period in 2007. To combat inflation and prevent the economy from overheating, the PRC government adopted a number of tightening macroeconomic measures and monetary policies, including increasing interest rates, raising statutory reserve rates for banks and controlling bank lending to certain industries or economic sectors. However, due in part to the impact of the global crisis in financial services and credit markets and other factors, the growth rate of China’s gross domestic product has decreased to 6.8% in the fourth quarter of 2008, down from 11.9% reached in the second quarter of 2007. As a result, beginning in September 2008, among other measures, the PRC government began to loosen macroeconomic measures and monetary policies by reducing interest rates and decreasing the statutory reserve rates for banks. In addition, in November 2008 the PRC government announced an economic stimulus package in the amount of $586 billion. We cannot assure you that the various macroeconomic measures, monetary policies and economic stimulus package adopted by the PRC government to guide economic growth and the allocation of resources will be effective in sustaining the fast growth rate of the Chinese economy. In addition, such measures, even if they benefit the overall Chinese economy in the long-term, may adversely affect us.

    A downturn in the economy of the PRC may slow our growth and profitability

The Chinese economy has grown at an approximately 9% annual rate for more than 25 years, making it the fastest growing major economy in recorded history. In 2007, China’s economy grew by 11.4%, the fastest pace in 11 years, according to the National Bureau of Statistics. We cannot assure you that growth of the Chinese economy will be steady, that inflation will be controllable or that any slowdown in the economy or uncontrolled inflation will not have a negative effect on our business. Several years ago, the Chinese economy experienced deflation, which may recur in the future. More recently, the Chinese government announced its intention to continuously use macroeconomic tools and regulations to slow the rate of growth of the Chinese economy, the results of which are difficult to predict. Adverse changes in the Chinese economy will likely impact the financial performance of a variety of industries in China that use or would be candidates to use our products. If such adverse changes were to occur, our customers and potential customers could reduce spending on our products and services.

    Contract drafting, interpretation and enforcement in China involves significant uncertainty

We have entered into numerous contracts governed by PRC law, many of which are material to our business. As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations. As a result, contracts in China are more vulnerable to disputes and legal challenges. In addition, contract interpretation and enforcement in China is not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties. Therefore, we cannot assure you that we will not be subject to disputes under our material contracts, and if such disputes arise, we cannot assure you that we will prevail.

    Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which it is required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with such training. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

Risks relating to the Investment in Our Securities

    There may not be an active, liquid trading market for our common stock

Prior to this offering, there has been no public market for our common stock. An active trading market for our common stock may not develop or be sustained following this offering. You may not be able to sell your common shares at the market price, if at all, if trading in our common shares is not active. The initial public offering price was determined by negotiations between us and the placement agent based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

    The market price for our common shares may be volatile, which could result in substantial losses to investors

When our securities are listed and trading on the Nasdaq Capital Market, the market price for such securities is likely to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in the price of the raw materials;
•	changes in the Chinese economy;
•	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	additions or departures of key personnel; or
•	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our common shares in negative market fluctuation, they may not receive a price per ordinary share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their investment in our common shares.

    If our financial condition deteriorates, we could be delisted by the Nasdaq Capital Market and our shareholders could find it difficult to sell our securities

Upon completion of this offering, we expect our securities, common stock to trade on the Nasdaq Capital Market. In order to qualify for listing on the Nasdaq Capital Market upon the completion of this offering, we must meet the following criteria:

•	(i) We must have been in operation for at least two years, must have shareholder equity of at least $5,000,000 and must have a market value for our publicly held securities of at least $15,000,000; OR (ii) we must have shareholder equity of at least $4,000,000, must have a market value for our publicly held securities of at least $15,000,000 and must have a market value of our listed securities of at least $50,000,000; OR (iii) we must have net income from continuing operations in our last fiscal year (or two of the last three fiscal years) of at least $750,000, must have shareholder equity of at least $4,000,000 and must have a market value for our publicly held securities of at least $5,000,000; and
•	The market value of our common shares held by non-affiliates must be at least $1,000,000;
•	The market value of our common shares must be at least $5,000,000;
•	The minimum bid price for our common shares must be at least $4.00 per share;
•	We must have at least 300 round-lot shareholders;
•	We must have at least 3 market makers; and

•	We must have adopted NASDAQ-mandated corporate governance measures or qualified for certain exemptions therefrom.

The Nasdaq Capital Market also requires companies to fulfill specific requirements in order for their securities to continue to be listed. In order to qualify for continued listing, we must meet the following criteria:

•	(i) Our shareholders’ equity must be at least $2,500,000; OR (ii) the market value of our listed securities must be at least $35,000,000; OR (iii) our net income from continuing operations in our last fiscal year (or two of the last three fiscal years) must have been at least $500,000;
•	The market value of our common shares held by non-affiliates must be at least $500,000;
•	The market value of our common shares must be at least $1,000,000;
•	The minimum bid price for our common shares must be at least $1.00 per share;
•	We must have at least 300 shareholders;
•	We must have at least 2 market makers; and
•	We must have adopted NASDAQ-mandated corporate governance measures, including a Board of Directors comprised of a majority of independent directors, an Audit Committee comprised solely of independent directors and the adoption of a code of ethics among other items.

We have relied on an exemption to the blue sky registration requirements afforded to “covered securities”. Securities listed on Nasdaq are “covered securities.” If we were to be unable to meet the listing standards, then we would need to register the offering in each state in which we plan to sell common shares, and there is no guarantee that we would be able to register in all or any of the states in which we plan to offer the securities.

In addition, if our securities are delisted from Nasdaq at some later date, we may apply to have our common shares quoted on the Bulletin Board maintained by FINRA or in the “pink sheets” maintained by the National Quotation Bureau, Inc. The Bulletin Board and the “pink sheets” are generally considered to be less efficient markets than Nasdaq. In addition, if our common shares are not so listed or are delisted at some later date, our common shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our common shares might decline. If our common shares are not so listed or are delisted from Nasdaq at some later date or were to become subject to the penny stock regulations, it is likely that the price of our common shares would decline and that our shareholders would find it difficult to sell their common shares.

    Shares eligible for future sale may adversely affect the market price of our common shares, as the future sale of a substantial amount of outstanding common shares in the public marketplace could reduce the price of our securities

The market price of our common shares could decline as a result of sales of substantial amounts of our common shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common shares. All of the common shares sold by our company in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any common shares purchased by our “affiliates,” as defined in Rule 144 of the Securities Act. The remaining common shares will be “restricted securities” as defined in Rule 144. These common shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

    You will experience immediate and substantial dilution

The initial public offering price of our common shares is expected to be substantially higher than the pro forma unaudited net tangible book value per share of our common shares. Therefore, assuming the completion of the offering, if you purchase common shares in this offering, you will incur immediate dilution of approximately $3.15 or approximately 63% in the pro forma unaudited net tangible book value per ordinary share from the price per ordinary share that you pay for the common shares. Accordingly, if you purchase common shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

    We may use the proceeds in ways with which you may not agree

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our ordinary share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. Although we have determined to use approximately 35% of the proceeds from this offering for acquisition purposes, we have not identified any target for acquisition or commenced negotiation regarding any acquisition. We cannot guarantee that we will be successful in locating or consummating any acquisition. See “Use of Proceeds.”

Determination of Offering Price

The offering price of our common stock was arbitrarily determined by our management after consultation with the Representatives and were based upon consideration of various factors including our history and prospects, the background of our management and current conditions in the securities markets. The price of our common stock does not bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price of our common stock be regarded as an indicator of any future market price of our securities.

Use of Proceeds

We estimate that the net proceeds from the sale of 2.5 million shares of our common stock in the offering will be approximately $16.0 million, assuming an initial public offering price of $7.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $18.6 million which additional proceeds will be used for working capital needs. We intend to use the net proceeds of the offering as follows:

	Amount (in thousands)	% (approximately)
Sales & Marketing(1)	$1,400	8.8%
Research & Development(2)	$2,000	12.5%
Capital Improvement(3)	$4,500	28.1%
Potential Acquisitions(4)	$5,300	33.1%
Working Capital	$2,800	17.5%
Total:	$16,000	100%

(1)	Represents a projected increase in our spending on advertising, expanding our sales & distribution network and strengthening our technical service force.
(2)	Represents proposed expenditures on research and development of new and improving existing brands of marine fuel offered by the Company as well as collaboration with domestic and foreign research institutions.
(3)	Represents planned upgrade and investment in Donggang Berth facilities to provide better access for fishing vessels. Also includes increasing the storage capacity of blending tanks in Shidao and Nanlian to enhance their status as marine fuel production bases and distribution centers.
(4)	We may enter into acquisitions of other marine oil-oriented businesses in our geographic area and other parts of China. As of the date of this prospectus, however, we have not entered into letter of intent with any potential acquisition targets. In addition, a portion of these funds may be used to initiate and/or complete construction projects at various storage and berth sites.

The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, the amount of cash generated or used by our operations and competition and other factors described in the section entitled “Risk Factors” appearing elsewhere in this prospectus. Although we currently have no agreements or commitments to complete any acquisitions or other such transactions and have not allocated funds in our business plan for any specific acquisitions, we believe that the proceeds from this offering will enable us to more effectively pursue strategic opportunities when and as we identify them. We currently estimate that we will use approximately $5.3 million of the net proceeds towards acquisitions that may be identified in the future. Based on our acquisition criteria and the portion of the purchase price of each acquisition that we expect to pay in cash at the closing, we believe that amount will be sufficient to fund the initial costs of several acquisitions over the next several years. We will have discretion in the application of the net proceeds. Pending the uses described above, we intend to invest the net proceeds of this Offering in short-term, interest-bearing, investment-grade securities. Our ability to allocate the proceeds of this offering as described above may be limited by the PRC government regulations over the flow and use of capital of a foreign-invested entity. Pursuant to SAFE Circular 142 (a notice regulating the conversion of foreign currency into Renminbi by a foreign invested company), RMB obtained from the settlement of capital of a foreign invested company must be used within the scope of business previously approved by the PRC governmental agency. Unless so specifically approved, the RMB capital may not be used for PRC domestic equity investment. Following the adoption of Circular 142, all banks in the PRC must now require a capital verification report issued by a qualified accounting firm, along with certain supporting documentation stating the intended use of such RMB capital. Circular 142 does not preclude foreign invested company from purchasing equity interests in Chinese domestic enterprises, provided, however, that the foreign invested company obtains the prior approval from the governmental agency overseeing these matters before investing into such PRC companies. For additional discussion, please refer to the “SAFE rules and regulations may limit our ability. . .” risk factor on page 18 of this prospectus.

Dividend Policy

Our operating entity, Xingyuan, paid dividends to the security holders of the company in the fiscal years 2006 and 2007 in the amounts of $241,970 and $347,532, respectively. No dividends were paid in 2008. Andatee has never paid cash dividends or distributions to its equity owners. We do not expect to pay cash dividends on our common stock, but, instead, intend to utilize available cash to support the development and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board and will depend on a number of factors, including but not limited to, future operating results, capital requirements, financial condition and the terms of any credit facility or other financing arrangements we may obtain or enter into, future prospects and in other factors our Board may deem relevant at the time such payment is considered. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount they will be paid.

Capitalization

The following table sets forth our capitalization as of June 30, 2009. You should read this table in conjunction with “Management’s Discussion and Analysis” and the financial statements and accompanying notes included elsewhere in this prospectus. Such information is set forth on the following basis:

•	on an actual basis, and
•	on an adjusted basis, giving effect to the sale of securities in this offering and the application of the net proceeds from this offering as described under “Use of Proceeds,” and assumes that the underwriters do not exercise their over-allotment option.
•	In the “As adjusted” case, we assume that the offering price is $7.0 per share, no over-allotment option ever exercised. A $1.00 increase or decrease in the assumed initial public offering price per share would result in an increase or decrease of the total shareholders’ equity and total capitalization by approximately $2.25 million, after deducting the underwriting discounts and commissions and assuming no exercise by the underwriters of their over-allotment option.

	June 30, 2009
	Actual	As adjusted
Debt
Notes payable	—	—
Loans	8,765,778	8,765,778
Total indebtedness	8,765,778	8,765,778
Shareholders’ equity
Preferred Stock, $.001 par value per share, 10,000,000 shares authorized, none issued or outstanding
Common Stock, $.001 par value per share, 50,000,000 shares authorized; 6,000,000 shares issued and outstanding as adjusted, 8,500,000 shares issued and outstanding(1)	6,000	8,500
Additional paid in capital	9,533,619	25,531,119
Retained profits	4,787,750	4,787,750
Total shareholders’ equity	14,327,369	30,327,369
Total capitalization	23,093,147	39,093,147

(1)	On October 19, 2009, we effected a reverse share split whereby all of our issued and outstanding 8,000,000 common stock shares were converted into 6,000,000 common stock shares. The reverse share split has been retroactively reflected in this prospectus so that share number and per share price are presented as if the reverse share split had occurred from our inception.

Dilution

If you invest in our securities, the book value of your common stock will be diluted to the extent of the difference between the public offering price attributable to each share of common stock and the adjusted net tangible book value per share of our common stock immediately following the completion of this offering. Net tangible book value represents the amount of our total consolidated tangible assets, minus the amount of our total consolidated liabilities. For the purposes of the dilution computation and the following tables, we have allocated the full purchase price of a Unit to the shares of common stock included in the Unit and none to the warrant.

Investors participating in this offering will incur immediate, substantial dilution. Our net tangible book value as of June 30, 2009 was $11.6 million, or $1.93 per share (unaudited) based on 6,000,000 shares of common stock outstanding. Assuming the sale by us of 2,500,000 shares of common stock offered in this offering at an assumed public offering price of $7 per share, and after deducting the estimated underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of June 30, 2009 would have been $27.6 million, or $3.25 per share. This represents an immediate increase in net tangible book value of $1.32 per share to our existing stockholders and an immediate dilution of $3.75 per share to the new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Assumed initial public offering price per share	$7.00
Net tangible book value per share as of June 30, 2009	$1.93
Increase in net tangible book value per share attributable to this offering	$1.32
Pro forma net tangible book value per share after giving effect to this offering	$3.25
Amount of dilution in net tangible book value per share to new investors in this offering	$3.75

The following table sets forth, on an as adjusted basis as of June 30, 2009, the difference between the number of shares of common stock purchased from, the total cash consideration paid, and the average price per share paid by our existing stockholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $7 per share of common stock:

	Share Purchased		Total Cash Consideration		Average Price Per Share
	Number	Percent	Amount (In thousands)	Percent
Existing stockholders	6,000,000	71%	$6	0%	$0.001
New investors	2,500,000	29%	$17,500	100%	$7.00
Total	8,500,000	100%	$17,506	100%	$2.06

*	The table below shows what happens when over-allotment option exercised

	Share Purchased		Total Cash Consideration		Average Price Per Share
	Number	Percent	Amount (In thousands)	Percent
Existing stockholders	6,000,000	68%	$6	0%	$0.001
New investors	2,875,000	32%	$20,125	100%	$7.00
Total	8,875,000	100%	$20,131	100%	$2.27

The total consideration amount for shares of common stock held by our existing stockholders includes total cash paid for our outstanding shares of common stock as of June 30, 2009. If the underwriters’ over-allotment option of 375,000 shares of common stock is exercised in full, the number of shares held by existing stockholders will be reduced to 68% of the total number of shares to be outstanding after this offering; and the number of shares held by the new investors will be increased to 2,875,000 shares, or 32%, of the total number of shares of common stock outstanding after this offering.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Management’s Discussion and Analysis and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. The discussion in this section contains forward-looking statements that involve risks and uncertainties. As a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus, our actual future results may be materially different from what we expect.

Overview

Andatee China Marine Fuel Services Corporation was incorporated in July 2009 under the laws of the State of Delaware. We carry out all of our business through wholly-owned Chinese subsidiary, Fusheng, and our variable interest entity (VIE), Xingyuan, and its subsidiaries. Variable Interest Entity is an entity under FASB Interpretation No. 46R (“Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”) where equity investors do not have the characteristics of a controlling financial interest. Through Xingyuan, we are a leading marine fuel supplier along the coast of east China. Our products include cargo vessel fuel classified as CST180 and CST120, fishing boat fuel classified as #3 and #4, which are close substitutes for diesel used throughout the region’s fishing industry. As the largest privately owned company engaged in marine fuel industry in northern China, we hold a market share of approximately 25% in the area of Bohai Bay. We produce, store, distribute and trade the blended marine fuel oil for cargo and fishing vessels. Backed by core facilities, including storage tanks, tankers and berths, our sales network covers major depots along the towns of Dandong, Shidao and Shipu, which are famous for their fishing tradition and industry.

Business Development and Outlook

Since our inception in 2001, we have taken several steps to increase investment in facilities and product line expansion in order to provide our customers with easier access to our products and services and to build a delivery network closer to target market. These steps include acquiring additional local companies and facilities, and development of new products, all aimed at meeting customer demands in various markets. Historically, we have funded these activities from our working capital.

In December 2008, we entered into an agreement with the shareholder of Xingshan Nanlian, which is located in Shipu town, Xiangshan county, Zhejiang Province. We purchased a 63% ownership stake in Xiangshan Nanlian for a purchase price of approximately $2.2 million (RMB15.12 million). This acquisition allowed us to build a stronghold in an important fishing port in southern China. We estimate the market for marine fuel in Shipu to exceed 300,000 tons per year, which, at current prices equates to approximately $240 million. We believe that Xingshan Nanlian’s presence in the market combined with our blended marine fuel production capabilities will enable us to increase our market share to 15 – 20% and to continue our expansion through acquisitions of local market participants and intensified marketing efforts.

Also in late December 2008, we entered into an agreement with shareholders of Rongcheng Xinfa to acquire its 90% ownership stake in the entity for a purchase price of approximately US$1.45 million (RMB9.9 million). Rongcheng Xinfa engaged in distribution of marine fuel oil in the surrounding areas of Shidao town, Rongcheng city, Shandong Province, with heavily concentrated and developed fishing industry. We currently sell approximately 350,000 tons per year which represents approximately one third of the market. We intend to expand our business by enhancing our relationships with our existing customers, diversifying our products to meet customers’ needs and pursuing the strategy of acquisitions of local players in the marketplace.

The following are material terms of various related agreements with Xinfa and Nanlian:

Share Transfer Agreement — Chen Weiwen, Ke Guoan and Dalian Xingyuan entered into a Share Transfer Agreement dated December 31, 2008 pursuant to which Dalian Xingyuan acquired 63% of Xiangshan Yongshinanlian Petroleum Co., Ltd. (“Xiangshan Nanlian”) in exchange for Dalian Xingyuan’s payment of RMB2,120,000 on January 8, 2009 and its agreement to, before January 25, 2010, either (i) pay RMB13,000,000 to the account of Xiangshan Nanlian or (ii) send oil product of equivalent value to Xiangshan Nanlian’s storage facilities. Upon payment by Dalian Xingyuan of the full consideration for the transfer of ownership interests, a RMB13 million loan from Baotou Commercial Bank, Ningbo Branch, will become the debt of Xiangshan Nanlian. Under the terms of the agreement, Chen Weiwen is in charge of Xiangshan

Nanlian’s sales and Dalian Xingyuan is in charge of purchases. Chen Weiwen has the right to require Dalian Xingyuan to purchase his 37% ownership interest in Xiangshan Nanlian after the year 2010 for a purchase price of RMB8,880,000. If Dalian Xingyuan fails to comply with such demand within 30 days, a daily 1% penalty will accrue until the purchase is consummated.

Equity Replacement Agreement — Shandong Xinfa Fishery Group Co., Ltd., Wang Hongli, Wang Mingli and Dalian Xingyuan entered into an Equity Replacement Agreement pursuant to which Dalian Xingyuan acquired 90% ownership of Rongcheng Xinfa Petroleum Company in exchange for Dalian Xingyuan’s issuance of 2,475,000 shares of its common stock, equal to 3.96% ownership of Dalian Xingyuan and a value of approximately RMB9.9 million.

We have established strong ties with our upstream suppliers. Our top raw material suppliers are either state-owned enterprises or supported by state-owned enterprises, from which we received in excess of 60% of our total raw supplies purchases in 2008 and 2007. We also benefit from these relationships by being able to lease advanced facilities from our suppliers, which reduces our transportation costs and time and expedites deliveries of raw materials and, thus, improves customer service. China Petroleum, the PRC’s largest petroleum company, is our leading supplier with branches or subsidiaries located in northern China.

In late 2008, we undertook the following steps designed to reduce the overall production and transportation costs:

•	built own and acquired other distributing facilities to increase our profit margin and sales, enhance our brand and decrease the adverse impact of oil price volatility
•	established regional purchase center, controlling all information collection and analysis, order making and logistics, which allows us to negotiate favorable pricing and volume discounts and maintain an appropriate sale levels
•	worked closely with the managements of the acquired companies to obtain an in-depth knowledge of local markets and developed a list of suppliers to reduce the purchase cost of certain raw materials.
•	relocated our production and storage centers closer to our end users which allows us more opportunity to develop an efficient and flexible manufacturing and operational infrastructure and enjoy savings on transportation costs.

Since 2006, our overall strategy has been to (i) increase our share of retail sales since such sales had shown to be less price-sensitive than our sales to the distributors, (ii) acquire our own retail facilities to reduce the risk of opportunistic negotiations from our retail customers during periods of volatile oil prices and (iii) build retail points in strategic locations (often close to other, recently acquired locations) to capture a majority of active local markets. During 2007 and 2008, oil prices had been steadily increasing, hitting record high of $145 a barrel in July of 2008. During 2007, we improved our profit margin from 5.08% to 5.59% by selling more of our products to our retail customers, which accounted for 32% of our total sales (an increase of almost 20% as compared with the period in 2006) and our retail sales rose to 39% of the total sales in 2008. We believe that maintaining our retail sales and distribution channels translate into stable gross margins which can help offset the pressure imposed on our profit margin by crude oil price downturn. We believe that higher retail sales and closer ties with our end users as well as wider distribution network are at the core of our strength and business viability going forward. We intend to (i) control more facilities closer to end markets, through business acquisitions, partner cooperation, building local platform for our products and added-value services, which would enhance the brand awareness of the “Xingyuan” brand and (ii) expand our product line and upgrade production facilities to explore the increasing markets opportunities and increase our share in retail market.

We maintained gross profit margins of 5.03%, 5.54% and 5.32% in 2006, 2007 and 2008, respectively. We had revenues of US$112.6 million, US$106.4 million and US$79.2 million and net income attributable to our shareholders of US$0.98 million, US$1.96 million and US$1.48 million in 2006, 2007, and 2008, respectively.

Principal Factors Affecting our Financial Performance

We believe that the following factors will continue to affect our financial performance:

•	Increasing demand for blended marine fuel — The increasing demand for blended marine fuel has a positive impact on our financial position. The strong growth in the blended marine fuel industry since 2002 has been driven by several factors, including, among others, steady population growth in the PRC, improvements in the living standards, national energy conservation efforts.
•	Expansion of our sources of supply, production capacity and sales network — To meet the increasing demand for our products, we need to expand our sources of supply and production capacity. We plan to make capital improvements in our existing production facilities, which would improve both their efficiency and capacity. In the short-run, we intend to increase our investment in our reliable supply network, personnel training, information technology applications and logistic system upgrades.
•	Fluctuations in Crude Oil Price — We use oil refinery by-products as raw materials for our production. The recent increase in oil prices had a direct impact on the price we pay for these products. However, we mitigated this in the short-term by increasing the price of our products and passing the entirety of the increase to our customers.

Components of Revenue and Expenses

Revenue

We generate revenues from the sale of our blended marine fuel products. The revenues we report are net of value-added taxes, or VAT, levied on our products. Currently, our products, all of which were sold in China, are subject to a VAT at a rate of 17% of the gross sales price or at a rate approved by the Chinese government. Pursuant to the Provisional Regulation of China on Value Added Tax and its implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of processing, repairs and replacement services and the importation of goods in China are generally required to pay the VAT.

In 2007 and 2008, our revenues were US$106.45 million and US$79.19 million respectively. The reason for this decline was mainly due to the diminished level of global economic activity and following recession triggering worldwide inventory liquidation and commodity price free fall in fourth quarter of 2008. We exerted significant effort to shift from wholesaler/distributor to end-user bases and increase the ratio of retail in the total sales. Before October 2007, we were a joint-venture company through a subsidiary of China Petroleum in Northern China (largest petroleum company in China). We eventually were able to purchase 100% of the joint venture. We still enjoy a strong relationship with China Petroleum which is evidenced by having the only privately owned blending, berthing and pipelines inside of the largest oil refinery (China Petroleum owned) in the Northern Region of the PRC. As a result of us acquiring the joint venture, our sales dropped 5.5% mainly due to our focus on the transaction. Our drop in sales during 2008 was mainly due to the historic fluctuation in oil prices, the global recession and a lack of having our own distribution channels. During the global recession in 2008, the market experienced worldwide inventory liquidation and a steep decline in commodity prices during the second half of the year. We decided to reduce production and inventory as a method to control the risk associated with these unprecedented fluctuations. Additionally, we believed the market was ripe to begin building up our own distribution. We began in northern Bohai bay in Liaoning province where we began building significant facilities and targeting other existing locations in active markets such as Shandong and Zhejiang province. From 2006 to 2008, retail sale account increased from 14%, 32% and to 38%, respectively. We believe that this is a strong indication that executing our strategy of migrating to more retail sales. In 2007, the total volume of marine fuel sold was approximately 235,000 tons, decreasing by 21,000 or 8.2% as compared with 256,000 tons sold in 2006; the retail sale increased from 34,500 tons sold in 2006 to 74,900 tons sold in 2007, an increase of almost 120%, which was largely due to one product, equivalent to 180CST, being introduced in the market, which permitted refueling-at-sea transactions in 2007. In 2008, the total market demand for marine fuel was 127,000 tons, down by 108,000 tons or 46% compared with the figure in 2007; the retail sales also suffered a decline from 74,900 tons to 49,000 tons during the same period. The global economic downturn had adverse effects on our operations as we saw oil prices collapse and market demand substantially decrease, but the shift of our business model toward more end-user oriented based helped the company to mitigate the negative macroeconomic effects. Even though most oil related businesses in the PRC suffered significant losses in 2008, we managed to realize $1.48 million in net profits and improved our profit margin. In 2008, we invested in Donggang to build facilities near the port where fish boats and vessels have heavy traffic, while in Shidao Shandong province we enhanced the cooperation with our distributors to allow us to utilize their facilities to serve our customers directly.

Cost of Revenue

Our cost of revenue consists primarily of direct costs to produce our products, including raw material costs, salaries and related manufacturing personnel expenses, transportation costs, and repair and maintenance costs. Our costs of revenue were US$106.94 million, US$100.55 million, US$74.97 million and US$46.67 million in 2006, 2007, 2008 and the six months ended June 30, 2009, respectively.

Raw material costs account for over 95% of the cost of revenue, and the raw materials we use are generally the by-products produced by refineries. We believe that our long standing relationship with major suppliers in the region can provide the supply and price stability that we require in our operations. In our case, we have a long standing contractual relationship with China Petroleum Dalian Branch, Panjin Branch, etc. which, historically, provide, over 20% of all raw materials, with other supplies, including Beijing Xinshengshibo, Fushun Shengli, Qingfao Anbang providing the remaining of our need for raw materials.

Gross Margins

Our gross profit margins in 2006, 2007, 2008 and the six months ended June 30, 2009 were 5.03%, 5.54%, 5.32% and 12.07%, respectively. Our gross profit margins are impacted by changes in the average prices of our products, product sales mix, the ratio of retail to wholesale and our raw material purchasing price. The average prices of our products are subject to the fluctuations in world crude oil prices and, most recently, have also been affected by the challenging global economic conditions.

Since the average prices and gross margins of our products vary by product line, changes in our product sales mix will also impact our overall gross margins. Our marine fuel 3# generally has higher gross profit margins than marine fuel 4# and 180 CST. In addition, our new products, such as marine fuel 2#, which we introduced in June 2007, generally have higher gross profit margins than those in previous periods. As a result, our gross profit margin is affected by the proportion of sales of our higher gross profit margin products as compared to sales of our lower gross profit margins products.

Selling Expenses

Our selling expenses consist primarily of employee compensation and benefits for our sales and marketing staff, expenses for promotional and advertising activities. Our selling expenses were US$2.2 million, US$1.1 million, US$1.5 million and US$1.3 million in 2006, 2007, 2008 and the six months ended June 30, 2009, respectively.

Our selling expenses as a percentage of revenue have decreased from almost 2% in 2006 to 1.9% in 2008, primarily as a result of strict expense management. In the near term, we expect that certain components of our selling expenses will increase as we step up efforts to expand our presence in new markets in China. Specifically, we expect that product promoting expenses will increase as we improve the awareness among customers in Donggang and Xiangshan. In addition, we also expect salary expenses to increase as we continue to hire additional sales representatives to help broaden our end-user customer base. This anticipated increase in selling expenses is a part of our plan to grow and support our extensive distribution network.

General and Administrative Expenses

Our general and administrative expenses consist primarily of employee compensation and benefits for our general management, finance and administrative staff, depreciation and amortization with respect to equipment used for general corporate purposes, professional, legal and consultancy fees, and other expenses incurred for general corporate purposes. Our general and administrative expenses were US$1.88 million, US$1.89 million, US$0.85 million and US$0.8 million in 2006, 2007, 2008 and the six months ended June 30, 2009, respectively.

From 2006 to 2008, our general and administrative expenses decreased by US$1.0 million or 55%, primarily due to cut in labor expenses and entertainment expenses. We expect that our overall general and administrative expenses will increase after the closing of this offering due to the continued expansion of our business and the various additional legal, accounting and other requirements that will be applicable to us as a public company in the United States. Our general and administrative expenses as a percentage of revenue were 1.67%, 1.78%, 1.07% and 1.52% for 2006, 2007, 2008 and the six months ended June 30, 2009, respectively. In general, as a percentage of revenue, we expect that general and administrative expenses will continue to be approximately 1.5% of our revenues.

Interest Expense

Interest expense is paid on our outstanding bank debt obligations on a quarterly or monthly basis. Our interest expense as a percentage of revenue was 0.30%, 0.32%, 0.0008% and 0.12% in 2006, 2007, 2008 and the six months ended June 30, 2009, respectively.

Other Income

Other income is primarily comprised of gains on disposal of property and tax refunds from local government.

Critical Accounting Policies

We prepare financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the amounts reported in our combined and consolidated financial statements and related notes. We periodically evaluate these estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

We primarily generate revenue from blended products sales to distributors and end users. We also generate revenue from raw materials sales. We consider revenue from the sale of our blended products and raw materials realized or realizable and earned upon meeting all of the following criteria: persuasive evidence of a sale arrangement exists, delivery has occurred, the price to the distributor is fixed or determinable, and collectability of payment is reasonably assured. These criteria are met at the time of shipment when the risk of loss passes to the distributor or end user. Revenue represents the invoiced value of sold goods, net of VAT. Our products, all of which are sold in China, are subject to a Chinese VAT at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by VAT we paid on raw materials and other materials included in the cost of producing the finished product. The VAT amounts paid and available for offset are maintained in our current liabilities.

Accounts Receivables

During the normal course of business, we extend to some of our customers interest-free unsecured credit for an initial term of 30 – 60 days, depending on a customer’s credit history, as well as local market practices. Our accounts receivable turnover in days for 2007, 2008 and the six months ended June 30, 2009 were 10, 10 and 7 days, respectively. Since 2007, we reviewed our accounts receivables quarterly and determined the amount of allowances, if any, necessary for doubtful accounts. Historically, we have not had any bad debt write-offs and, as such, we do not provide an arbitrary reserve amount for possible bad debts based upon a percentage of sales or accounts receivable balances. Rather, we review our accounts receivable balances to determine whether specific reserves are required due to such issues as disputed balances with customers, declines in customers’ credit worthiness, or unpaid balances exceeding agreed-upon terms. Based upon the results of these reviews, we determine whether a specific provision should be made to provide a reserve for possible bad debt write-offs.

Since 2007, we also communicated with our customers each month to identify any potential issues and reassess our credit limits and terms with them based on their prior payment history and practice. We also plan to continue building upon our existing relationships and history with each of our customers to assist us in the full and timely collection of outstanding payments.

As of December 31, 2007 and 2008, and June 30, 2009, we had outstanding accounts receivable totaling US$2.90 million, US$1.69 million and US$2.46 million, respectively, among which, doubtful debts was identified at amount of US$81,712, US$175,887 and US$176,128, respectively, and allowance had been provided. We believe that the remaining outstanding amounts will be collected pursuant to the terms, conditions, and within the time frames agreed upon between our customers and us primarily due to the enhanced collection measures.

During the reported periods, we did not experience any material problems relating to distributor payments and had no bad debt write-offs.

Inventories

We state inventories at the lower of cost or market value. We determine cost on a weighted average basis and we include all expenditures incurred in bringing the goods to the point of sale and putting them in sellable condition. Our accounting for inventory is described in our Notes to Combined and Consolidated Financial Statements December 31, 2006, 2007 and 2008 included elsewhere in this prospectus. We evaluate inventory periodically for possible obsolescence of our marine fuel products to determine if a provision for obsolescence is necessary.

Assessment of Impairment for Long-lived Assets

Our long-lived assets include fixed assets, intangible assets and goodwill. Fixed assets comprise property & buildings, marine bunker, boiler equipment, laboratory equipment, transportation vehicles and other office equipment, and are depreciated over the estimated useful lives of the assets on a straight-line basis. Intangible assets mainly comprise land use right and other finite-lived intangible assets. We amortize the cost of intangible assets over their expected future economic lives. Goodwill represents the excess of the purchase price over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed upon the business acquisitions. Goodwill is stated at cost less provision for impairment loss. Management’s judgment is required in the assessment of the economic lives of intangible assets and useful lives of the fixed assets. Based on the existence of one or more indicators of impairment, we measure any impairment of fixed assets, intangible assets and goodwill based on a projected discounted cash flow method using a discount rate determined by our management which is commensurate with the risk inherent in our business model. An impairment charge would be recorded if we determined that the carrying value of fixed assets, intangible assets and goodwill may not be recoverable. Our estimates of future cash flows require significant judgment based on our historical results and anticipated results and are subject to many factors.

Determination of Functional Currencies

Our reporting and functional currency is the U.S. dollar. The functional currency of our PRC subsidiary, our VIE and its subsidiaries in China is the RMB, and the functional currency of Goodwill Rich is the U.S. dollar. An entity’s functional currency is the currency of the primary economic environment in which it operates. Normally, that is the currency of the environment in which it primarily generates and expends cash. Management’s judgment is essential in the determination of the functional currency which is made by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements. Assets and liabilities of our subsidiary and VIE in China are translated into U.S. dollars, our reporting currency, at the exchange rate in effect at the balance sheet date and revenues and expenses are translated at the current exchange rate in effect during the reporting period. Foreign currency translation adjustments are not included in determining net income for the period but are accumulated in a separate component of consolidated equity on the balance sheet. The accumulated foreign currency translation adjustment as of June 30, 2009 was a gain of $14,542 as of December 31, 2008 was a gain of $329,758 and as of December 31, 2007 and 2006 was a gain of $184,874 and $2,261, respectively.

Selected Quarterly Results of Operations

The following table presents our selected unaudited combined and consolidated quarterly results of operations for the six months ended June 30, 2008 and June 30, 2009. You should read the following information in conjunction with our combined and consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited combined and consolidated quarterly financial information on the same basis as our audited combined and consolidated financial statements. The unaudited combined and consolidated quarterly financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Our quarterly operating results have fluctuated and will continue to fluctuate from period to period. The operating results for any quarter are not necessarily indicative of the operating results for any future period or for a full year.

	For the Six Months Ended June 30, 2009 and 2008 (Unaudited)
	Six Months Ended June 30, 2009		Six Months Ended June 30, 2008
	Amount	A percentage of Revenue	Amount	A percentage of Revenue
Revenue	53,080,312	100.0%	44,810,064	100.0%
Cost of revenue	46,671,231	87.9%	39,999,557	89.3%
Gross profit	6,409,081	12.1%	4,810,507	10.7%
Operating expenses
Selling expenses	1,255,722	2.4%	1,219,268	2.7%
General and administrative expenses	807,670	1.5%	637,650	1.4%
Total operating expenses	2,063,392		1,856,918
Operating profit	4,345,689	8.2%	2,953,589	6.6%
Other income	—	0.0%	52,478	0.1%
Interest expense	(65,667)	-0.1%	(206,863)	-0.5%
Other expenses	(1,593)	0.0%	(13,518)	0.0%
Income before income tax	4,278,429	8.1%	2,785,686	6.2%
Income tax	974,402	1.8%	696,621	1.6%
Net income attributable to the noncontrolling Interest	114,003	0.2%	—	—
Net income attributable to the Company	3,190,024	6.0%	2,089,065	4.7%

Results of Operations

Comparison of Six Months Ended June 30, 2008 and Six Months Ended June 30, 2009

Revenue

Our revenue increased by US$8.3 million, or 18.5%, from US$44.8 million for the six months ended June 30, 2008 to US$53.1 for the six months ended June 30, 2009, with volume sales increasing due to the expansion of our sales network and recovery of demand from downstream industry. Following our 2008 acquisition of the facilities located in Shandong Shidao and Zhejiang Nalian, we saw steady sales increase from those two markets. Namely, the volume sales generated by Xinfa increased by over 12,000 tons, from 2,000 tons sold for the six months ended on June 30, 2008 to 14,000 tons in 2009, and in Nanlian, the volume sales reached up to 10,000 tons. Following the completion of our construction in Donggang, we sold over 8,000 tons to local customers, which contributed to the total increase in sales volume for the first half of 2009. In general, our sales volume increased by 55.4% or 41,000 tons, from 74,000 tons in 2008 to 115,000 tons in 2009 due to, among the reasons described above, fishing and related industry recoveries from the global recession.

Cost of Revenue

Our cost of revenues increased US$6.7 million, or 16.7%, from US$40 million for the six months ended June 30, 2008 to US$46.7 million for the same period of 2009. This increase was primarily due to the increase in our sales volume during this period, contributing to the increase in sales of marine fuel across all product categories as our revenues increased by 18.5% from 2008 to 2009. As a percentage of revenues, the cost of revenues decreased from 89.3% for the six months ended June 30, 2008 to 87.9% for the same period of 2009. This decrease was primarily due to the measures taken by us to control the cost of raw materials in the first half year of 2009, which measures included closer relationships with our new raw material suppliers and improved knowledge of oil substitutes and market for such substitutes which allowed us to react promptly to changes in material supplies.

Gross Profit

As a result of the factors above, our gross profit increased by US$1.6 million, or 33.2%, from US$4.8 million for the six months ended June 30, 2008 to US$6.4 million in the same period of 2009. As a percentage of revenues, our gross profit margin increased from 10.7% for the six months ended June 30, 2008 to 12.1% for the same period of 2009, primarily due to the sale of products with higher gross profit margins helped by the increase of direct distribution and retail sale by 4.5%, from 33.2% of total sales for the six months ended June 30, 2008 to 37.7% for the same period of 2009 since we have constructed and acquired three of our own distribution facilities from the end of 2008.

Selling Expenses

Selling expenses increased US$36,454, or 3%, from US$1,219,268 for the six months ended June 30, 2008 to US$1,255,722 in the same period of 2009. This increase was primarily due to the increase in sales employee compensation for promotion of our products. As a percentage of revenues, selling expenses decreased from 2.7% for the six months ended June 30, 2008 to 2.4% for the same period of 2009.

General and Administrative Expenses

General and administrative expenses increased US$0.17 million, or 26.7%, from US$0.64 million for the six months ended June 30, 2008 to US$0.81 million in the same period of 2009. This increase was primarily due to an increased expenses for in connection with our preparation to become a public, reporting company in the US. As a percentage of revenues, general and administrative expenses increased from 1.4% for the six months ended June 30, 2008 to 1.5% for the same period of 2009.

Operating Income

As a result of the factors discussed above, our operating income increased US$1.3 million, or 43.3%, from US$3.0 million for the six months ended June 30, 2008 to US$4.3 million in the same period of 2009. As a percentage of revenues, our operating income increased from 6.6% for 2008 to 8.2% for 2009.

Interest Expense

Interest expense (net) decreased US$141,196, or 68.3%, from US$206,863 for the six months ended June 30, 2008 to US$65,667 in the same period of 2009 as we gain an interest income of US$104,884 through taking on an financial vehicle brokered by local banks, which offset the interest expenses of US$175,349, incurred by outstanding bank debt obligation in 2009.

Provision for Income Taxes

Provision for income taxes increased US$0.27 million, or 38.6%, from US$0.68 million for the six months ended June 30, 2008 to US$0.97 million in the same period of 2009. This increase in the provision for income taxes was primarily attributable to the increase in our profits by 53.6% over the same period of 2008.

Net Income

As a result of the foregoing, net income increased US$1.1 million, or 52.7%, from US$2.1 million for the six months ended June 30, 2008 to US$3.2 million for the same period of 2009.

Comparison of 2007 and 2008

Revenue

Our revenue decreased US$27.3 million, or 25.6%, from US$106.4 million in 2007 to US$79.2 million in 2008 with both sales volume and sale price decreasing due to the dramatic changes in the price of crude oil and the shift in our sales strategy to reduce the risk and improve profitability of our business. As a result of the increasingly high oil prices during the first half of 2008, we decreased our productivity, inventory and sales to reduce the adverse effects of the oil prices drop on our business and operations. During the second half of 2008, we continued to experience slowing down in our operations. However, notwithstanding unfavorable market conditions, we managed to maintain our profitability.

Cost of Revenue

Our cost of revenues decreased US$25.6 million, or 25.4%, from US$100.6 million in 2007 to US$75.0 million in 2008. This decrease was primarily due to the decrease in volume of our products sold during this period, contributing to the decrease in consumption of marine fuel across all product categories as our revenues decreased by 25.6% from 2007 to 2008. As a percentage of revenues, the cost of revenues increased from 94.5% for 2007 to 94.7% for 2008. This increase was primarily due to the sale of products with lower gross profit margins or even losses in the second half of the year 2008 during the global recession.

Gross Profit

As a result of the factors above, our gross profit decreased US$1.7million, or 28.5%, from US$5.9 million in 2007 to US$4.2 million in 2008. As a percentage of revenues, our gross profit margin decreased from 5.5% for 2007 to 5.3% for 2008, primarily due to the sale of products with lower gross profit margins or even losses in the second half of the year 2008 during the global recession.

Selling Expenses

Selling expenses increased US$0.4 million, or 41.3%, from US$1.1 million in 2007 to US$1.5 million in 2008. This increase was primarily due to the increase in transportation costs incurred by our sales representatives in connection with visiting large-number end users. As a percentage of revenues, selling expenses increased from 1.0% for 2007 to 1.9% for 2008.

General and Administrative Expenses

General and administrative expenses decreased US$1.1 million, or 55.2%, from US$1.9 million in 2007 to US$0.8 million in 2008. This decrease was primarily due to a decrease in labor expense of US$0.66 million, from US$0.72 million in 2007 to US$0.06 million in 2008, as an overhaul of corporate structure resulting in employment cutbacks. As a percentage of revenues, general and administrative expenses decreased from 1.8% for 2007 to 1.1% for 2008.

Operating Income

As a result of the factors discussed above, our operating income decreased US$1.1 million, or 36.5%, from US$2.9 million in 2007 to US$1.9 million in 2008. As a percentage of revenues, our operating income decreased from 2.76% for 2007 to 2.36% for 2008.

Interest Expense

Interest expense decreased US$342,825, or 99.8%, from US$343,430 in 2007 to US$605 in 2008 as we gain an interest income of US$221,214 payable on a loan facility with our lender (as described in detail in the Liquidity section), which offset the interest expenses of US$210,080, incurred by outstanding bank debt obligation in 2008.

Other Income

Other income increased US$152,266, from US$2,633 in 2007 to US$154,899 in 2008. This increase was primarily the result of the gain on the disposal of one of our bunkers in 2008.

Provision for Income Taxes

Provision for income taxes decreased US$0.1million, or 15.6%, from US$0.62 million in 2007 to US$0.52 million in 2008. This decrease in the provision for income taxes was primarily attributable to the decrease in our profits by 22.4% over the same period.

Net Income

As a result of the foregoing, net income decreased US$0.5 million, or 24.5%, from US$2 million in 2007 to US$1.5 million in 2008.

Comparison of 2007 and 2006

Revenues

Our revenues decreased US$6.2 million, or 5.4%, from US$112.6 million in 2006 to US$106.4 million in 2007 with sales volume decreasing due to a change in ownership of the company, personnel changes and our efforts to add more retail sales to improve profit margin of our business.

In 2007, we intended to increase our retail sales by and following our efforts to introduce new products to replace diesel in the market. Specifically, we intended to strengthen our market position through promotional discount sales of our products. Also in 2007, we purchased all of the shares of the joint venture we had maintained with China Petroleum and commenced our independent operations as a private company. Notwithstanding our efforts to strengthen our market position and as a result of the major structuring and organization of our company, our sales volume decreased. The transition process carried through the 3rd quarter of 2007 and was completed in October 2007, having adverse effects on our operations, e.g. personnel and management changes as well as organizational and structural reorganizations.

Cost of Revenue

Our cost of revenues decreased US$6.3 million, or 6.0%, from US$106.9 million in 2006 to US$100.6 million in 2007. This decrease was primarily due to the decrease in volume of our products sold during this period, contributing to the decrease in sales of marine fuel across all product categories as our revenues decreased by 5.5% from 2006 to 2007. As a percentage of revenue, the cost of revenues decreased from 95.0% for 2006 to 94.5% for 2007. This decrease was primarily due to the sale of products with higher gross profit margins generated by our new products and more retail sales.

Gross Profit

As a result of the factors above, our gross profit increased US$0.2 million, or 3.5%, from US$5.7 million in 2006 to US$5.9 million in 2007. As a percentage of revenues, our gross profit margin increased from 5.0% for 2006 to 5.5% for 2007, primarily due to the sale of products with higher gross profit margins generated by our new products and more retail sales.

Selling Expenses

Selling expenses decreased US$1.1 million, or 51.7%, from US$2.2 million in 2006 to US$1.1 million in 2007. This decrease was primarily due to the decrease in advertising expenses and benefits for our sales team to promote new product in Shidao in connection with the activities carried out in 2006. As a percentage of revenues, selling expenses decreased from 1.9% for 2006 to 1.0% for 2007.

General and Administrative Expenses

General and administrative expenses increased US$13,293, or 0.7%, from US$1.88 million in 2006 to US$1.89 million in 2007. This increase was primarily due to an increase in impairment loss on assets of US$0.54 million in 2007, which was primarily due to impairment loss on construction in progress and doubtful debts recognized in 2007. The increase was offset by a decrease in labor expense of US$0.2 million, from US$0.9 million in 2006 to US$0.7 million in 2007, as reductions in employment in October 2007; and a decrease in expenses of US$0.1 million as a result of reduced activities. As a percentage of revenues general and administrative expenses increased from 1.7% for 2006 to 1.8% for 2007.

Operating Income

As a result of the factors above, our operating income increased US$1.3 million, or 85.4%, from US$1.6 million in 2006 to US$2.9 million in 2007. As a percentage of revenues, our operating income increased from 1.4% for 2006 to 2.8% for 2007.

Interest Expense

Interest expense decreased US$9,221, or 2.76%, from US$334,209 in 2006 to US$343,430 in 2007 as our outstanding bank debt obligation decreased in 2007.

Provision for Income Taxes

Provision for income taxes increased US$0.38 million, or 155%, from US$0.24 million in 2006 to US$0.62 million in 2007. This increase in the provision for income taxes was primarily attributable to the increase in our profits by 110% over the same period.

Net Income

As a result of the foregoing, net income increased US$0.98 million, or 99.3%, from US$0.98 million in 2006 to US$1.96 million in 2007.

Liquidity and Capital Resources

Historically, we have relied primarily on cash flow from operating activities and our revolving loan arrangement with Shenzhen Development Bank Co., Ltd. for our capital requirements in 2006, 2007, 2008 and the six months ended June 30, 2009. We expect that our future capital expenditures primarily will be to build new fueling facilities, improve and upgrade our existing production facilities, expand product lines, our research and development capabilities, and make acquisitions as we deem appropriate.

We expect that approximately $5.4 million of our cash resources will be required for these projects, the majority of which will be incurred for the building of new manufacturing facilities and the improvement and upgrading of our existing manufacturing facilities. In addition, we intend to use approximately $1.9 million to be set aside for possible acquisitions. Since we have not encountered any difficulties in meeting our cash obligations to date, we believe that the net proceeds from this offering, cash flow from operating activities and our bank notes will be sufficient to meet our presently anticipated cash needs for at least the next 12 months.

Our long-term liquidity needs will relate primarily to working capital to pay our suppliers, as well as any increases in additional production capacity or acquisitions of third party businesses that we may seek in the future. We expect to meet these requirements primarily through the proceeds of this offering and revolving short-term bank borrowings, as well as our cash flow from operations. We believe our working capital is sufficient for these current requirements, though we may require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to raise more capital by selling additional equity securities or increase our borrowing level under current or future arrangements with our lender. The actual amount and timing of our future capital requirements may differ materially from our estimate depending on our actual results of operations.

We maintain a revolving line of credit with Shenzhen Development Bank Co., Ltd. in the amount of up to RMB60 million (US$8.6 million). The term of the loan is six months at the interest rate of 5.85% per annum. The loan agreement contemplates a 50% penalty interest in the event of our failure to repay the note in a timely manner. As of June 30, 2009, our balance on this line of credit is approximately RMB40 million (approximately US$5.9 million).

As of December 31, 2007, 2008 and June 30, 2009, we had cash of US$0.3 million, US$4.92 million, and US$4.87 million, respectively. The increase in our cash as of December 31, 2008 was primarily due to increases in cash from short-term notes at amount of US$4.02 million and also RMB 30.04 million (approximately US$4.31 million) cash contributed from shareholders. Regarding our current level of borrowing, see the discussion below on our existing short-term notes. There is no seasonal fluctuation to our borrowing requirements.

The following table sets forth a summary of our cash flows for the periods indicated:

	Six months ended June 30		Year ended December 31
	2009	2008	2008	2007	2006
	(In U.S. dollars)
Cash flow data:
Net cash provided by (used in) operating activities	2,048,438	1,779,050	3,229,622	6,185,922	(8,329,552)
Net cash (used in) provided by investing activities	(1,234,004)	(2,350,708)	(6,920,102)	231,054	(517,920)
Net cash (used in) provided by financing activities	(876,779)	7,751,409	8,229,105	(6,596,547)	9,197,432
Effect of exchange rate on cash	6,775	228,753	91,274	23,533	10,298
Net changes in cash	(55,570)	7,408,504	4,629,899	(156,038)	360,258
Cash at beginning of period	4,923,913	294,014	294,014	450,052	89,794
Cash at end of period	4,868,343	7,702,518	4,923,913	294,014	450,052

Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2009 was US$2.05 million, which was primarily attributable to the following factors: (1) net income of US$3.19 million, (2) an increase in accounts receivables of US$0.76 million as a result of increased revenue, (3) an increase in inventories of US$3.19 million resulting from inventory rebuilding in order to meet increasing demand, (4) a decrease in other receivables of US$1.19 million, (5) an increase in advances to suppliers of US$0.88 million consistent with the policy of inventory rebuilding, (6) an increase in tax payable of US$0.61 million due to increased revenue and earnings, and (7) an increase in other payables of US$0.91 million.

Net cash provided by operating activities for the six months ended June 30, 2008 was US$1.78 million, which was primarily attributable to the following factors: (1) net income of US$2.09 million, (2) an increase in other receivables of US$0.71 million, (3) an increase in advances to suppliers of US$3.34 million, (4) an increase in accounts payable of US$2.11 million, and (5) an increase in advances from customers of US$1.46 million. At the end of the first half of 2008, the price of oil reaches record high of $140 per barrel, almost twice as high as the oil price of $71 a barrel at the end of June 2007, which increased the amount the Company paid suppliers for raw materials and customers paid in advances for the Company’s products, resulting in an increase in advances to suppliers, accounts payable and advances from customers.

Net cash provided by operating activities for the year ended December 31, 2008 was US$3.23 million, which was primarily attributable to the following factors: (1) net income of US$1.48 million; (2) a decrease in accounts receivables of US$1.38 million; (3) a decrease in inventories of US$3.08 million, (4) an increase in other receivables of US$0.95 million, (5) decrease in advances to suppliers of US$1.28 million and decrease in accounts payable of US$2.97 million, (6) an increase in tax payable of US$0.93 million, and (7) a decrease in other payables of US$1.58 million. In the fourth quarter of 2008, the global economic downturn had adverse effects on the Company’s operations as oil prices collapse and market demand substantially decrease. The decrease in accounts receivables, advances to suppliers and accounts payables were in line with decreased customer demands. In the mean time, the Company had taken action to manage increasing liquidity risks by lowering its inventory level and shortening its inventory turnover period.

Net cash provided by operating activities for the year ended December 31, 2007 was US$6.19 million, which was primarily attributable to the following factors: (1) net income of US$1.96 million; (2) a decrease in inventories of US$4.86 million due to the tightening control in inventory level facing record high oil prices, (3) increases in advances to suppliers of US$1.59 million and in accounts payable of US$1.11 million, respectively, as a result of more purchasing activities than the fourth quarter of 2006, (4) a decrease in advances from customers of US$4.87 million, (5) an increase in tax payable of US$2.35 million, and (6) a decrease in other payables of US$1.12 million. In 2007, the oil price increased steadily, from $50 a barrel in the first quarter to $90 a barrel in the fourth quarter, and even reached $100 at the end of the year. The purchasing activities level in the fourth quarter of 2006 were relatively low as a result of high inventory level and low inventory turnover caused by sharply declining oil price and shrinking demand. The Company’s the purchasing activities recovered to normal levels in 2007 which resulted in higher accounts payables and advances to customers compared with the same period of 2006. The decreased purchase intention from customers, who became cautious when oil price hit the record and further price fluctuation might cause losses, led to the decrease in advances from customers.

Net cash used in operating activities for the year ended December 31, 2006 was US$8.33 million, which was primarily attributable to the following factors: (1) net income of US$0.98 million; (2) an increase in accounts receivable of US$1.13 million, (3) an increase in inventories of US$3.94 million, (4) decreases in advances to suppliers of US$2.54 million and in accounts payable of US$3.61 million due to reduced purchasing activities, and (5) a decrease in advances from customers of US$3.40 million. The price of oil declined from almost US$80 a barrel in July 2006 to US$60 a barrel in September 2006, as a result, in late 2006, the Company’s inventory level was comparatively high, in order to lower its inventory level, the Company reduced its purchasing activities as well as expanded its sales and receivables collections scale in the fourth quarter of 2006. Accordingly, the advances to suppliers and accounts payable dropped significantly. The Company also launched sales promotion campaign by granting sales credits to its customers which resulted in the increase of accounts receivables. The decling demand from customers during price fluctuation periods contributed to the decrease in advances from customers.

Investing Activities

Cash used in investing activities was US$1.23 million for the six months ended June 30, 2009, which was attributable to (1) consideration paid for the acquisition of Xingshan Nanlian of US$2.21 million, (2) US$1.52 million certificate of deposits collected back from Shanghai Pudong Development Bank, (3) expenditures in construction projects of US$4.90 million to expand the production capacity in Donggang, Liaoning province, and (4) collection of related party receivables of $4.36 million.

Cash used in investing activities was US$2.35 million for the six months ended June 30, 2008, which was primary attributable to the amount loaned to Xingyuan’s related company, Dalian Dongfangzheng Industrial Co., Ltd. (“DFZ”) for the purpose of short-term funding for DFZ’s business operations. Net cash used in investing activities was US$6.92 million in 2008, which was primary attributable to (1) an increased amount loaned to DFZ of US$5.35 million (for more details of the loan, see Note 11 “Related Party Transactions” in the financial statements), (2) an increase in certificates of deposit amounting to US$1.49 million, and (3) capital expenditures of US$0.74 for the purchase of land use rights, equipment and construction materials for our facilities in Doggang, Liaoning province.

Financing Activities

Cash provided by and used in our financing activities consist of capital contributions from shareholders, borrowings from and repayments to our short-term notes. In the six months ended June 30, 2009, the cash used to repay the bank loans was 0.88 million.

For the six months ended June 30, 2008, the net cash provided by financing activities was US$7.75 million, which consisted of contributions from shareholders of US$4.25 million and proceeds from short term loans of $3.57 million.

Net cash provided by financing activities was US$8.23 million in 2008 which is primary attributable to contributions from shareholders of US$4.25 million and proceeds from short term loans of $4.02 million.

Net cash used in financing activities was US$6.60 million in 2007 which is primary attributable to repayment of bank loans of $6.25 million and dividends of US$0.35 million dispatched.

Net cash provided by financing activities was US$9.20 million in 2006 which is primary attributable to contributions from shareholders of US$1.88 million, repayment of bank loans of $7.56 million and dividends of US$0.24 million dispatched.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Impact of Recently Issued Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

In June 2009, the FASB issued Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 168”). SFAS No. 168 will become the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature. SFAS No. 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. SFAS No. 168 will be effective for financial statements issued for reporting periods that end after September 15, 2009. This statement will have an impact on the Company’s financial statements since all future references to authoritative accounting literature will be references in accordance with SFAS No. 168.

Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing

In June 2009, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 09-1, “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing.”

This Issue is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. Share lending arrangements that have been terminated as a result of counterparty default prior to the effective date of this Issue but for which the entity has not reached a final settlement as of the effective date are within the scope of this Issue. This Issue requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2008. This Issue is effective for arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. Early adoption is not permitted. The implementation of this issue did not have a material impact on the Company’s financial position and results of operations.

Subsequent Events

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events.” (“SFAS No. 165”) This Statement establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date and is effective for interim and annual periods ending after June 15, 2009. The adoption of SFAS No. 165 is not expected to have a material impact on the Company’s financial statements.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly

In April 2009, the FASB issued FSP FAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” This FSP provides additional guidance for estimating fair value in accordance with FASB Statement No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS No. 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The implementation of FSP FAS No. 157-4 did not have a material on the Company’s financial position and results of operations.

Recognition and Presentation of Other-Than-Temporary Impairments

In April 2009, the FASB issued FSP FAS No. 115-2 and FAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments.” The objective of an other-than-temporary impairment analysis under existing U.S. generally accepted accounting principles (GAAP) is to determine whether the holder of an investment in a debt or equity security for which changes in fair value are not regularly recognized in earnings (such as securities classified as held-to-maturity or available-for-sale) should recognize a loss in earnings when the investment is impaired. An investment is impaired if the fair value of the investment is less than its amortized cost basis. FSP FAS No. 115-2 and FAS No. 124-2 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. The implementation of FSP FAS No. 115-2 and FAS No. 124-2 did not have a material impact on the Company’s financial position and results of operations.

Interim Disclosures about Fair Value of Financial Instruments

In April 2009, the FASB issued FSP FAS No. 107-1 and APB No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” This FSP amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. FSP FAS No. 107-1 is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The implementation of FSP FAS No. 107-1 did not have a material impact on the Company’s financial position and results of operations

Interim Disclosure about Fair Value of Financial Instruments

In April 2009, the FASB issued FASB Staff Position “FSP” No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” This FSP amends SFAS No. 107 to require disclosures about fair values of financial instruments for interim reporting periods as well as in annual financial statements. The FSP also amends Accounting Principles Board Opinions “APB Opinion” No. 28 to require those disclosures in summarized financial information at interim reporting periods. This FSP becomes effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this FSP is not expected to have a material impact on our consolidated financial statements.

Amendments to the Impairment Guidance of EITF Issue No. 99-20

In January 2009, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20.” This FSP amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and other related guidance. This Issue is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The adoption of FSP EITF 99-20-1 did not have a material effect on the Company’s consolidated financial statements

Employers’ Disclosures about Postretirement Benefit Plan Assets

In December 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position on Financial Accounting Standard (“FSP FAS”) No. 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets.” This FSP amends FASB Statement No. 132(R) (“SFAS No. 132(R)”), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. FSP FAS No. 132(R)-1 also includes a technical amendment to SFAS No. 132(R) that requires a nonpublic entity to disclose net periodic benefit cost for each annual period for which a statement of income is presented. The required disclosures about plan assets are effective for fiscal years ending after December 15, 2009. The technical amendment was effective upon issuance of FSP FAS No. 132(R)-1 and did not have a material effect on the Company’s consolidated financial statements.

Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises

In December 2008, the FASB issued FSP FIN No. 48-3, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises.” FSP FIN No. 48-3 defers the effective date of FIN No. 48, “Accounting for Uncertainty in Income Taxes,” for certain nonpublic enterprises as defined in SFAS No. 109, “Accounting for Income Taxes.” However, nonpublic consolidated entities of public enterprises that apply U.S. generally accepted accounting principles (“GAAP”) are not eligible for the deferral. FSP FIN No. 48-3 was effective upon issuance. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities

In December 2008, the FASB issued FSP FAS No. 140-4 and FIN No. 46(R) -8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” This FSP amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require public entities to provide additional disclosures about transfers of financials assets. FSP FAS No. 140-4 also amends FIN No. 46(R)-8, “Consolidation of Variable Interest Entities,” to require public enterprises, including sponsors that have a variable interest entity, to provide additional disclosures about their involvement with a variable interest entity. FSP FAS No. 140-4 also requires certain additional disclosures, in regards to variable interest entities, to provide greater transparency to financial statement users. FSP FAS No. 140-4 is effective for the first reporting period (interim or annual) ending after December 15, 2008, with early application encouraged. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Accounting for an Instrument (or an Embedded Feature) with a Settlement Amount That is Based on the Stock of an Entity’s Consolidated Subsidiary

In November 2008, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 08-8, “Accounting for an Instrument (or an Embedded Feature) with a Settlement Amount That is Based on the Stock of an Entity’s Consolidated Subsidiary.” EITF No. 08-8 clarifies whether a financial instrument for which the payoff to the counterparty is based, in whole or in part, on the stock of an entity’s consolidated subsidiary is indexed to the reporting entity’s own stock. EITF No. 08-8 also clarifies whether or not stock should be precluded from qualifying for the scope exception of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or from being within the scope of EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” EITF No. 08-8 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Accounting for Defensive Intangible Assets

In November 2008, the FASB issued EITF Issue No. 08-7, “Accounting for Defensive Intangible Assets.” EITF No. 08-7 clarifies how to account for defensive intangible assets subsequent to initial measurement. EITF No. 08-7 applies to all defensive intangible assets except for intangible assets that are used in research and development activities. EITF No. 08-7 is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Equity Method Investment Accounting Considerations

In November 2008, the FASB issued EITF Issue No. 08-6 (“EITF No. 08-6”), “Equity Method Investment Accounting Considerations.” EITF No. 08-6 clarifies accounting for certain transactions and impairment considerations involving the equity method. Transactions and impairment dealt with are initial measurement, decrease in investment value, and change in level of ownership or degree of influence. EITF No. 08-6 is effective on a prospective basis for fiscal years beginning on or after December 15, 2008. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active

In October 2008, the FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements,” in a market that is not active. The FSP also provides examples for determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS No. 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement

In September 2008, the FASB issued EITF Issue No. 08-5 (“EITF No. 08-5”), “Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement.” This FSP determines an issuer’s unit of accounting for a liability issued with an inseparable third-party credit enhancement when it is measured or disclosed at fair value on a recurring basis. FSP EITF No. 08-5 is effective on a prospective basis in the first reporting period beginning on or after December 15, 2008. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161

In September 2008, the FASB issued FSP FAS No. 133-1, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161.” This FSP amends FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to require disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument. The FSP also amends FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect

Guarantees of Indebtedness of Others,” to require and additional disclosure about the current status of the payment/performance risk of a guarantee. Finally, this FSP clarifies the Board’s intent about the effective date of FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” FSP FAS No. 133-1 is effective for fiscal years ending after November 15, 2008. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Endowments of Not-for-Profit Organizations: Net Asset Classification of Funds Subject to an Enacted Version of the Uniform Prudent Management of Institutional Funds Act, and Enhanced Disclosures for all Endowment Funds

In August 2008, the FASB issued FSP FAS No. 117-1, “Endowments of Not-for-Profit Organizations: Net Asset Classification of Funds Subject to an Enacted Version of the Uniform Prudent Management of Institutional Funds Act (“UPMIFA”), and Enhanced Disclosures for all Endowment Funds.” The intent of this FSP is to provide guidance on the net asset classification of donor-restricted endowment funds. The FSP also improves disclosures about an organization’s endowment funds, both donor-restricted and board-designated, whether or not the organization is subject to the UPMIFA. FSP FAS No. 117-1 is effective for fiscal years ending after December 31, 2008. Earlier application is permitted provided that annual financial statements for that fiscal year have not been previously issued. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities

In June 2008, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. The FSP affects entities that accrue dividends on share-based payment awards during the awards’ service period when the dividends do not need to be returned if the employees forfeit the award. This FSP is effective for fiscal years beginning after December 15, 2008. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an entity's Own Stock

In June 2008, the FASB ratified EITF Issue No. 07-5,“Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity's Own Stock” (EITF 07-5). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” The FSP clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. The FSP requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer's nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. The FSP requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statement of operations. The FSP requires retrospective application to the terms of instruments as they existed for all periods presented. The FSP is effective for us as of January 1, 2009 and early adoption is not permitted. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued SFAS No. 162,“The Hierarchy of Generally Accepted Accounting Principles” (SFAS No.162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS No. 162 is effective 60 days following the Securities and Exchange Commission (“SEC”)’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411,“The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The implementation of this standard did not have a material impact on the Company's consolidated financial position and results of operations.

Determination of the Useful Life of Intangible Assets

In April 2008, FASB issued FASB Staff Position on Financial Accounting Standard (“FSP FAS”) No. 142-3, “Determination of the Useful Life of Intangible Assets,” which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142 “Goodwill and Other Intangible Assets.” The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of the expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007) “Business Combinations” and other U.S. generally accepted accounting principles. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Disclosure about Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, “Disclosure about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133,” (SFAS No.161). This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The Company is required to adopt SFAS No. 161 on January 1, 2009. The Company is currently evaluating the potential impact of SFAS No. 161 on the Company’s consolidated financial statements.

Delay in Effective Date

In February 2008, the FASB issued FSP FAS No. 157-2, “Effective Date of FASB Statement No. 157.” This FSP delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We are exposed to interest rate risk due primarily to our short-term notes. Although the interest rates on our short-term notes are fixed during their respective terms, the terms are typically 12 months or less and interest rates are subject to change upon renewal. The interest rates on our short-term notes are determined by reference to the benchmark interest rates set by the People’s Bank of China, or the PBOC. Since April 28, 2006, the PBOC has increased the benchmark interest rate of RMB bank notes with a term of 6 to 12 months 12 times, seven consecutive increases followed by five consecutive decreases, by 0.27% on most occasions. As a result, from 2006 to the three months ended March 31, 2009, the benchmark interest rate for these RMB bank notes increased from 5.85% to 7.47% then decreased to 5.31% and the interest rate applicable to us increased from 6.696% to 8.217% then decreased to 5.841% over the same period. Any future increase in the PBOC’s benchmark interest rate will result in an increase in our interest expenses. A 1.0% increase in the annual interest rates for all of our credit facilities as of June 30, 2009 would decrease income from continuing operations before income taxes by approximately RMB50,000 ($7,318) for the six months ended June 30, 2009. We monitor interest rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

Although the conversion of the RMB is highly regulated in China, the value of the RMB against the value of the U.S. dollar (or any other currency) may fluctuate and be affected by, among other things, changes in China’s political and economic conditions. Under the currency policy in effect in China today, the RMB is permitted to fluctuate in value within a narrow band against a basket of certain foreign currencies. China is currently under significant international pressures to liberalize this currency policy, and if such liberalization occur, the value of the RMB could appreciate or depreciate against the U.S. dollar.

While our reporting currency is the U.S. dollar, to date all of our revenue and expenses are denominated in RMB and the majority of our assets and liabilities are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. dollar and RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues and assets as expressed in our U.S. dollar financial statements will decline. For example, as reported in our U.S. dollar financial statements included in this prospectus, our revenues for the year ended December 31, 2008 were $79.4 million, representing revenues of RMB551.65 million at the average rate of RMB6.9477 to $1.00 for the year ended December 31, 2008. If the value of the RMB were to depreciate by approximately 10% to RMB7.6000 to $1.00, the value of the same amount of RMB-denominated revenue in U.S. dollars would be $72.59 million. The fluctuations in the exchange rate would affect our financial results translated in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

In addition, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect the relative purchasing power of the proceeds from this offering, our balance sheet and our financial results in U.S. dollars following this offering. For example, to the extent that we need to convert U.S. dollars received in this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount that we receive from the conversion. Assuming we were to convert the net proceeds received in this offering into RMB, a 1.0% increase in the value of the RMB against the U.S. dollar would decrease the amount of RMB we receive by RMB million. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. Since our exposure to foreign exchange risks is limited, we have not used any forward contracts or currency borrowings to hedge our exposure and do not currently intend to do so.

The following table sets forth the noon buying rates for U.S. dollars in effect in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York, for the periods indicated.

	Renminbi per U.S. Dollar Noon Buying Rate
	Average	High	Low	Period-End
Year ended December 31,
2004(1)	8.2768	8.2774	8.2764	8.2765
2005(1)	8.1826	8.2765	8.0702	8.0702
2006(1)	7.9579	8.0702	7.8041	7.8041
2007(1)	7.5806	7.8127	7.2946	7.2946
2008(1)	6.9193	7.2946	6.7800	6.8225
2009(1)(2)	6.8327	6.8470	6.8180	6.8307
For the months of
January 2009	6.8360	6.8403	6.8225	6.8392
February 2009	6.8363	6.8470	6.8241	6.8395
March 2009	6.8360	6.8438	6.8240	6.8329
April 2009	6.8304	6.8361	6.8180	6.8180
May 2009	6.8242	6.8306	6.8230	6.8281
June 2009	6.8338	6.8374	6.8307	6.8307
July 2009	6.8319	6.8345	6.8306	6.8321
August 2009(2)	6.8330	6.8312	6.8302	6.8312

(1)	The average rate of exchange is calculated using the average of the exchange rates on the last day of each month during the period.
(2)	Through August 21, 2009.

Our business is primarily conducted in China and all of our revenues are denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars were made at the noon buying rate in New York City for cable transfers in Renminbi per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York. On August 10, 2009, the noon buying rate was approximately RMB6.84 to $1.00. No representation is made that the Renminbi amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.

Since July 2005, the Renminbi has not been pegged solely to the U.S. dollar. Instead, it is pegged against a basket of currencies, determined by the People’s Bank of China, against which it can rise or fall by as much as 0.5% each day. The Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the future. See “Risk Factors — Risks Related to Doing Business in China — The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.”

Inflation

Inflationary factors, such as increases in the cost of our products and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross profit and selling, general and administrative expenses as a percentage of revenue if the selling prices of our products do not increase with these increased costs.

Business

We are engaged in the production, storage, distribution and wholesale purchases and sales of blended marine fuel oil for cargo, and fishing vessels with operations mainly in Liaoning, Shandong and Zhejiang Provinces in the People’s Republic of China (PRC). We compete by providing our customers value-added benefits, including single-supplier convenience, competitive pricing, logistical support and fuel quality control. Our products are substitutes for diesel used throughout east China fishing industry. Backed by core facilities, such as storage tanks, marine fuel pumps, blending facilities and berths (the space allotted to a vessel at the wharf), our sales network covers major depots along the towns of Dandong, Shidao and Shipu along the east coast of China.

We have three VIE subsidiaries: Donggang Xingyuan Marine Fuel Company, Ltd. (located in Dandong City, Liaoning Province, and established in April 2008 under the laws of the PRC), Xiangshan Yongshi Nanlian Petrol Company, Ltd. (located in Xiangshan City, Zhejiang Province, and established in May 1997 under the laws of the PRC) and Rongcheng Xinfa Petrol Company, Ltd. (located in Rongcheng City, Shandong Province, and established in September 2007 under the laws of the PRC).

Our marine fuel for cargo vessels is classified as CST180 and CST120; our marine fuel for fishing boats/vessels — #3 fuel (for engines with 1,600 rpm capacity) and #4 fuel (for engines with 1,400 rpm capacity). We also produce blended marine fuel according to customer specifications using our proprietary blending technology. Our own blend of Marine Diesel Oil, #3 fuel and #4 fuel are substitutes for the traditional diesel oil, commonly known as #0 diesel oil, used by most small to medium vessels. We generate virtually all of our revenues from our own brands of blended oil products.

Our executive offices are located in the City of Dalian, a key international shipping hub and international logistics center in North China.

Macroeconomic Picture — Industry

According to Oil & Gas Journal (OGJ), China had 18.3 billion barrels of proven oil reserves as of January 2006, flat from the previous year. EIA estimates that China will produce 3.8 million barrels per day (Mmbbl/d) of oil in 2006, slightly higher than the previous year. Of this, 96% is expected to be crude oil. EIA estimates that China will consume 7.4 Mmbbl/d of oil in 2006, representing nearly a half million barrels per day increase from 2005. For 2006, EIA data forecasts that China’s increase in oil demand will represent 38 percent of the world total increase in demand.

China’s petroleum industry has undergone major changes over the last decade. In 1998, the Chinese government reorganized most state owned oil and gas assets into two vertically integrated firms: the China National Petroleum Corporation (CNPC) and the China Petroleum and Chemical Corporation (Sinopec). Each of these companies operates a range of local subsidiaries. The other major state sector firm is the China National Offshore Oil Corporation (CNOOC), which handles offshore exploration and production and accounts for roughly 15 percent of China’s domestic crude oil production

According to OGJ, China had 6.2 Mmbbl/d of crude oil refining capacity as of January 2006. Sinopec and CNPC are the two dominant players in China’s oil refining sector. The expansive sector is undergoing modernization and consolidation, with dozens of small refineries shut down in recent years and larger refineries expanding and upgrading their existing facilities. In July 2006, PetroChina completed the expansion of its Dalian refining center, raising the plant’s capacity from 210,000 bbl/d to 410,000 bbl/d, making it the largest refinery in China.

China has been ranked the highest in the world for the volume of the cargo and container output for the last 5 consecutive years. According to the National Development and Reform Commission and the National Bureau of Statistics of China, in 2007, total logistics industry output increased to RMB 75,228.3 billion, or by 26.2%. The same report estimated that by 2010, the total industry output will reach RMB 1.2 trillion, with 20% growth annually.

By the end of 2007, China had 14 harbors with 100 million ton capacity, up from 12 in 2006. In total, there are over 1,400 harbors in China with more than 35,000 dock berth with cargo capacity of 3.4 billion tons and 61.5 million shipping containers. Also, in 2007, China sea infrastructure and logistics industries added RMB 341.4 billion in value, an increase of more than 21%.

In 2007, the total fuel consumption in the PRC exceeded 40.7 billion tons; for the same period, the total consumption by region, including Liaoning, Shandong and Zhejiang Provinces, where we primarily operate, was in excess of 818 million tons.

The market for oil for small and medium size vessels, i.e. less than 3,000 tons, is very fragmented with no discernible market leader. It is characterized by intense price competition, uneven product and service quality and is dominated by many small fuel trading companies. Most of these trading companies do not have stable supply sources or a strong working capital to withstand market risk. Unstable supplies often lead to chronic shortages of oil in the market resulting in black market operations and counterfeit products. Boats and vessels operators when docking at berths for refueling are often at the mercy of oil merchants selling them assortments of fuel oil from various suppliers in the market. Boat and vessel operators are at high risk when oil merchants market them poor quality oil or counterfeit products that have insufficient energy efficiency or cause damages to engines. Therefore, our experience has consistently shown that vessel operators are willing to pay a premium for consistent quality products and services.

Our Products and Services

We blend and supply marine fuel as an alternative fuel for Chinese cargo and fishing vessels. Our sales of fuel for fishing boats represented approximately 70 – 80% of our total revenue for the period 2005 – 2008 as compared with the sale of fuel for cargo vessels which represented the remaining 20 – 30% of our total revenue for the same periods.

Our cargo vessel fuel is designated as CST180 and CST120; fishing boat/vessel fuel — #3 fuel (for engines with 1600 rpm capacity) and #4 fuel (for engines with 1400 rpm capacity). We also blend fuel to specific customer specifications using our proprietary blending technology. Our own blend of Marine Diesel Oil, #3 fuel oil and #4 fuel oil are able to replace the traditional diesel oil, commonly known as #0 diesel oil, used by most small to medium vessels and boats. Currently, we sell approximately 85% of our products through distributors and approximately 15% of our products to retail customers.

Fuel is classified into 6 classes, numbered 1 through 6, each according to its boiling point, composition and purpose. The boiling point, in the range of 175 – 600°C, and carbon chain length, in the range of 20 – 70 atoms, of the fuel increases with fuel number, i.e. the higher the class number, the higher the boiling point and the carbon chain length as well as oil’s viscosity. Price of oil, on the other hand, usually decreases as the fuel number increases since higher number fuel must be heated to overcome its viscosity.

The following table represent the description of our sales organized by product and geographical markets for the periods 2006 – 2009:

	Six months ended June 30, 2009		Year ended December 31
			2008		2007		2006
Products	Tons (in thousands)%		Tons (in thousands)%		Tons (in thousands)%		Tons (in thousands)%
2#	9.98	8.7%	—	0%	—	—	—	0%
3#	12.03	10.5%	18.58	14.6%	7.13	3%	4.59	1.79%
4#	81.35	70.9%	90.49	71%	169.08	72%	178.79	69.79%
180CST	9.65	8.4%	15.99	12.5%	49.14	20.9%	64.05	25%
120CST	1.77	1.5%	2.37	1.9%	9,38	4.1%	8.76	3.42%
Areas
Dalian	28.64	25%	40.89	32%	84,95	36.2%	84.45	33%
Shandong	67.4	58.7%	79.08	62.1%	149,79	63.8%	171.74	67%
Donggang	8.13	7.1%	7.45	5.9%	—	0%	—	0%
Zhejiang	10.61	9.2%	—	0%	—	0%	—	0%

Our Competitive Strengths

Our business objective is to become the premium “one-stop” marine service provider for cargo, fishing and other vessels in China through our integrated distribution networks. We believe that our business model offers competitive advantages over our current market competition through:

•	Product Superiority and Price Competitiveness — our blended marine fuel is price competitive as compared with various brands of diesel oil available in the local PRC market. In fact, based on quarterly 2008 price data, our blended fuel (#4), while maintaining the same fuel efficiency, is, on average, US$60 – 220 per ton cheaper than the leading diesel fuel brand.
•	Brand Recognition — our consistent, what we believe to be superior product quality over the years has resulted in our dominance in the fishing boat and vessel market in the provinces where we maintain our operations. Through our VIE entities, we are the largest privately owned company engaged in marine fuel industry in northern China. We intend to take advantage of our brand to increase our customer base and to leverage our brand and build an integrated distribution system for our range of related oil products and services. We believe our strong branding has allowed us to develop a broad base of end-user customers, expand our sales channels and facilitate more rapid acceptance of our new products.
•	Reliability of Our Supplies of Raw Materials — We have stable and reliable raw material suppliers for our production. Our relationships with upstream suppliers enables us to be a low cost producer. For more discussion of our raw material suppliers, see page 53 of this prospectus. We have a long-standing relationship with China Petroleum (particularly, Dalian, Panjin and Liaoyang Branched) which, combined, provided over 60% of all raw materials we require per year, in 2008 – 2009 with other suppliers, including Beijing XSSB, Fushun XC, Qingdao Anbang, providing the remaining of our need for raw materials. We will continue to explore new suppliers to reduce supply risk as needed.
•	Extensive Sales and Distribution Network — Our distribution consists of approximately 25 distributors throughout China in three provinces, we believe our distribution network is one of the largest among marine fuel suppliers in China. We are acquiring and building new facilities, which consist of blending plants, storage tanks, and fueling ports, close to some of our end customers or to a particular market in order to improve our product distribution capacity. We focus on timely delivery and good customer service. In addition our storage facilities are located close to our customers, enabling us to sell directly to them resulting in lower logistics costs. It also allows us to provide better after sales service and to maintain a close relationship with our key distributors through regular meetings, discussions and customer visits. Among our distributors, Zhonghai Dalian and Shidao Hekou represent 16% and 13% of our sales, respectively.
•	Innovation and R&D capabilities — We strive to identify market trends and developments in the marine fuel industry and use our blending technology to produce quality oils to satisfy the market demand. Since 2003, we have developed more than 5 new products as a result of our research and development capabilities. We operate several dedicated research and development facilities with 3 professionals and collaborate with universities and institutes, including Dalian University of Technology. We believe our investment in research and development has enabled us to continuously expand our product offerings and proactively anticipate market changes in our industry.
•	Stringent Quality Control — We have stringent quality control systems at all stages of the blending process. Our periodic quality tests of our blended products are conducted by the team of trained scientific personnel which represent the area’s leading technical institutes and universities. We test the consistency and quality of our blended products and adjust the various components on an “as needed” basis. In addition, the quality of our testing process is periodically and independently verified by the governmental agencies in charge of overseeing quality and safety standards of the oil products supplied in the marketplace.
•	Strong Management Team — We have key management staff that has extensive experience and technical skills in oil processing, refining and blending technology.

Our Strategies

Our strategy is to capitalize on our competitive strengths to expand our current market penetration. We plan to grow our business by pursuing the following strategies:

•	Expand our Product Offerings — We are focused on becoming a “one-stop” product supplier for our end-user customers. We plan to continue expanding our product offerings to increase the customization of marine fuels and address the key elements of our end-user customers’ needs for lower prices, easier access to fuel and a wide variety of complementary services. We believe offering these integrated systems will promote higher end-user customer satisfaction, higher margins, the establishment of long-term service contracts to maintain the systems and increased barriers to entry for potential competitors.
•	Focus on Advanced Technologies — We are currently utilizing our research and development capabilities to develop new blending processes and applications. We believe there will be a growing demand for products possessing such features as governments, businesses and consumers become increasingly focused on sustainable economic growth and environmental issues. We follow advanced project selection procedures prior to the development of new products, including the use of detailed market and technological analyses. All new products are subject to rigorous testing at our facilities prior to production and sample products are often delivered to end-user customers for their trial use. We begin manufacturing new products only after the sample product from a trial production passes internal inspection and achieves customer satisfaction. This integrated approach allows us to identify potential difficulties in commercializing our product and make adjustments as necessary to develop cost-efficient manufacturing processes prior to mass production. We recognize the importance of customer satisfaction for our newly-developed products and continue to seek feedback from our end-user customers even after the formal launch of a product.
•	Pursue Selective Strategic Acquisitions — While we have experienced substantial organic growth, we plan to pursue a disciplined and targeted acquisition strategy to accelerate our growth. Our strategy will focus on obtaining complementary product offerings and locations, product line extensions, research and development capabilities and access to new markets and customers. We seek vertical growth through the acquisition of retail facilities which increase revenue line by having these newly acquired facilities to purchase more goods from parent and enjoying the profit margin on wholesale and retail distribution. Our acquisitions have historically enabled us to increase our product and service offerings and expand into other geographies. We may continue to acquire companies that provide us with storage capacities, customer and distribution network access. We expect that our acquisition targets will have the same core expertise as we do, maintain suitable storage facilities/berth locations, an established customer base to market our existing line of products and services. We anticipate that this strategy will enhance our time to market and our customer base, and will reduce local market entry risk. We intend to target profitable companies with annual revenues of at least US$6 million. Our proposed strategy is to acquire an entity at a discount to public company trading multiples at a purchase price consisting of cash and common stock at closing, contingent earn-out cash payments payable upon the attainment of post-closing performance milestones.
•	Increase Our Market Share in China — We plan to continue to expand our market share of the industry in China. To do so, we are developing additional advanced products across our comprehensive product lines, which will further create cross-selling opportunities and production and marketing synergies. We also intend to increase our marketing activities and are actively seeking to increase the number of distributors carrying our products, specifically new distributors that will provide us with greater access to a wider range of end-user customers.
•	Expand Our Blending Capacity and Increase In-house Production. We currently plan to use a portion of our net proceeds from this offering to build new manufacturing and blending facilities and production lines to produce new brands of marine fuel products. We also plan to improve and upgrade our existing manufacturing facilities and production lines to enhance our quality control and to meet increasing demand for our current products. With the increased manufacturing capacity, we also expect to bring additional production steps in-house and increase the in-house manufacturing of certain core components to further improve our cost structure, the protection of our intellectual property, the quality and performance of our products and our operational efficiencies.

Sales & Marketing

Our main customers are located in Liaoning, Shandong and Zhejiang Provinces. Currently, we have eight full-time sales and marketing personnel responsible for promoting our products and services to our customers and distributors. We maintain close relationships with our key customers through regular meetings and discussions to keep them updated on the variety of products and services we offer. In addition, we maintain strong relationships in our local communities and government for favorable business expansion in each individual geographical area.

Our sales and marketing approach varies depending on the peculiarities of a particular market. In Shandong Province, for instance, our focus has been on partnering with certain owners of the local oil storage tanks and reservoirs whose facilities are generally underutilized, which allows us certain additional storage capacity, up to an additional 8,000 tons a month in that Province. In Zhoushan City, Zhejiang province, on the other hand, we sell raw materials to our customers who then blend such raw materials into final products and sell them in the market.

Supply of Raw Materials

Although we intend to diversify our raw material supplies by engaging international sources, presently, we purchase all of our raw materials only from Chinese suppliers. Our operating company, Xingyuan, maintains a contractual relationship with Panjin Liaohe Oil Field Dali Group Petrochemical Co., Ltd. (“Panjin”) for purchases of wax fuel oil, which we commenced in October 2005, which provides over 20% of all raw materials as we need every year. These contracts are renewed on a monthly basis whereby the quantities of oil purchased vary from period to period at then prevailing market prices.

We purchase our heavy oil from PetroChina Company Limited, the largest oil and gas producer and distributor in China, from its Huhehaote refinery, in the amount of approximately 1,000 tons per month at prevailing market prices.

Xingyuan also purchases, at market prices, rubber filling oil and extract oil from PetroChina Dalian Petrochemical Company in amounts of 3,000 – 5,000 and 3,000 tons per month, respectively, which provides over 35% of all raw materials as we need every year. These contracts are also renewed on a monthly basis whereby the quantities of oil purchased vary from period to period at then prevailing market prices.

Similarly, Xingyuan maintains a contractual relationship with Qingdao Anbang Refining and Chemical Co., Ltd. (“Qingdao”) for our needs of catalytic diesel oil. These contracts are also renewed on a rolling monthly basis whereby the quantities of oil purchased vary from period to period at then prevailing market prices. We commenced our relationship with Qingdao in February 2007.

The use of domestic, local suppliers in close proximity to our facilities enables us to closely monitor the quality of the raw supplies obtained from such suppliers, provide technical training relating to our raw material requirements and suggest technical improvements. We obtain raw materials and components from suppliers through non-exclusive purchase orders and supply contracts. The purchase order or contract specifies the price for the raw material. Although we allow for adjustments in the price for certain raw materials under extraordinary circumstances, the prices for our materials are generally fixed for the effective term of the purchase agreement. Our contracts with our suppliers are generally renewable on an annual basis, but the price is not fixed and remains flexible and reflective of the prevailing market conditions. We typically negotiate with our suppliers to renew supply contracts at the beginning of each year, taking into account the quality and consistency of the materials and services provided. We maintain multiple supply sources for each of our key raw materials so as to minimize any potential disruption of our operations and maintain sourcing stability. For 2007, 2008 and the six months ended June 30, 2009, purchases from PetroChina Dalian Petrochemical Company (as described above), our largest supplier, accounted for 42%, 46% and 39%, respectively, of our total purchases of raw materials. For the same periods, our ten largest suppliers combined accounted for 78%, 86% and 86%, respectively, of our total purchases of raw materials.

The raw materials required for our products are low value crude oil refinement byproducts which conventionally are disposed of by the major oil producing and refining companies. We negotiate prices for our raw material supplies on a monthly basis to accommodate for our short-term production requirements.

We maintain a procurement team that has established relationships with various raw material suppliers to ensure constant and reliable supply. In addition, we have successfully employed and continue to employ a number of methods to hedge against the risks of fluctuations in the raw material prices. Namely, we:

•	Shorten our production cycle from 30 to 14 days to reduce the price risk;
•	Review raw material price agreements on a weekly basis;
•	Reduce purchase amounts, or buy on an “as needed” basis;
•	Place our blending facilities in close proximity to our customers to reduce delivery time;
•	Increase the proportion of direct sales to end users by building more infrastructure to reduce reliance on distributors; and
•	Leverage our brand, i.e. seek customers who are willing to pay quality and brand premium.

Quality Control

We have implemented a rigid quality control system and devote significant attention to quality control procedures at every stage of our process. We monitor our manufacturing process closely and conduct performance and reliability testing to ensure our products meet our end-user customer expectations. Our quality control group as of June 30, 2009 included 7 employees that implement various management systems to improve product quality programs. We inspect our raw materials to ensure compliance with quality standards. We also evaluate the quality and delivery performance of each supplier periodically and adjust quantity allocations accordingly. We also monitor in-process and outgoing stages of our processes.

Seasonality

The Chinese government prohibits fishing boats and vessels from fishing from June 15th to September 15th of each year, the breeding season for many varieties of fish, in order to protect marine resources and prevent overfishing. As a result, the demand for our blended fuel drops by approximately 15% during this period. In addition, we are also subject to the reduced commercial activity during the Chinese New Year, the most important of the traditional Chinese holidays. During this time, both cargo and fishing traffic decrease and we expect the demand for our products to decrease accordingly.

Research & Development

As of June 30, 2009, we had 7 members in our research and development group. Our research and development activities are based in our research and development center located in the City of Dalian, where we maintain 3 laboratories, including one at the Dalian University of Technology. Each of our laboratories is staffed with several support personnel and is headed by an experienced member of the faculty with whom we enter into contractual arrangements to provide research and development services to the Company. We own all rights, title and interest in any proprietary information resulting from the research work at our R & D facilities. In addition to improving our existing product offerings, our research and development efforts focus on the development of new products, as well as the development of new production methodologies to improve our manufacturing processes.

Competition

The market for oil for small and medium size vessels, i.e. less than 3,000 tons, is very fragmented with no discernible market leader. We estimate the total value of this market to be approximately US$1.2 billion as of December 31, 2008. It is characterized by intense price competition, uneven product and service quality and is dominated by many small fuel trading companies. Most of these trading companies do not have stable supply sources or a strong working capital to withstand market risk, which may lead to chronic shortages of oil in the market. Boat and vessel operators are at high risk when oil merchants market them poor quality oil or counterfeit products that have insufficient energy efficiency or cause damage to engines. Therefore, our experience and market research have consistently shown that boat and vessel operators are willing to pay a premium for consistent quality products and services.

High barriers of entry for new entrants into this industry include heavy regulatory hurdles, scarcity of suitable operation and storage sites, capital intensity and skilled management. Most of the operational, business and other activities in the storage, refining and producing industries are heavily regulated and require layers of governmental consents and approvals. In addition, storage hubs must be located on sufficiently large sites in strategic locations with close proximity to industrial ports and harbors with deep water access. Most of the infrastructure requires significant upfront capital expenditures. Thus, we believe all of the foregoing fortify our competitive positions in the industry.

Our industry is characterized by the major national oil companies controlling the upstream refineries and supplying the end products to the downstream. In particular for marine fuel oil, China Marine Bunker (China Petrol) Co., Ltd. is a main player in the market. In the downstream, there are many traders selling marine fuel oil in all the provinces feeding from the 1st tier manufacturers. There are only a limited number of credible manufacturers that have blending capability of and direct access to raw materials from national refineries.

Our competitors are numerous, ranging from large multinational corporations, which have significantly greater capital resources, to relatively small and specialized firms. In addition to competing with fuel resellers, we also compete with the major oil producers that market fuel directly to the large shipping companies. Such major oil producers do not include the PRC oil companies since under the PRC laws, petroleum producers are precluded from blending oil and oil products. Our business could be adversely affected because of increased competition from the larger oil companies who may choose to directly market to shipping companies, or to provide less advantageous price and credit terms to us than our fuel reseller competitors.

We believe we have no significant competition in the fuel market for small and medium vessels. Potential competitors could include major domestic oil producing and refining companies, including as Sinopec, China Petrol and CNOOC, none of which are currently active in this marketplace or legally permitted to blend oil. However, we believe it is unlikely they would enter into this segment of the market in the near future since the entry opportunities diminish as we develop our integrated distribution system through acquiring resources and sites and strengthening our market position, thus creating high barriers to entry, including regulatory and compliance hurdles capital and storage scarcity, shortage of skilled management.

Insurance

The insurance industry in China is still at an early state of its development. Insurance companies in China offer limited business insurance products or offer them at a high price. Business interruption or similar types of insurance are not customary in China. We currently maintain insurance coverage with Tianan Insurance Company Limited of China, which, as of December 31, 2008, was approximately RMB8,630,000 (US$1,260,000) on our property and facilities and approximately RMB63,600,000 (US$9,320,000) on our inventory. We do not carry any third party liability insurance to cover claims in respect of personal injury, property or environmental damage arising from accidents on our property or relating to our operations other than on our transportation vehicles. We have not had a third party liability claim filed against us during the last five years.

Organizational Structure

Our operating entity, Dalian Xingyuan Marine Bunker Co. Ltd (Xingyuan), was established in September 2001 with a registered capital of RMB7 million and began providing refueling services to the marine vessels in Dalian Port in Dalian City. We conduct substantially all of our business operations through Xingyuan. Chinese law currently has unclear rules and procedures relating to foreign companies’ direct mergers or acquisitions of domestic enterprises. In order to comply with such rules and regulations, as they are predominantly interpreted, we control Xingyuan by entering into various contract agreements by and among Xingyuan and Fusheng, our wholly-owned subsidiary, and we do not own any equity interests in Xingyuan or its wholly-owned subsidiaries, but control and receive the economic benefits of their business operations through contractual arrangements. Xingyuan holds the licenses and approvals necessary to operate its business in China. We have contractual arrangements with Xingyuan and its stockholders pursuant to which we provide technology consulting and other general business operation services to Xingyuan. Through these contractual arrangements, we also have the ability to substantially influence Xingyuan’s daily operations and financial affairs, since we are able to appoint its senior executives and approve all matters requiring stockholder approval. As a result of these contractual arrangements, which enable us to control Xingyuan and to receive, through our direct and indirect wholly owned subsidiaries, all of Xingyuan’s profits, we are considered the primary beneficiary of Xingyuan. Accordingly, we consolidate Xingyuan’s results, assets and liabilities in our financial statements, which is a typical arrangement for companies that are traded and registered in the United States that maintain operations in the PRC.

However, Chinese laws and regulations concerning the validity of the contractual arrangements are uncertain, as many of these laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement by the Chinese government may involve substantial uncertainty. Additionally, the contractual arrangements may not be as effective in providing control over Xingyuan as direct ownership. Due to such uncertainty, we may take such additional steps in the future as may be permitted by the then applicable law and regulations in China to further strengthen our control over or toward actual ownership of Xingyuan or its assets or business operations, which could include direct ownership of selected assets without jeopardizing any favorable government policies toward domestic owned enterprises. Because we rely on Xingyuan for our revenue, any termination of or disruption to these contractual arrangements could detrimentally affect our business.

We, including our direct and indirect subsidiaries, do not own any equity interests in Xingyuan. Our relationships with Xingyuan and its stockholders are governed by a series of contractual arrangements Xingyuan has with our wholly-owned onshore subsidiary, Dalian Fusheng Consulting Co., Ltd. (“Fusheng”). Under Chinese laws, each of Fusheng and Xingyuan is an independent legal entity and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Fusheng and Xingyuan, Xingyuan does not transfer any other funds generated from its operations to Fusheng. Fusheng entered into these contractual arrangements with Xingyuan in March 2009. Subsequently, Fusheng assigned its rights under these contractual arrangements to us.

On March 26, 2009, Fusheng entered into the following contractual arrangements:

Consulting Services Agreement.  Pursuant to the exclusive consulting services agreement between Fusheng and Xingyuan, Fusheng has the exclusive right to provide to Xingyuan business consulting and related services in connection with the production and sale of marine bunker (the “Services”). Under this agreement, Fusheng owns the intellectual property rights arising from the performance of the Services, including, but not limited to, any trade secrets, copyrights, patents, know-how, un-patented methods and processes and otherwise, whether developed by Fusheng or Xingyuan based on Fusheng’s provision of Services under the agreement. Xingyuan pays quarterly consulting service fees to Fusheng that are equal 50% of Xingyuan’s total net profit for such quarter. The consulting services agreement is in effect for a term of 10 years starting from March 26, 2009 unless terminated by (a) Xingyuan upon six-months prior written notice and payment to Fusheng of (i) RMB2,000,000 as liquidated damages and (ii) all of Fusheng’s losses resulting from such early termination; (b) Fusheng upon Xingyuan’s breach of the agreement; or (c) Fusheng at any time upon thirty-days written notice to Xingyuan. This agreement may be renewed at Fusheng’s sole discretion.

Operating Agreement.  Pursuant to the operating agreement among Fusheng, Xingyuan and the stockholders of Xingyuan who collectively hold all of the outstanding shares of Xingyuan (collectively “Xingyuan Stockholders”), Fusheng provides guidance and instructions on Xingyuan’s daily operations, financial management and employment issues. The stockholders of Xingyuan must appoint the candidates recommended by Fusheng to Xingyuan’s board of directors. Fusheng has the right to appoint personnel to high level managerial positions of Xingyuan, including General Manager and Chief Financial Officer. In addition, Fusheng agrees to guarantee Xingyuan’s performance under any agreements, contracts or transactions executed by Xingyuan relating to Xingyuan’s business. Xingyuan, in return, agrees to pay Fusheng a quarterly fee equal to 50% of Xingyuan’s total net profits for such quarter. Moreover, Xingyuan agrees that without the prior consent of Fusheng, Xingyuan will not engage in any transactions that could materially affect the assets, obligations, rights or the business of Xingyuan, including, without limitation, (a) borrowing money from a third party or assuming any debt, (b) selling to a third party or acquiring from a third party any assets or rights, including without limitation, any plant, equipment, real or personal property, or any intellectual property rights, (c) providing any guaranty for any third party obligations, (d) assigning to a third party any agreements related to Xingyuan’s business, (e) engaging in any other business consulting agreements with a third party or engaging in any other business activities other than the business of producing and selling marine bunker, and (f) pledging any of Xingyuan’s assets or intellectual property rights to a third party as a security interest. The term of this agreement is 10 years from March 26, 2009 and will be automatically renewed for additional 10 year periods upon the expiration of the initial term or any renewal term, unless previously terminated. Fusheng may terminate the agreement at any time upon thirty (30) days written notice to Xingyuan and the Xingyuan Stockholders.

Equity Pledge Agreement.  Under the equity pledge agreement between Xingyuan, the Xingyuan Stockholders and Fusheng, the Xingyuan Stockholders pledged all of their equity interests in Xingyuan to Fusheng to guarantee Xingyuan’s performance of its obligations under the following agreements entered into by Fusheng and Xingyuan: (a) the Exclusive Consulting Agreement dated March 26, 2009, (b) the Operating Agreement dated March 26, 2009 and (c) any other agreements to be entered into by and between Fusheng and Xingyuan from time to time with respect to Fusheng’s provision of services to Xingyuan and Fusheng’s collection of appropriate charges from Xingyuan (collectively, (a), (b) and (c) are the “Service Agreements”). If Xingyuan or Xingyuan’s Stockholders breach its respective contractual obligations, Fusheng, as pledgee, will be entitled to certain rights, including but not limited to the right to sell the pledged equity interests. The stockholders of Xingyuan agreed that without Fusheng’s prior written consent, they will not transfer any equity interest, create or permit to exist any pledge that may damage Fusheng’s rights or interests in the pledged equity interests, or cause Xingyuan’s meeting of stockholders or board of directors to pass any resolutions about the sale, transfer, pledge or other disposal of the lawful right to derive income from any equity interest in Xingyuan or about the permission of the creation of any other security interests thereon. The term of this agreement is the same as the longest of the Service Agreements. If the term of any Service Agreement is renewed, the term of this agreement will extend accordingly.

Option Agreement.  Under the option agreement between Xingyuan, the Xingyuan Stockholders and Fusheng, the Xingyuan Stockholders irrevocably, unconditionally and exclusively granted Fusheng a purchase option (the “Purchase Option”) whereby, to the extent permitted under Chinese law, Fusheng has the right to request the Xingyuan Stockholders transfer, to it or its designated entity or person, the total equity interests held by them in the registered capital of Xingyuan, which as a group equals 100% of the outstanding equity of Xingyuan. Fusheng has sole discretion to decide the specific time, method and number of the exercise of the Purchase Option. At the time of each exercise of the Purchase Option by Fusheng, Fusheng will pay a nominal amount to the Xingyuan Stockholders for the future purchase of the pre-VIE equity (the “Transfer Price”). If Chinese law imposes any regulation on the amount of consideration, which would require payment of an amount greater than the Transfer Price, Fusheng, or its designee, may select the lowest price permitted under Chinese law as the consideration for the exercise of the Purchase Option. This agreement will terminate after 100% of the outstanding equity of Xingyuan has been duly transferred to Fusheng and/or Fusheng’s designee(s).

Proxy and Voting Agreements.  Pursuant to the proxy and voting agreements between Fusheng, Xingyuan, and each of Xingyuan’s Stockholders, Xingyuan’s Stockholders agreed to irrevocably entrust the person designated by Fusheng with his stockholder voting rights and other stockholder rights for representing him to exercise such rights at the stockholders’ meeting of Xingyuan in accordance with applicable laws and its Article of Association, including, but not limited to, the right to sell or transfer all or any of his equity interest in Xingyuan, and appoint and vote for the directors and Chairman as the authorized representative of the Xingyuan Stockholders. The term of each Proxy and Voting Agreement is twenty (20) years from March 26, 2009 and may be extended prior to its expiration by written agreement of the parties.

In August 2009, we entered into a share exchange agreement (the “Exchange Agreement”) with all of the shareholders of Goodwill Rich International Limited, a Hong Kong company (“Goodwill”). Pursuant to the Exchange Agreement, we agreed to issue shares of our common stock in exchange for all of the issued and outstanding securities of Goodwill (the “Share Exchange”). The Goodwill shareholders included Star Blessing Enterprise Limited (“SBE”), a company organized under the laws of the British Virgin Islands, (i) Growing Sincere Limited (“GSL”) a company organized under the laws of the British Virgin Islands, (ii) White Bright Limited (“WBL”), a company organized under the laws of the British Virgin Islands, and (iii) Shining Joy Group Limited (“SJG”) a company organized under the laws of the British Virgin Islands. Prior to the Share Exchange, SBE, GSL, WBL and SJG beneficially owned 89.04%, 4%, 3% and 3.96% of equity securities in Goodwill, respectively. The Share Exchange closed on October 16, 2009. We do not anticipate issuing any fractional shares in connection with the Share Exchange. Upon the closing of the Share Exchange, we (i) will become the 100% parent of Goodwill, and its wholly-owned subsidiary, Dalian Fusheng Consulting Co., Ltd., and (ii) assumed the operations of Goodwill and its subsidiaries. The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

The following diagram illustrates our corporate structure following the Share Exchange Agreement:

Business, Ownership, Environmental and Other Regulations

Petroleum and Refining Industry Regulations

Although the Chinese government is liberalizing its control over the petroleum and petrochemical industries, significant government regulations remain. Central government agencies and their local or provincial level counterparts do not own or directly control our production facilities. However, they exercise significant control over the petrochemical industry in areas such as production quotas, quality standards, allocation of raw materials and finished products, allocation of foreign exchange and Renminbi loans for capital construction projects. Since 2003, at the national level, our operations are subject to the supervision and industrial oversight, to various extent, by the State Assets Regulatory and Management Commission, by the Ministry of Commerce and the National Development and Reform Committee. At the local level, we are subject to the supervision and oversight by the provincial branches of these national agencies as well as local governments and agencies.

Foreign Exchange and Dividend Distribution Regulations

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Control Regulations (1996), as amended. Under these regulations, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of the Renminbi for capital account items, such as direct investment, loans, repatriation of investment and investment in securities outside China, however, is still subject to the approval of the SAFE or its competent local branch. The dividends paid by a subsidiary to its shareholder are deemed income of the shareholder and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), foreign-invested enterprises in China may purchase or remit foreign exchange, subject to a cap approved by the SAFE, for settlement of current account transactions without the approval of the SAFE.

The principal regulations governing distribution of dividends of foreign holding companies include the Foreign Investment Enterprise Law (1986), as amended, and the Administrative Rules under the Foreign Investment Enterprise Law (2001). Under these regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, foreign-invested enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends. Our Chinese subsidiaries, which are all foreign-invested enterprises, are restricted from distributing any dividends to us until they have met these requirements set out in the regulations.

According to the new EIT law and the implementation rules on the new EIT law, if a foreign legal person is not deemed to be a resident enterprise for Chinese tax purposes, dividends generated after January 1, 2008 and paid to this foreign legal person from business operations in China will be subject to a 10% withholding tax, unless such foreign legal person’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a different withholding arrangement. Under the new EIT law and its implementation rules, if an enterprise incorporated outside China has its “de facto management organization” located within China, such enterprise would be classified as a resident enterprise and thus would be subject to an enterprise income tax rate of 25% on all of its income on a worldwide basis, with the possible exclusion of dividends received directly from another Chinese tax resident.

On December 25, 2006, the People’s Bank of China, or PBOC, issued the Administration Measures on Individual Foreign Exchange Control, and the corresponding Implementation Rules were issued by SAFE on January 5, 2007. Both of these regulations became effective on February 1, 2007. According to these regulations, all foreign exchange matters relating to employee stock holding plans, share option plans or similar plans in which PRC citizens’ participation require approval from the SAFE or its authorized branch. On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Option Holding Plan or Stock Option Plan of Overseas Listed Company, or the Stock Option Rule. The purpose of the Stock Option Rule is to regulate foreign exchange administration of Chinese citizens who participate in employee stock holding plans and share option plans of offshore listed companies. According to the Stock Option Rule, if a Chinese citizen participates in any employee stock holding plans or share option plans of an offshore listed company, a Chinese domestic agent or the Chinese subsidiary of the offshore listed company is required to file, on behalf of the individual, an application with the SAFE to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock holding or share option exercises. This restriction exists because a Chinese citizen may not directly use offshore funds to purchase stock or exercise share options. Concurrent with the filing of the required application with the SAFE, the Chinese domestic agent or the Chinese subsidiary must obtain approval from the SAFE to open a special foreign exchange account at a Chinese domestic bank to hold the funds required in connection with the stock purchase or option exercise, any returned principal profits upon sales of stock, any dividends issued on the stock and any other income or expenditures approved by the SAFE. The Chinese domestic agent or the Chinese subsidiary also is required to obtain approval from the SAFE to open an offshore special foreign exchange account at an offshore trust bank to hold offshore funds used in connection with any employee stock holding plans. All proceeds obtained by a Chinese citizen from dividends acquired from the offshore listed company through employee stock holding plans or share option plans, or sales of the offshore listed company’s stock acquired through other methods, must be remitted back to China after relevant offshore expenses are deducted. The foreign exchange proceeds from these sales can be converted into Renminbi or transferred to the individuals’ foreign exchange savings account after the proceeds have been remitted back to the special foreign exchange account opened at a Chinese bank. If share options are exercised in a cashless exercise, the Chinese individuals exercising them are required to remit the proceeds to the special foreign exchange account. Although the Stock Option Rule has been promulgated recently and many issues require further interpretation, we and our Chinese employees who have been or will be granted share options or shares will be subject to the Stock Option Rule when we become an offshore listed company.

Employee Stock Option Regulations

Under SAFE Notice No. 106, employee stock holding plans of offshore special purpose companies must be filed with the SAFE, and employee share option plans of offshore special purpose companies must be filed with the SAFE while applying for the registration for the establishment of the offshore special purpose company. After the employees exercise their options, they must apply for the amendment to the registration for the offshore special purpose company with the SAFE. If we or our Chinese employees fail to comply with the Stock Option Rule, we and/or our Chinese employees may face sanctions imposed by foreign exchange authority or any other Chinese government authorities.

On August 8, 2006, six Chinese regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. Under the New M&A Rule, equity or assets merger and acquisition of Chinese enterprises by foreign investors will be subject to the approval from the Ministry of Commerce or its competent local branches. This regulation also includes provisions that purport to require special purpose companies formed for purposes of offshore listing of equity interests in Chinese companies to obtain the approval of the CSRC prior to the listing and trading of their securities on any offshore stock exchange. As defined in the New M&A Rule, a special purpose vehicle is an offshore company that is directly or indirectly established or controlled by Chinese entities or individuals for the purposes of an overseas listing.

The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process. The application of the New M&A Rule with respect to offshore listings of special purpose companies remains unclear with no consensus currently existing among leading Chinese law firms regarding the scope of the applicability of the CSRC approval requirement.

A loan made by foreign investors as shareholders in a foreign-invested enterprise is considered to be foreign debt in China and subject to several Chinese laws and regulations, including the Foreign Exchange Control Regulations of 1997, the Interim Measures on Foreign Debts of 2003, or the Interim Measures, the Statistical Monitoring of Foreign Debts Tentative Provisions of 1987 and its Implementing Rules of 1998, the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions of 1996, and the Notice of the SAFE in Respect of Perfection of Issues Relating Foreign Debts, dated October 21, 2005. Under these regulations, a shareholder loan in the form of foreign debt made to a Chinese entity does not require the prior approval of the SAFE. However, such foreign debt must be registered with and recorded by the SAFE or its local branch in accordance with relevant Chinese laws and regulations. Our Chinese subsidiaries can legally borrow foreign exchange loans up to their borrowing limits, which is defined as the difference between the amount of their respective “total investment” and “registered capital” as approved by the Ministry of Commerce, or its local counterparts. Interest payments, if any, on the loans are subject to a 10% withholding tax unless any such foreign shareholders’ jurisdiction of incorporation has a tax treaty with China that provides for a different withholding agreement. Pursuant to Article 18 of the Interim Measures, if the amount of foreign exchange debt of our Chinese subsidiaries exceed their respective borrowing limits, we are required to apply to the relevant Chinese authorities to increase the total investment amount and registered capital to allow the excess foreign exchange debt to be registered with the SAFE.

Environmental Regulations

China’s rapid economic growth over the last two decades has also brought with it several energy related environmental problems. Environmental pollution from fossil fuel combustion is damaging human health, air and water quality, agriculture, and ultimately the economy. Many of China’s cities are among the most polluted in the world. China is the world’s second-largest source of carbon dioxide emissions behind the United States. EIA forecasts predict that China will experience the largest growth in carbon dioxide emissions between now and the year 2030. The Chinese government has taken several steps to improve environmental conditions in the country. Chief among these is the new Law on Renewable Energy, which took effect on January 1, 2006. The new law seeks to promote cleaner energy technologies, with a stated goal of increasing the use of renewable energy to 10 percent of the country’s electricity consumption by 2010 (up from roughly 3% in 2003).

We are subject to national and local environmental protection regulations, which currently impose a graduated schedule of fees for the discharge of waste substances, require the payment of fines for pollution and provide for the forced closure of any facility that fails to comply with orders requiring it to cease or cure certain environmentally damaging practices. We have established environmental protection systems which consist of pollution control facilities to treat certain of our waste materials and to safeguard against accidents. We believe our environmental protection facilities and systems are adequate for the existing national and local environmental protection regulations.

Employees

As of September 30, 2009, we had 128 employees, 24 of which are engaged in management, administration and related areas, and the remaining 104 — in operations at various local sites throughout the east of China. None of our employees are represented by a labor union or collective bargaining agreements. We consider our employee relations to be good.

Intellectual Property

We rely on trademark and copyright laws, trade secret protection, non-competition and confidentiality and/or licensing agreements with our executive officers, clients, contractors, research and development personnel and others to protect our intellectual property rights. We do not possess any licenses to use third-party intellectual property rights nor do we license to third-parties any intellectual property rights we own. The protection afforded by our intellectual property may be inadequate. It may be possible for third parties to obtain and use, without our consent, intellectual property that we own or are licensed to use. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business. We may also be subject to litigation involving claims of violation of intellectual property rights of third parties.

Properties

Under Chinese law, all of the land in China is either state-owned or collectively-owned, depending on its location and the specific laws governing such land. Collectively-owned land is owned by rural collectives and generally cannot be used for non-agricultural purposes unless approved by the Chinese government. Collectively-owned land cannot be transferred, leased or mortgaged to non-collectives without first being converted into state-owned land. Individuals and entities may acquire rights to use state-owned land, or land-use-rights, for commercial, industrial or residential purposes by means of mutual agreement, tender, auction or listing for sale from local land authorities or an existing holder of a land-use-right. Land-use-rights granted for commercial, industrial and residential purposes may be granted for a period of up to 40, 50 or 70 years, respectively. This period may be renewed at the expiration of the initial and any subsequent terms, subject to compliance with relevant laws and regulations. Land-use-rights are transferable and may be used as security for borrowings and other obligations.

Our executive offices are located at Unit C, No. 68 West Binhai Road, Xigang District Dalian, People’s Republic of China. We lease the premise at the rate of approximately $89,000 per annum; the lease term expires January 5, 2011.

Our production, blending and storage facilities are located at China National Petroleum Corporation’s Dalian Branch in Liaoning Province, Dalian Ganjinzi District Shanzhong Street e and Panjin Liaohe Petroleum Corporation’s Panjin branch also in Liaoning Province Panjin Xinglongtai District Gong Street.

Our leased facilities, in the aggregate, represent approximately 22,100 cubic meters of storage facilities, and approximately 460,000 tons of berth facilities as set forth in the following list of our leased facilities in various geographical locations as of June 30, 2009:

Type of Leased Facility	Capacity	Monthly Rent	# of Units	Location
Oil Blending and Storage Tanks	10,000 cubic meter		1	Liaoning-Dalian
Oil Blending and Storage Tanks	2,000 cubic meter	$17,518	2	Liaoning-Dalian
Oil Blending and Storage Tanks	1,000 cubic meter		3	Liaoning-Dalian

Berth Facilities	50,000 – 80,000 ton	$12,165	9	Liaoning-Dalian

Oil Blending and Storage Tanks	2,400 cubic meter		1	Liaoning-Panjin
Oil Blending and Storage Tanks	2,700 cubic meter	$18,300	1	Liaoning-Panjin
Berth Facilities	2,500 ton		4	Liaoning-Panjin

Our owned facilities, in the aggregate, represent approximately 23,800 cubic meters of storage facilities, and approximately 1,500 tons of berth facilities as set forth in the following list of our leased facilities in various geographical locations as of June 30, 2009:

Type of Owned Facility	Capacity	# of Units	Location
Storage Tank	1,500 cubic meter	4	Shandong-Rongcheng
Oil Blending and Storage Tank	2,000 cubic meter	4	Liaoning-Donggang
Berth Facilities	500 tons	1	Liaoning-Donggang
Oil Blending and Storage Tank	2,000 cubic meter	1	Zhejiang-Shifpu
Oil Blending and Storage Tank	1,000 cubic meter	2	Zhejiang-Shifpu
Oil Blending and Storage Tank	600 tons	3	Zhejiang-Shifpu
Berth Facilities	1,000 tons	1	Zhejiang-Shifpu

Our oil tanks are mainly located in three regions as follows:

•	Donggang — The reserve capacity of every one of the four oil tanks located in Donggang Liaoning Province is 2000 cubic meters (cm). The oil tanks are used for storage, delivery and blending of nonstandard diesel, standard diesel and #3 marine fuel. The capacity of fuel turnover per year can be as high as 200,000 tons. The location of oil tanks in Donggang is near Xingyuan’s berth, which is also owned by the Company, and the oil can be transported to the vessels at the berth through underground pipelines.
•	Xinfa — The reserve capacity of every one of the four oil tanks located in Shidao, Shandong Province is 1,500 cm. The oil tanks are applied for storage and delivery of #3 and #4 marine fuel. The capacity of fuel turnover per year is up to 150,000 tons. The location of oil tanks in Xinfa is near Xingyuan’s berth, which is also owned by the Company, and the fuel can be transported to the vessels at the berth through underground pipelines.
•	Nanlian — there are six oil tanks located in Nanlian, including one with the reserve capacity of 2000 cm, two with the reserve capacity of 1000 cm and three with the reserve capacity of 600 cm. The oil tanks are applied for storage, delivery and blending of nonstandard diesel. The capacity of fuel turnover per year is approximately 150,000 tons. The location of oil tanks in Nanlian is near Xingyuan’s berth, owned by the Company and the marine fuel can be transported to the vessels at the berth through underground pipelines.

As of December 31, 2008, we had one oil tanker at our disposal, named Xingyuan No.1, which is used for the transportation and re-fueling at sea purposes. The tanker has the maximum carrying capacity of 500 tons.

Legal Proceedings

Except as set forth below, there are no material legal proceedings, regulatory inquiries or investigations pending or threatened against us.

In January 2008, Dalian Xingyuan also obtained a judgment in its favor in the sales contract dispute at the trial court level against Yantai Development Zone Fuchang Bunker Co., Ltd. (“Fuchang”). Under this judgment for specific performance, Fuchang is required to deliver approximately 163 tons of marine fuel to Dalian Xingyuan within 20 days following the court decision or to pay to Dalian Xingyuan a restitution amount of RMB791,473 plus the legal expenses of the lawsuit of approximately RMB16,510.

In May 2008, our operating entity, Dalian Xingyuan, obtained a judgment in a contractual dispute in its favor against Dalian Dafangshen Ocean Fishery Co., Ltd. (“Dafangshen”) in the amount of RMB1,431,487 and the penalty of approximately RMB1,000,000. Dafangshen did not appeal the judgment and, therefore, we intend to collect on this judgment to the full extent permissible under the PRC law.

In June 2008, in a separate joint-cooperation contract dispute by and between Dalian Xingyuan and Fuchang, Fuchang obtained a judgment against Dalian Xingyuan following a trial in the amount of RMB1,000,000. On August 15, 2009, the people’s court of first instance formed a new collegial panel and rendered its judgment in favor of Dalian Xingyuan, as a result of which judgment Dalian Xingyuan will not be required to pay the RMB1,000,000 penalty to Fuchang. Fuchang has the right to file an appeal with the people’s court at the appeal level within 15 days from the date on which the written verdict is served the matter is pending on appeal. In the opinion of its PRC legal counsel, Dalian Xingyuan will prevail in this matter. However, in the event Dalian Xingyuan does not prevail in this matter, the PRC legal counsel estimates its maximum monetary expense to be in the range of RMB 200,000 – 300,000.

Management

The following table sets forth the names and ages of our directors and executive officers as of July 1, 2009. Officers are appointed by, and serve at the pleasure of, our Board of Directors.

Name	Age	Position
An Fengbin	42	Chairman, President and Chief Executive Officer
Wen Tong	33	Chief Financial Officer, Director
Chen Yuqiang	46	Chief Operating Officer
Wen Jiang	46	Independent Director
Yu Bing	32	Independent Director
Francis N.S. Leong	65	Independent Director
Bai Jinhai	70	Chief Technology Officer

Biographical information with respect to the Company’s current executive officers and directors is provided below.

An Fengbin has served as our Chairman, President and Chief Executive Officer since May 2004. From 1985 to 1996, Mr. An worked in the Credit and Loan Department of China Agricultural Bank where he held the title of Deputy Director of Corporate Department, following which engagement, he joined Dalian Zhenyuan Oil Blending Co., Ltd. as a General Manager in 1996 and remained until May 2000. In September 2001, he established a joint venture with Sinopec Corp. (China Petroleum & Chemical Corporation) and founded Xingyuan. Mr. An graduated from Dongbei Finance and Economics University in September 2003 with a degree in Economic Management degree.

Wen Tong has been our Chief Financial Officer and Director since May 2007. From November 2005 to April 2007, Mr. Wen has worked at China Industrial Waste Management Co. Ltd., an OTC-BB company with approximately $10 million in revenue in 2007, as a director and a Deputy Manager. Prior to that, Mr. Wen has worked as an auditor at the accounting firm of Liaoning Tianjin Accounting. Mr. Wen holds a degree in Accounting from Dongbei Finance and Economics University (September 1998).

Chen Yuqiang has served as the Chief Operating Officer of our company since April 2009. Mr. Chen worked as a Deputy General Manager at Guangdong Longtian Chemical Co. since October 2007 before joining our company. Prior to that, from April 2006 to October 2007, Mr. Chen was the Deputy General Manager for Guangzhou Nansha Taishan Petrochemical Co. Ltd. Mr. Chen graduated from Chongqing Jiaotong University in 1995 with a degree in Logistic Management. He also holds a Master’s degree in Business Administration from Zhongshan University (December 2007).

Wen Jiang has served as our director since July 2009. From 1993 to present, Mr. Jiang has served as Managing Director of the accounting firm of Wen Jiang & Company, PC in Portland, Oregon, where provides services to more than 300 clients in the public and private sectors. Mr. Jiang has 18 years of experience in accounting, auditing, tax and international business consulting matters. He is a licensed CPA in State of Oregon (1993) and a registered member with PCAOB. Mr. Jiang holds a Bachelor of Science degree in Accounting from Eastern Oregon University (1989).

Francis N.S. Leong has served as our director since July 2009. From 2003 to present, Mr. Leong has served as a Principal at Sungai River, Inc., an international financial consulting firm. Mr. Leong also holds directorships on the Boards of several public companies, including Grand Power Logistics Group, Inc., a freight-forwarding services provider (GPW — Toronto Stock Exchange Venture Board); Boyuan Construction Group, Inc., a Chinese construction company (BOY — Toronto Stock Exchange Venture Board); and China Industrial Waste Management, Inc., an industrial waste collection company based in Dalian, China (CIWT —  OTC-BB). Mr. Leong holds a Bachelor of Commerce degree from National Chengchi University in Taipei, Taiwan (1968) and a Master’s degree in Public Administration from Marriott School of Management, Brigham Young University, (1975).

Yu Bing has served as our director since July 2009. From June 2007 to present, Ms. Yu has served as Executive Director of Brainzoom Investment Holdings Limited, an international business and financial consulting firm. From March 2006 to May 2007, she has served as Corporate Financial Director of Cellon

International Holdings Corporation, an electronics component design company. From June 1999 to March 2006, Ms. Yu has served as Audit Manager at Arthur Andersen, then, at PricewaterhouseCoopers LLP. Ms. Yu holds a Bachelor of Accounting from Central University of Finance and Economics (1998).

Bai Jinhai has been our Chief Technological Officer since March 2005. Mr. Bai holds a Chemical Engineering degree from Dalian Technological University (DTU) (September 1963). Following his graduation, he remained on the DTU faculty and has taught in undergraduate and graduate programs at the DTU. He has also conducted independent research in the oil and chemical technology areas.

************

All of our executive officers and key employees devote their full-time attention to our business. No director or executive officer is related to any other of our directors or executive officers, and there are no arrangements or understandings between a director and any other person that such person will be elected as a director. There are no material proceedings to which any director, director nominee, executive officer or affiliate of our company, any owner of record or beneficially of more than 5% of any class of voting securities of our subsidiaries or our company, or any associate of any such director, officer, affiliate or security holder is a party adverse to us.

No director or officer of the Company has, during the last five years: (i) been convicted of any criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violations with respect to such laws.

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged to become directors or executive officers. There are no family relationships among our officers and directors and those of our direct and indirect subsidiaries.

Directors’ and Officers’ Insurance

Though we do not maintain directors’ and officers’ liability insurance as of the date of this prospectus, we expect to obtain such a policy, in the amount of $5 million, shortly after the completion of this offering.

Board of Directors

Our Board oversees the business affairs of our company and monitors the performance of management. Under our Bylaws, the Board size may not exceed 6 members. Presently, there are 5 Board members. At each annual meeting, shareholders elect directors for a full term or the remainder thereof, as the case may be, to succeed those whose terms have expired. Each director holds office for the term for which he or she is elected or until his or her successor is duly elected.

Director Independence

Our Board is subject to the independence requirements of the Nasdaq Stock Market (Nasdaq). Our Board has determined that a majority of our directors and all current members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are “independent” under the standards provided by the Nasdaq and that the members of the Audit Committee are also “independent” for purposes of Section 10A-3 of the Exchange Act. The Board based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. Based upon information submitted to the Board, the Board has determined that Wen Jiang, Yu Bing and Francis N.S. Leong are independent directors on the Board.

Board Committees

Our Board has designated three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Below are the current committee memberships and other information about the Board committees.

	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Wen Jiang	*	**	*
Yu Bing	*(1)	*	**
Francis N.S. Leong	**	*	*

*	Designates membership.
**	Designates chairmanship or acting chairmanship
(1)	Audit Committee financial expert

Audit Committee.  The Audit Committee assists the Board in the oversight of the audit of our consolidated financial statements and the quality and integrity of its accounting, auditing and financial reporting processes. The Audit Committee is responsible for making recommendations to the Board concerning the selection and engagement of independent registered public accountants and for reviewing the scope of the annual audit, audit fees, results of the audit and auditor independence. The Audit Committee also reviews and discusses with management and the Board such matters as accounting policies, internal accounting controls and procedures for preparation of financial statements. Our Board has determined that each of the members of the Audit Committee meets the criteria for independence under the standards provided by the Nasdaq Stock Market. A copy of the Audit Committee Charter is filed as an exhibit to the registration statement of which this prospectus is a part.

Audit Committee Financial Expert.  Our Board has also determined that Ms. Yu qualifies as an “audit committee financial expert” as defined under the federal securities laws. Ms. Yu is “independent” under Rule 10A-3 under the Securities Act. A copy of the Audit Committee Charter is filed as an exhibit to the registration statement of which this prospectus is a part.

Compensation Committee.  The Compensation Committee evaluates the performance of our senior executives, considers the design and competitiveness of our compensation plans, reviews and approves senior executive compensation and administers our equity compensation plans. A copy of the Compensation Committee Charter is filed as an exhibit to the registration statement of which this prospectus is a part.

None of our executive officers served:

•	as a member of the compensation committee of another entity which has had an executive officer who has served on our compensation committee;
•	as a director of another entity which has had an executive officer who has served on our compensation committee; or
•	as a member of the compensation committee of another entity which has had an executive officer who has served as one of our directors.

Nominating and Governance Committee.  The Nominating and Governance Committee identifies candidates for future Board membership and proposes criteria for Board candidates and candidates to fill Board vacancies, as well as a slate of directors for election by the shareholders at each annual meeting. The Nominating and Governance Committee also annually assesses and reports to the Board on Board and Board Committee performance and effectiveness and reviews and makes recommendations to the Board concerning the composition, size and structure of the Board and its committees. A copy of the Nominating and Governance Committee Charter is filed as an exhibit to the registration statement of which this prospectus is a part.

Code of Ethics

Our Board has adopted a Code of Ethics within the meaning of Item 406 of Regulation S-K that applies to all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Ethics codifies the business and ethical principles that govern our business. A copy of the Code of Ethics is filed as an exhibit to the registration statement of which this prospectus is a part.

The Code of Ethics is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;
•	Compliance with applicable governmental laws, rules and regulations;
•	The prompt internal reporting of violations of the ethics code to an appropriate person or persons identified in the code; and
•	Accountability for adherence to the Code of Ethics.

Executive Compensation

The following table sets forth information concerning the compensation for the fiscal year ended December 31, 2008 and 2007, respectively, of our (i) Chief Executive Officer, (ii) Chief Financial Officer, and (iii) all other executive officers (collectively, the “Named Executive Officers”):

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	All other compensation ($)	Total ($)
An Fengbin President and Chief Executive Officer(1)	2008	64,000	20,000	0	84,000
	2007	60,000	15,000	0	75,000
Wen Tong Chief Financial Officer	2008	13,000	5,000	0	18,000
	2007	10,000	5,000	0	15,000

(1)	The material terms and provisions of Mr. An’s Employment Agreement are disclosed below.

There were no option grants, option exercises, options outstanding or stock vested in 2008. We do not offer any pension benefit plans to our employees.

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

An Fengbin Employment Agreement.

We intend to enter into an Employment Agreement with Mr. An Fengbin, our President and Chief Executive Officer. Under the terms of such Employment Agreement, we would continue Mr. An’s employment as our President and Chief Executive Officer for a term of 5 years. Mr. An is to receive an initial annual salary to be determined by our Board, with an annual increase of the prior year’s salary thereafter during the term. Additionally, at the discretion of our Compensation Committee, Mr. An would be eligible to receive an annual bonus which amount, if any, and payment will be determined by the Committee. Mr. An would be entitled to medical, disability, vacation and life insurance benefits, and reimbursement of all reasonable or authorized business expenses.

In the event the Employment Agreement terminates, during its term, upon Mr. An’s death, we would be obligated to pay Mr. An’s estate his base salary amount through the first anniversary of his death (or the expiration of the Employment Agreement if earlier than the anniversary date), as well as pro rata allocation of any bonus based on the days of service during the year of death, and all amounts owing to Mr. An at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay. If Mr. An is unable to perform his obligations under the Employment Agreement for over 180 consecutive days during any consecutive 12 months period, we would be able to terminate the Employment Agreement by written notice to Mr. An delivered prior to the date that he resumed his duties. Upon receipt of such written notice, Mr. An would be permitted to request a medical examination under which if he was certified to be incapable of performing his obligations for over 2 additional months, the Employment Agreement would be terminated.

We would be entitled to terminate the Employment Agreement for Cause, upon notice if at any time Mr. An, among other things: (a) refused in bad faith to carry out specific written directions of our Board; (b) intentionally took fraudulent or dishonest action in his relations with us; (c) was convicted of a crime involving an act of significant moral turpitude; or (d) knowingly committed an act or omitted to act in violation of our written policies, the Employment Agreement or any agreements that we may have with third parties and that was materially damaging to our business or reputation.

On the other hand, Mr. An would be able to terminate the Employment Agreement upon written notice if, among other things: (a)there was a material adverse change in the nature of his title, duties or obligations; (b) we materially breached the Employment Agreement; (c) we failed to make any payment to Mr. An (excepting any payment which was not material and which we were contesting in good faith). If Mr. An were to terminate the Employment Agreement for any one of these reasons, or if we terminated the Employment Agreement without Cause, we would be obligated to pay to Mr. An (or in the case of his/her death, his estate), his base salary and any bonus, without any offset, as well as all amounts owing to Mr. An at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay. In the event of a consolidation, merger, transfer of assets or similar transaction, the employment agreement would inure to the benefit of and be assumed by resulting or surviving transferee corporation or entity and would continue in full force and effect and would entitle Mr. An to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such extraordinary corporate transaction not occurred.

The Employment Agreement would also contain restrictive covenants: (i) preventing the use and/or disclosure of confidential information during or at any time after termination; and (ii) preventing competition with the Company during his employment and for a period of 3 years after termination (including contact with or solicitation of our customers, employees or suppliers). The Employment Agreement would also contain other terms and provisions customary for agreements of this nature. Lastly, we would indemnify Mr. An for any claims made against him in his capacity as our chief executive officer.

Director Compensation

All of our directors were appointed to the Board and various committees in July 2009. Our Board recently adopted the following compensation policy for our non-management directors:

Cash Compensation.  For the services on the Board and standing committees thereof, our directors receive the following cash compensation: Mr. Leong — $12,000 per annum, payable in equal quarterly installments of $3,000; Mr. Jiang and Ms. Yu — each $10,000 per annum, payable in equal quarterly installments of $2,500. This compensation covers the member services in connection with, among other things, attending director meetings, whether in person or by telephone conference call.

Equity Compensation.  In addition, the Company issued the following options to our directors: (i) to Mr. Leong, options to purchase 7,500 shares of common stock of the Company, which expire 36 months from the date of the issuance, at the exercise price of the Company’s IPO, and (ii) to each Ms. Jiang and Ms. Yu, options to purchase 5,000 shares of common stock of the Company, which also expire 36 months from the date of the issuance, at the exercise price of the Company’s IPO. Outside directors will each receive annual grants of options to purchase shares of our common stock at an exercise price equal to the fair market value of the shares on the date of grant in the amounts to be determined by the Board and the Compensation Committee.

Travel Expenses.  All directors will be reimbursed for their reasonable out of pocket expenses associated with attending meetings.

2009 Equity Incentive Plan

In July 2009, our Board adopted, subject to the shareholder approval, the 2009 Equity Incentive Plan (the “Plan”) for our officers, directors, employees and outside consultants and advisors. We have developed this Plan to align the interests of (i) employees, (ii) non-employee Board members, and (iii) consultants and key advisors with the interests of our shareholders and to provide incentives for these persons to exert maximum efforts for our success and to encourage them to contribute materially to our growth. On September 27, 2009, our stockholders approved the Plan.

The Plan is not subject to the provisions of the Employment Retirement Income Security Act and is not a “qualified plan” within the meaning of Section 401 of the Internal Revenue Code, as amended (the “Code”). The Plan is administered by our Compensation Committee which has exclusive discretion to select the participants who will receive awards under the Plan and to determine the type, size and terms of each award.

Shares Subject to the Plan.  We may issue up to 5,000,000 shares under the Plan, subject to adjustment to prevent dilution from stock dividends, stock splits, recapitalization or similar transactions. Certain grants may be made in cash, in our stock, or in a combination of the two, as determined by the Compensation Committee.

Awards under the Plan.  Under the Plan, the Compensation Committee may grant awards in the form of incentive stock options, as defined in Section 422 of the Code, as well as options which do not so qualify, stock units, stock awards, stock appreciation rights and other stock-based awards.

Options.  The duration of any option shall be within the sole discretion of the Compensation Committee; provided, however, that any incentive stock option granted to a 10% or less stockholder or any nonqualified stock option shall, by its terms, be exercised within 10 years after the date the option is granted and any incentive stock option granted to a greater than 10% stockholder shall, by its terms, be exercised within five years after the date the option is granted. The exercise price of all options will be determined by the Compensation Committee; provided, however, that the exercise price of an option (including incentive stock options or nonqualified stock options) will be equal to, or greater than, the fair market value of a share of our stock on the date the option is granted and further provided that incentive stock options may not be granted to an employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary, as defined in section 424 of the Code, unless the price per share is not less than 110% of the fair market value of our stock on the date of grant.

Stock Units.  The Compensation Committee may grant stock to an employee, consultant or non-employee director, on such terms and conditions as the Compensation Committee deems appropriate under the Plan. Each stock shall represent the right of the participant to receive a share of our stock or an amount based on the value of a share of our stock.

Stock Awards.  The Compensation Committee may issue shares of our stock to an employee, consultant or non-employee director under a stock award, upon such terms and conditions as the Committee deems appropriate under the Plan. Shares of our stock issued pursuant to stock awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Compensation Committee. The Compensation Committee may establish conditions under which restrictions on stock awards shall lapse over a period of time or according to such other criteria as the Compensation Committee deems appropriate, including restrictions based upon the achievement of specific performance goals.

SARs and Other Stock-Based Awards.  SARs may be granted to an employee, non-employee director or consultant separately or in tandem with an option. SARs may be granted in tandem either at the time the option is granted or at any time thereafter while the option remains outstanding. Upon the exercise of SARs, the related option will terminate to the extent of an equal number of shares of our stock. The stock appreciation for a SAR is the amount by which the fair market value of the underlying stock on the date of exercise of the SAR exceeds the base amount of the SAR. The Compensation Committee will determine whether the stock appreciation for an SAR is to be paid in the form of shares of stock, cash or a combination of the two.

Other Awards.  Other awards may be granted that are based on or measured by our stock to employees, consultants and non-employee directors, on such terms and conditions as the Compensation Committee deems appropriate. Other stock-based awards may be granted subject to achievement of performance goals or other conditions and may be payable in our stock or cash, or in a combination of the two.

Qualified Performance-Based Compensation.  The Compensation Committee may determine that stock units, stock awards, SARs or other stock-based awards granted to an employee will be considered “qualified performance-based compensation” under section 162(m) of the Code.

Termination of Employment.  If the employment or service of a participant is terminated for cause, the options of such participant, both accrued and future, will terminate immediately. If the employment or service is terminated by either the participant or us for any reason other than for cause, death, or for disability, as defined in Section 22(e)(3) of the Code, the options of the participant then outstanding shall be exercisable by the participant at any time prior to the expiration of the options or within three months after the date of such termination, whichever is shorter, but only to the extent of the vested right to exercise the options at the date of the termination. In the case of a participant who becomes disabled, the rights of the participant under any then outstanding options are exercisable by the participant at any time prior to the expiration of the options or within one year after the date of termination of employment or service due to disability, whichever is shorter, but only to the extent of the vested right to exercise the options at the date of such termination. In the event of the death of a participant, the rights of the participant under any then outstanding options are exercisable by the person or persons to whom these rights pass by will or by the laws of descent and distribution, at any time prior to the expiration of the options or within one year after the date of death, whichever is shorter, but only to the extent of the vested right to exercise the options, if any, at the date of death. The terms and conditions regarding any other awards under the Plan will be determined by the Compensation Committee.

Termination or Amendment of the Plan.  Our Board of Directors may at any time terminate the Plan or make such amendments thereto as it deems advisable, without action on the part of our shareholders unless their approval is required under the law. However, no termination or amendment will, without the consent of the individual to whom any option has been granted, affect or impair the rights of such individual. Under Section 422(b)(2) of the Code, no incentive stock option may be granted under the Plan more than ten years from the date the Plan is adopted or the date the Plan is approved by our shareholders, whichever is earlier.

Indemnification and Limitation of Director and Officer Liability

Our organizational documents contain provisions indemnifying our directors and officers to the fullest extent permitted by law.

In addition, as permitted by Delaware law, our Certificate of Incorporation will provide that no director will be liable to us or our shareholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision will be to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of the director’s duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or
•	any transaction from which the director derived an improper personal benefit.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required under Delaware law. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Certain Relationships and Related Transactions

Dalian Dongfangzheng Industrial Co., Ltd., which holds 85% equity interest in Dalian Xingyuan, was established by An Fengbin and his wife, Wang Jing, in September 2006. In September 2008, DFZ borrowed $5,436,942 from Donggang Xingyuan for the purpose of short-term funding for its business operations. As of June 30 2009, the balance has been repaid with an outstanding balance of $527,299, which was fully collected on August 8, 2009. In the future, the Nominating and Governance Committee of our Board of Directors must approve all related party transactions. All material related party transactions will be made or entered into on terms that are no less favorable to use than can be obtained from unaffiliated third parties. Related party transactions that we have previously entered into were not approved by independent directors, as we had no independent directors at that time.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of our common stock as of August 1, 2009 by:

•	Each person who is known by us to beneficially own more than 5% of our outstanding common shares;
•	Each of our directors and named executive officers; and
•	All directors and named executive officers as a group.

The number and percentage of common shares beneficially owned before the offering are based on 6,000,000 common shares outstanding as of October 19, 2009. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common shares. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of Unit C, No. 68 West Binhai Road, Xigang District Dalian, People’s Republic of China.

Named Executive Officers, Directors and % Shareholders	Amount of Beneficial Ownership(1)(5)	% Ownership Before Offering(2)	% Ownership After Offering(2)
An Fengbin(3)	5,342,397	89%	62.9%
Wen Tong	0	0%	0%
Wen Jiang(4)	5,000	*%	*%
Yu Bing(4)	5,000	*%	*%
Francis N.S. Leong(4)	7,500	*%	*%
Star Blessing Enterprises Limited(3)	5,342,397	89%	62.9%
All Directors and Executive Officers as a Group (5 people)	5,359,897	89%	63%

*	Less than 1% percent.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common shares. In computing the number of common shares beneficially owned by a person listed below and the percentage ownership of such person, common shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all common shares shown as beneficially owned by them.
(2)	The number of our common shares outstanding used in calculating the percentage for each listed person includes the common shares underlying options held by such person.
(3)	Mr. An Fengbin has the power to vote and dispose of all of the securities of Oriental Excel Enterprises Limited, a British Virgin Islands company (“OEEL”) pursuant to the August 2009 amendment to the March 26, 2009 agreement (the “Original Agreement”) by and between Ms. Lai WaiChi, a citizen of Hong Kong, who holds 100% equity interest in OEEL (which entity, in turn, holds 100% equity interest in Star Blessing Enterprises Limited) and Mr. An Fengbin. Under the terms of the amendment to the

Original Agreement, the parties agreed to (i) terminate Article 2 of the Original Agreement which set forth certain conditions of disbursement of Ms. Lai’s holdings of all of her holdings of the OEED securities (the “Transfer Shares”), and (ii) replace Article 2 with an agreement that An Fengbin will be entitled to the Transfer Shares, in exchange for no consideration, in the event net income reported in the consolidated interim financial statements of Goodwill for the six month period ended June 30, 2009 is not less than $1.5 million. OEEL is the sole owner of the securities of Star Blessing Enterprises Limited, also a British Virgin Islands company, which, in turn, holds 89.4% ownership in the Company.
(4)	Represents director options to purchase shares of common stock of the Company at the IPO exercise price, which expire 36 months from the issuance date.
(5)	Reflects the 1-for-1.333334 reverse stock split effected in October 2009, as discussed above.

Description of Securities

The following is a description of our capital stock as set forth in our Certificate of Incorporation and Bylaws, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Upon completion of this offering, 8,500,000 shares of common stock will be issued and outstanding (assuming no exercise of the underwriters’ over-allotment option). There are no shares of preferred stock outstanding.

Common Stock

Voting Rights.  The holders of common stock are entitled to one vote per share on all matters. The common stock does not have cumulative voting rights, which means that holders of the shares of common stock with a majority of the votes to be cast for the election of directors can elect all directors then being elected.

Dividends.  Each share of common stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefore when, as and if declared by our board of directors. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Liquidation.  In the event we dissolve, liquidate or wind up, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payments are made to our creditors and to the holders of any outstanding preferred stock we may designate and issue in the future with liquidation preferences greater than those of the common stock.

Other.  The holders of shares of common stock have no preemptive, subscription or redemption rights and are not liable for further call or assessment. All of the outstanding shares of common stock are, and the shares of common stock offered hereby will be, fully paid and nonassessable. Prior to the date of this prospectus, there has been no established public trading market for the common stock.

Preferred Stock

Our Board is authorized, without further shareholder action, to divide any or all shares of our authorized preferred stock into series and to fix and determine the designations, preferences and relative participating, optional or other dividend rights, liquidation preferences, redemption rights and conversion or exchange privileges. Our Board of Directors has no plans, agreements or understandings for the issuance of any shares of preferred stock.

Lock-up Restrictions

All of our more than 5% shareholders and our directors and officers who own any of our securities, including warrants, options, convertible securities, agreed in writing not to sell, transfer or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 18 months after the effective date of the registration statement of which this prospectus is a part without prior written consent or waiver from the underwriters.

Anti-Takeover Provisions

Provisions of Delaware law and our Certificate of Incorporation and bylaws could make our acquisition by means of a tender offer, a proxy contest or otherwise, and the removal of incumbent officers and directors, more difficult. These provisions are expected to discourage types of coercive takeover practices and takeover bids and to encourage persons seeking to acquire control to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. Under this provision, we may not engage in any business combination with any interested shareholder for a period of three years following the date the shareholder became an interested shareholder, unless:

•	prior to that date our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
•	upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock outstanding at the time the transaction began; or
•	on or following that date the business combination is approved by our Board of Directors and authorized at an annual or special meeting of shareholders, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested shareholder;
•	any sale, lease, exchange, mortgage, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested shareholder;
•	subject to some exceptions, any transaction that results in the issuance or transfer by the corporation or any of its direct or indirect subsidiaries of any stock of the corporation or of any such subsidiary to the interested shareholder;
•	any transaction involving the corporation or any of its direct or indirect subsidiaries that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or of any such subsidiary beneficially owned by the interested shareholder; or
•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary.

In general, Section 203 defines an “interested shareholder” as any entity or person who beneficially owns, or an affiliate or associate of the corporation that at any time within three years prior to the date of determination of interested shareholder status did beneficially own, 15% or more of the outstanding voting stock of the corporation, and affiliates and associates of such person.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our Certificate of Incorporation and bylaws, as applicable, among other things:

•	provide that special meetings of the shareholders may be called only by our chairman of the board, the chief executive officer, the president, or by the Board;
•	establish procedures with respect to shareholder proposals and shareholder nominations, including requiring that advance written notice or director nomination generally must be received at our principal executive offices not less than 120 days prior to the meeting of shareholders at which such directors are to be elected;
•	do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority shareholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority shareholders to effect changes in the Board and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;
•	provide that vacancies on our Board may be filled by a majority of directors in office, although less than a quorum, and not by the shareholders;
•	require an advance notice of any shareholder business before the annual meeting of our shareholders;

•	allow us to issue without shareholder approval up to 10,000,000 shares of preferred stock that could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock as well as having the anti-takeover effect discussed above.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by them and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

Continental Stock Transfer & Trust Company of New York, NY has been appointed as the transfer agent for our common stock.

Shares Eligible for Future Sale

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of 8,500,000 shares of common stock, assuming no exercise of the underwriters’ over-allotment option. Of these shares, the 2,500,000 shares sold in the offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. All other outstanding shares not sold in this offering will be deemed “restricted securities” as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of our common shares that does not exceed the greater of 1% of the then outstanding common shares or the average weekly trading volume of common shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her common shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our common shares have been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

Registration on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act as soon as practicable after the closing of this offering to register 5,000,000 of our common shares reserved for issuance under our Equity Incentive Plan. This registration will permit the resale of these common shares by non-affiliates in the public market without restriction under the Securities Act, upon the completion of the lock-up period described below. Common stock registered pursuant to the Form S-8 held by affiliates will be subject to Rule 144 volume limitations.

Underwriting

Rodman Renshaw LLC and Newbridge Securities Corporation, Inc. are acting as the representatives of the underwriters named below. We have entered into an underwriting agreement with these underwriters regarding the common stock being offered under this prospectus. In connection with this offering and subject to certain conditions, each of these underwriters has severally agreed to purchase, and we have agreed to sell, the number of shares of common stock set forth opposite the name of the underwriter.

Underwriter	Number of Shares of Common Stock
Rodman Renshaw LLC
Newbridge Securities Corporation, Inc.
Total

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option, if any shares are purchased. The underwriting agreement also provides that the underwriters’ obligations to pay for and accept delivery of the shares is subject to the approval of certain legal matters by counsel and other conditions, including, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been instituted or threatened by the SEC.

The representatives have advised us that the underwriters propose to offer our common stock to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $ per share. The underwriters and selected dealers may re-allow a concession to other dealers, including the underwriters, of not more than $ per common share. After the public offering of the common stock complete, the offering price, the concessions to selected dealers and the re-allowance to their dealers may be changed by the underwriters.

The underwriters have informed us that they do not expect to confirm sales of our common stock offered by this prospectus on a discretionary basis.

Over-allotment Option.  Pursuant to the underwriting agreement, we have granted the representatives an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional  shares on the same terms as the other shares being purchased by the underwriters from us. The representatives may exercise the option solely to cover over-allotments, if any, in the sale of the shares that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount, offering expenses and net proceeds to us after offering expenses will be $, $, $ and $, respectively.

Stabilization and Other Transactions.  The SEC rules generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

•	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.
•	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the over-allotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.
•	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by the underwriter were later repurchased by the managing underwriter and therefore was not effectively sold to the public by such underwriter.

If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Nasdaq Stock Market, in the over-the-counter market or otherwise.

Indemnification.  The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriters’ Compensation.  We have agreed to sell the shares to the underwriters at the initial offering price of $ per share, which represents the public offering price of the shares set forth on the cover page of this prospectus less a % underwriting discount. The underwriting agreement also provides that the representative will be paid a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the shares offered by this prospectus, but not the shares issuable upon exercise of the over-allotment option. The expenses for background checks, travel and lodging and due diligence are estimated at $___ and are included in the accountable expenses. The Company will at the closing of this offering enter into 1-year financial business advisory agreement with Newbridge Securities Corporation for $60,000 per year payable in advance at the closing.

The underwriting agreement also provides that in the event the offering is terminated, the $ expense advance paid to the underwriters will be returned to the extent offering expenses are not actually incurred.

On completion of this offering, we will issue to the representatives of the underwriters warrants to purchase up to  shares, for a price per share of $     , which is equal to % of the public offering price of the shares. The Representative’s Warrants will be exercisable for shares at any time beginning six months after the effective date of this offering, and will expire on the fifth anniversary of the effective date. Pursuant to the rules of Financial Industry Regulatory Authority (FINRA). The Representative’s Warrants may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, or as otherwise permitted under FINRA Corporate Financing Rule.

The holder of these warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized on the sale of the shares issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part and we have agreed to maintain such registration during the term of these warrants. To the extent not then registered, the holders of these warrants will have one additional demand registration right at the Company’s expense. During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

The following table summarizes the underwriting discount and non-accountable expense allowance we will pay to the underwriters. These amounts are shown based on a selling price of $     per share and both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per unit	Without over-allotment	With over-allotment
Underwriting discount	$	$	$
Non-accountable expense allowance

The other expenses of the offering that we must pay are estimated to be approximately $ (excluding underwriting discounts and commissions).

Legal Matters

Cozen O’Connor, PC, has acted as our counsel in connection with this offering. The validity of the securities being offered by this prospectus will be passed upon for us by Cozen O’Connor. Certain legal matters will be passed upon for the underwriters by Roetzel & Andress LPA.

Experts

Our balance sheet as of December 31, 2008 and 2007 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2008, 2007 and 2006 have been audited by Jewett, Schwartz, Wolfe & Associates, independent registered public accounting firm, to the extent and for the periods set forth in their report and are included in this prospectus in reliance upon such report, included herein, given on the authority of said firm as experts in accounting and auditing.

Additional Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to our securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us and our securities offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Andatee China Marine Fuel Services Corporation

We have audited the accompanying consolidated balance sheets of Andatee China Marine Fuel Services Corporation and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income and other comprehensive income, shareholders’ equity, and cash flows for the year ended December 31, 2008, 2007 and 2006. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Andatee China Marine Fuel Services Corporation and subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the year ended December 31, 2008, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Jewett, Schwartz, Wolfe & Associates

Hollywood, Florida
August 24, 2009 (except for Note 19, as to which the date is October 20, 2009)

200 South Park Road, SUITE 150 •   HOLLYWOOD, FLORIDA 33021 •   TELEPHONE (954) 922-5885
•   FAX (954) 922-5957
MEMBER — AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS •   FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
PRIVATE COMPANIES PRACTICE SECTION OF THE AICPA •   REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD OF THE SEC

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

COMBINED AND CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008	December 31, 2007
	(Unaudited)	(Audited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$4,868,343	$4,923,913	$294,014
Accounts receivable, net	2,285,127	1,518,429	2,820,309
Other receivables	1,713,083	1,015,849	92,420
Inventories	7,897,536	4,701,681	7,280,435
Advances to suppliers	3,053,835	2,168,620	3,246,743
Related party receivable	413,009	4,909,643	—
Deferred expense	160,408	—	—
Deferred tax assets	59,530	59,448	26,036
Total current assets	20,450,871	19,297,583	13,759,957
Property, plant and equipment, net	2,681,953	2,766,905	1,473,271
Construction in progress	5,025,385	127,952	—
Intangible assets	2,723,712	2,754,656	4,102
Goodwill	1,116,682	1,115,150	—
Restricted cash	—	8,228,532	—
Total assets	$31,998,603	$34,290,778	$15,237,330
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$777,969	$296,349	$3,108,938
Short-term loan	8,765,778	2,917,919	3,418,056
Taxes payable	4,133,051	3,518,518	2,373,163
Advances from customers	1,617,455	1,339,773	862,220
Dividends payable	231,604	231,286	318,863
Notes payable	—	13,422,427	—
Other payable	993,507	405,235	1,602,738
Total current liabilities	16,519,364	22,131,507	11,683,978
Total liabilities	16,519,364	22,131,507	11,683,978
Commitments and contingencies
Equity
Stockholder’s equity of the Company
Common stock: par value $.001; 50,000,000 shares authorized; 6,000,000 shares issued and outstanding	6,000	6,000	6,000
Additional paid-in capital	9,533,619	9,533,619	3,774,553
Other comprehensive income	470,769	454,828	125,070
Retained earnings (Deficit)	4,316,981	1,126,957	(352,271)
Total stockholders’ equity of the Company	14,327,369	11,121,404	3,553,352
Noncontrolling interest	1,151,870	1,037,867	—
Total equity	15,479,239	12,159,271	3,553,352
Total liabilities and equity	$31,998,603	$34,290,778	$15,237,330

The accompanying notes are an integral part of these combined and consolidated financial statements

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

COMBINED AND CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME

	Six Months Ended June 30, 2009	Years Ended December 31,
		2008	2007	2006
	(Unaudited)	(Audited)	(Audited)	(Audited)
Revenues	$53,080,312	$79,186,659	$106,446,794	$112,594,544
Cost of revenues	46,671,231	74,974,371	100,554,574	106,935,993
Gross profit	6,409,081	4,212,288	5,892,220	5,658,551
Operating expenses
Selling expenses	1,255,722	1,497,723	1,059,616	2,193,108
General and administrative expenses	807,670	848,366	1,893,125	1,879,832
Total operating expenses	2,063,392	2,346,089	2,952,741	4,072,940
Income from operations	4,345,689	1,866,199	2,939,479	1,585,611
Other income (expense)
Other income	—	154,899	2,633	14,783
Interest expense	(65,667)	(605)	(343,430)	(334,209)
Other expense	(1,593)	(13,981)	(13,867)	(38,070)
Total other income (expense)	(67,260)	140,313	(354,664)	(357,496)
Net income before tax provision	4,278,429	2,006,512	2,584,815	1,228,115
Tax provision	974,402	527,284	624,992	244,984
Net income	3,304,027	1,479,228	1,959,823	983,131
Net income attributable to the noncontrolling interest	114,003	—	—	—
Net income attributable to the Company	$3,190,024	$1,479,228	$1,959,823	$983,131
Foreign currency translation adjustment	15,941	329,758	184,874	2,261
Comprehensive income attributable to the Company	3,205,965	1,808,986	2,144,697	985,392
Comprehensive income attributable to the noncontrolling interest	114,003	—	—	—
Comprehensive income	$3,319,968	$1,808,986	$2,144,697	$985,392
Basic and diluted weighted average shares outstanding	6,000,000	6,000,000	6,000,000	6,000,000
Basic and diluted net earnings per share	$0.53	$0.25	$0.33	$0.16

The accompanying notes are an integral part of these combined and consolidated financial statements

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30, 2009	Years Ended December 31,
		2008	2007	2006
	(Unaudited)	(Audited)	(Audited)	(Audited)
Cash flows from operating activities:
Net income attributable to the Company	$3,190,024	$1,479,228	$1,959,823	$983,131
Adjustments to reconcile net income to net cash provided by operating activities:
Noncontrolling interest	114,003	—	—	—
Depreciation	92,038	91,642	124,441	105,868
Amortization	34,735	6,414	—	—
Bad debt allowance	—	135,425	78,394	11,260
Provision for impairment loss on construction	—	—	38,823	—
(Gain) loss on disposal of property, plant and equipment	—	(24,632)	11,570	—
Changes in operating assets and liabilities:
Accounts receivable	(764,788)	1,380,659	348,991	(1,128,876)
Inventory	(3,190,129)	3,075,442	4,860,486	(3,942,212)
Other receivables	1,187,582	(951,103)	494,956	(68,169)
Advance to suppliers	(882,440)	1,275,859	(1,594,590)	2,538,208
Prepaid expense	(13,411)	—	180,850	(172,587)
Accounts payable	481,323	(2,974,304)	1,113,479	(3,609,294)
Salary and accrued benefit payable	—	(23,163)	(32,993)	9,971
Advance from customers	275,906	413,187	(4,871,443)	(3,403,886)
Tax payable	609,841	926,926	2,352,446	167,642
Other payable	913,754	(1,581,958)	1,120,689	179,392
Net cash provided by (used in) operating activities	2,048,438	3,229,622	6,185,922	(8,329,552)
Cash flows from investing activities:
Consideration for acquisition	(2,209,483)	—	—	—
Cash acquired by acquisition	—	252	—	—
Certificate of deposit	1,519,750	(1,493,770)	—	—
Purchase of property and equipment	(3,266)	(55,577)	(1,405)	(499,919)
Construction contracts	(4,898,381)	(125,966)	(19,961)	(18,001)
Repayment of related party receivable	4,357,376	—	—	—
Due from related party	—	(4,833,448)	—	—
Purchase of intangible assets	—	(555,225)	(3,938)	—
Proceeds on sale of fixed assets	—	143,632	256,358	—
Net cash provided by (used in) investing activities	(1,234,004)	(6,920,102)	231,054	(517,920)
Cash flows from financing activities:
Proceeds from shareholders	—	4,314,697	—	1,879,254
Proceeds from short term loans	5,845,193	—	—	7,560,148
Repayment of short term loans	—	(2,585,371)	(6,249,015)	—
Proceeds from bank notes	—	6,607,059	—	—
Repayment of bank notes	(6,721,972)	—	—	—
Dividends distribution	—	(107,280)	(347,532)	(241,970)
Net cash provided by (used in) financing activities	(876,779)	8,229,105	(6,596,547)	9,197,432
Effect of exchange rate on cash	6,775	91,274	23,533	10,298
Net increase (decrease) in cash and cash equivalents	(55,570)	4,629,899	(156,038)	360,258
Cash and cash equivalents, beginning of period	$4,923,913	$294,014	$450,052	$89,794
Cash and cash equivalents, end of period	$4,868,343	$4,923,913	$294,014	$450,052
Supplemental cash flow information:
Cash paid during the year for:
Interest	$176,259	$210,080	$362,917	$322,947
Income taxes	$653,682	$176,523	$230,428	$204,581

The accompanying notes are an integral part of these combined and consolidated financial statements

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

COMBINED AND CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND
THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Andatee China Marine Fuel Services Corporation Shareholders						Non- Controlling Interest	Total
	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance as of January 1, 2006	6,000,000	$6,000	$1,873,171	$(62,065)	$(2,660,199)	$(843,093)	$—	$(843,093)
Contribution from shareholders	—	—	1,901,382	—	—	1,901,382	—	1,901,382
Dividend paid to shareholders	—	—	—	—	(390,180)	(390,180)	—	(390,180)
Net income	—	—	—	—	983,131	983,131	—	983,131
Foreign currency translation adjustment	—	—	—	2,261	—	2,261	—	2,261
Balance as of December 31, 2006	6,000,000	$6,000	$3,774,553	$(59,804)	$(2,067,248)	$1,653,501	$—	$1,653,501
Dividend paid to shareholders	—	—	—	—	(244,846)	(244,846)	—	(244,846)
Net income	—	—	—	—	1,959,823	1,959,823	—	1,959,823
Foreign currency translation adjustment	—	—	—	184,874	—	184,874	—	184,874
Balance as of December 31, 2007	6,000,000	$6,000	$3,774,553	$125,070	$(352,271)	$3,553,352	$—	$3,553,352
Contribution from shareholders	—	—	4,314,697	—	—	4,314,697	—	4,314,697
Noncontrolling interests in subsidiaries acquired	—	—	—	—	—	—	1,037,867	1,037,867
Issuance of equity for business acquisition	—	—	1,444,369	—	—	1,444,369		1,444,369
Net income	—	—	—	—	1,479,228	1,479,228		1,479,228
Foreign currency translation adjustment	—	—	—	329,758	—	329,758		329,758
Balance as of December 31, 2008	6,000,000	$6,000	$9,533,619	$454,828	$1,126,957	$11,121,404	$1,037,867	$12,159,271
Net income	—	—	—	—	3,190,024	3,190,024	114,003	3,304,027
Foreign currency translation adjustment	—	—	—	15,941	—	15,941	—	15,941
Balance as of June 30, 2009	6,000,000	$6,000	$9,533,619	$470,769	$4,316,981	$14,327,369	$1,151,870	$15,479,239

The accompanying notes are an integral part of these combined and consolidated financial statements

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

1. Description of Business, Organization, VIE and Basis of Consolidation and Combination

Andatee China Marine Fuel Services Corporation (“Andatee” or “the Company”) was incorporated in the State of Delaware on July 10, 2009. Upon incorporation, the Company had 50,000,000 common stock shares authorized, 8,000,000 ordinary shares issued and outstanding with a par value of $0.001 per share. On October 19, 2009, the Company effected a reverse share split on the basis of the 1-for-1.333334 ratio. As a result of the split, the number of common stock issued and outstanding has decreased from 8,000,000 to 6,000,000 shares. The effect of reverse share split has been retroactively reflected for all periods presented herein.

The Company was organized as a holding company to acquire Goodwill Rich International Limited (“Goodwill Rich”), a company incorporated in Hong Kong, and its subsidiary in connection with a contemplated initial public offering (the “Offering”) of the Company on the NASDAQ Capital Market. Goodwill Rich was incorporated on October 28, 2008.

Andatee became the owner of 100% of the outstanding common stock of Goodwill Rich as the result of a share exchange arrangement entered in August 2009, in which the 8,000,000 common share of Andatee (on a pre-reverse stock split basis) were exchanged for all of the outstanding shares of Goodwill Rich. The stockholders of Andatee and the stockholders of Goodwill Rich were the same, and therefore the August 2009 share exchange was accounting for as a recapitalization of Goodwill Rich and has been given retroactive effect in the accompanying financial statements.

In March 2009, Goodwill Rich established a subsidiary company in Dalian, People’s Republic of China (the “PRC”), named Dalian Fusheng Consulting Company (“Fusheng”).

Dalian Xingyuan Marine Bunker Co., Ltd. (“Xingyuan”) was established in September 2001 with a registered capital of RMB7 million and began providing refueling services to the marine vessels in Dalian Port in Dalian City. Xingyuan holds 100% ownership of Donggang Xingyuan Marine Fuel Company (“Donggang Xingyuan”), a company incorporated in Dalian, PRC, in April, 2008. In addition, in December 2008, Xingyuan acquired 90% ownership of Rongcheng Xinfa Petroleum Company (“Xinfa”) and 63% ownership of Xiangshan Yongshi Nanlian Petroleum Company (“Nanlian”), respectively (see more details in Note 3 “Business Acquisitions”).

On March 26, 2009, Fusheng , Xingyuan and the stockholders of Xingyuan entered into a series of agreements, as described below (the Consulting Services Agreement, the Operating Agreement, the Equity Pledge Agreement, the Option Agreement and the Proxy and Voting Agreement). Under these agreements the Company obtained the ability to direct the operations of Xingyuan and its subsidiaries and to obtain the economic benefit of their operations. Therefore, management determined that Xingyuan became a variable interest entity (“VIE”) under the provisions of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46(R) “Consolidated Variable Interest Entities — an interpretation of ARB No. 51” (“FIN 46(R)”), and the Company was determined to be the primary beneficiary of Xingyuan and its subsidiaries. Accordingly, beginning March 26, 2009, the Company has consolidated the assets, liabilities, results of operations and cash flows of Xingyuan and its subsidiaries its financial statements. The agreements between the Company and Xingyuan were entered into to facilitate raising capital for the operations of Xingyuan through the Offering of the Company on the Nasdaq Capital Market, and the Company paid no consideration to Xingyuan or its stockholders for entering into the agreements under which Xingyuan became a VIE of the Company, provided, however, that Mr. An Fengbin, the principle stockholder of Xingyuan, will become the chairman and CEO of the Company, and Mr. An Fengbin and the other stockholders of Xingyuan will have certain rights or options to acquire the currently outstanding shares of the Company at later dates.

Prior to March 26, 2009, Goodwill Rich and the stockholders of Xingyuan has entered into a series of separate agreements under which Goodwill Rich and Xingyuan were deemed, until March 2009, to be under the common control of the stockholders of Xingyuan.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

1. Description of Business, Organization, VIE and Basis of Consolidation and Combination – (continued)

All of the transactions between Andatee, Goodwill Rich, Fusheng and Xingyuan were deemed to be transactions between companies under common control, and therefore the bases of the assets and liabilities in each of the companies was not adjusted in any of the transactions.

As a result of the above, the accompanying combined and consolidated financial statements contain:

•	through October 28, 2008, the assets, liabilities, results of operations and cash flows of Xingyuan and its subsidiaries;
•	for the period from October 28, 2008 to March 26, 2009, the assets, liabilities, results of operations and cash flows of Goodwill Rich and its subsidiary (adjusted for the effects of the August, 2009 recapitalization with Andatee) combined with those of Xingyuan and its subsidiaries; and
•	for the period from March 26, 2009 to June 30, 2009, the assets, liabilities, results of operations and cash flows of Goodwill Rich and its subsidiary (adjusted for the effects of the August, 2009 recapitalization with Andatee) consolidated with those of its VIE, Xingyuan, and its subsidiaries.

The Company, its subsidiaries, its VIE and its VIE’s subsidiaries (collectively the “Group”) are principally engaged in the production, storage, distribution and trading of blended marine fuel oil for cargo and fishing vessels in the PRC.

Consulting Services Agreement.  Pursuant to the exclusive consulting services agreement between Fusheng and Xingyuan, Fusheng has the exclusive right to provide to Xingyuan business consulting and related services in connection with the production and sale of marine bunker (the “Services”). Under this agreement, Fusheng owns the intellectual property rights arising from the performance of the Services, including, but not limited to, any trade secrets, copyrights, patents, know-how, un-patented methods and processes and otherwise, whether developed by Fusheng or Xingyuan based on Fusheng’s provision of Services under the agreement. Xingyuan pays 50% of its total net profit to Fusheng on a quarterly basis as consulting service fee. The consulting services agreement is in effect for a term of 10 years starting from March 26, 2009 unless terminated by (a) Xingyuan upon six-months prior written notice and payment to Fusheng of (i) RMB2,000,000 as liquidated damages and (ii) all of Fusheng’s losses resulting from such early termination; (b) Fusheng upon Xingyuan’s breach of the agreement; or (c) Fusheng at any time upon thirty-days written notice to Xingyuan. This agreement may be renewed at Fusheng’s sole discretion.

Operating Agreement.  Pursuant to the operating agreement among Fusheng, Xingyuan and the stockholders of Xingyuan who collectively hold all of the outstanding shares of Xingyuan (collectively “Xingyuan Stockholders”), Fusheng provides guidance and instructions on Xingyuan’s daily operations, financial management and employment issues. The stockholders of Xingyuan must appoint the candidates recommended by Fusheng to Xingyuan’s board of directors. Fusheng has the right to appoint personnel to high level managerial positions of Xingyuan, including General Manager and Chief Financial Officer. In addition, Fusheng agrees to guarantee Xingyuan’s performance under any agreements, contracts or transactions executed by Xingyuan relating to Xingyuan’s business. Xingyuan, in return, agrees to pay Fusheng a quarterly fee equal to 50% of Xingyuan’s total net profits for such quarter. Moreover, Xingyuan agrees that without the prior consent of Fusheng, Xingyuan will not engage in any transactions that could materially affect the assets, obligations, rights or the business of Xingyuan, including, without limitation, (a) borrowing money from a third party or assuming any debt, (b) selling to a third party or acquiring from a third party any assets or rights, including without limitation, any plant, equipment, real or personal property, or any intellectual property rights, (c) providing any guaranty for any third party obligations, (d) assigning to a third party any agreements related to Xingyuan’s business, (e) engaging in any other business consulting agreements with a third party or engaging in any other business activities other than the business of producing and selling marine bunker, and (f) pledging any of Xingyuan’s assets or intellectual property rights to a third party as a security interest. The term of this agreement is 10 years from March 26, 2009 and will be automatically renewed for additional 10 year

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

1. Description of Business, Organization, VIE and Basis of Consolidation and Combination – (continued)

periods upon the expiration of the initial term or any renewal term, unless previously terminated. Fusheng may terminate the agreement at any time upon thirty (30) days written notice to Xingyuan and the Xingyuan Stockholders.

Equity Pledge Agreement.  Under the equity pledge agreement between Xingyuan, the Xingyuan Stockholders and Fusheng, the Xingyuan Stockholders pledged all of their equity interests in Xingyuan to Fusheng to guarantee Xingyuan’s performance of its obligations under the following agreements entered into by Fusheng and Xingyuan: (a) the Exclusive Consulting Agreement dated March 26, 2009, (b) the Operating Agreement dated March 26, 2009 and (c) any other agreements to be entered into by and between Fusheng and Xingyuan from time to time with respect to Fusheng’s provision of services to Xingyuan and Fusheng’s collection of appropriate charges from Xingyuan (collectively, (a), (b) and (c) are the “Service Agreements”). If Xingyuan or Xingyuan’s Stockholders breach its respective contractual obligations, Fusheng, as pledgee, will be entitled to certain rights, including but not limited to the right to sell the pledged equity interests. The stockholders of Xingyuan agreed that without Fusheng’s prior written consent, they will not transfer any equity interest, create or permit to exist any pledge that may damage Fusheng’s rights or interests in the pledged equity interests, or cause Xingyuan’s meeting of stockholders or board of directors to pass any resolutions about the sale, transfer, pledge or other disposal of the lawful right to derive income from any equity interest in Xingyuan or about the permission of the creation of any other security interests thereon. The term of this agreement is the same as the longest of the Service Agreements. If the term of any Service Agreement is renewed, the term of this agreement will extend accordingly.

Option Agreement.  Under the option agreement between Xingyuan, the Xingyuan Stockholders and Fusheng, the Xingyuan Stockholders irrevocably, unconditionally and exclusively granted Fusheng a purchase option (the “Purchase Option”) whereby, to the extent permitted under Chinese law, Fusheng has the right to request the Xingyuan Stockholders transfer, to it or its designated entity or person, the total equity interests held by them in the registered capital of Xingyuan, which as a group equals 100% of the outstanding equity of Xingyuan. Fusheng has sole discretion to decide the specific time, method and number of the exercise of the Purchase Option. At the time of each exercise of the Purchase Option by Fusheng, the total consideration to be paid to Xingyuan Stockholders by Xingyuan or its designated entity or person shall be determined from one of following two prices i) RMB 10.00; or ii) the lowest price permitted under PRC laws. This agreement will terminate after 100% of the outstanding equity of Xingyuan has been duly transferred to Fusheng and/or Fusheng’s designee(s).

Proxy and Voting Agreements.  Pursuant to the proxy and voting agreements between Fusheng, Xingyuan, and each of Xingyuan’s Stockholders, Xingyuan’s Stockholders agreed to irrevocably entrust the person designated by Fusheng with his stockholder voting rights and other stockholder rights for representing him to exercise such rights at the stockholders’ meeting of Xingyuan in accordance with applicable laws and its Article of Association, including, but not limited to, the right to sell or transfer all or any of his equity interest in Xingyuan, and appoint and vote for the directors and Chairman as the authorized representative of the Xingyuan Stockholders. The term of each Proxy and Voting Agreement is twenty (20) years from March 26, 2009 and may be extended prior to its expiration by written agreement of the parties.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Basis of Consolidation

The combined and consolidated financial statements include the combined revenues, expenses and cash flows of Xingyuan and its subsidiaries as of and for the year ended December 31, 2008 and 2007 and on a consolidated basis from the date that Xingyuan became a consolidated VIE of the Company (see Note 1). All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar (“U.S. dollar”). The functional currency of the Company’s subsidiary in Hong Kong is the U.S. dollar while the local currency of the Company’s subsidiary, VIE and its subsidiaries in China is the Renminbi (“RMB”). Accordingly, assets and liabilities of the China entities are translated at the current exchange rate in effect at the balance sheet date, and revenues and expenses are translated at the average exchange rates in effect during the reporting period to U.S. dollar. Gains and losses resulting from foreign currency translation to reporting currency are recorded in accumulated other comprehensive income in the statements of changes in shareholders’ equity for the years presented.

Foreign currency transactions are translated at the applicable rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are remeasured at the applicable rates of exchange in effect at that date. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash on deposit, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Restricted Cash

In accordance with Accounting Review Board (“ARB”) No. 43, Chapter 3A “Current Assets and Current Liabilities”, cash which is restricted as to withdrawal is considered a non-current asset.

Accounts Receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

When evaluating the adequacy of its allowance for doubtful accounts, the Company reviews the collectability of accounts receivable, historical write-offs, and changes in sales policies, customer credibility and general economic tendency.

Inventories

Inventories are stated at the lower of cost and current market value. Costs include the cost of raw materials, freight, direct labor and related manufacturing overhead. Inventories are stated at cost upon acquisition.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies  – (continued)

The cost of inventories is calculated using the weighted average method. Any excess of the cost over the net realizable value of each item of inventories is recognized as a provision for diminution in the value of inventories.

Net realizable value is the estimated selling price in the normal course of business less the estimated costs to completion and the estimated expenses and related taxes to make the sale.

Reusable materials include low-value consumables and other materials, which can be in use for more than one year but do not meet the definition of fixed assets. Reusable materials are amortized in half when received for use and in another half when cease to work for any purpose. The amounts of the amortization are included in the cost of the related assets or profit or loss.

Concentration of Risks

For the six months ended June 30, 2009, one customer accounted for 11.4% of total revenues. No other customer contributed greater than 10% of the revenues. For the year ended December 31, 2008, two customers accounted for 16.9% and 13.9% of total revenues. No other customer contributed greater than 10% of the revenues. For the year ended December 31, 2007, two customers accounted for 21.2% and 11.2% of total revenues. No other customer contributed greater than 10% of the revenues. For the year ended December 31, 2006, two customers accounted for 17% and 12.6% of total revenues. No other customer contributed greater than 10% of the revenues.

One major supplier provided 42% of the Company’s purchase of raw materials for six months ended June 30, 2009 and the amount of advance to this supplier as of June 30, 2009 was $290,843. The same supplier provided approximately 46% of the Company’s purchases of raw materials for the year ended December 31, 2008 and the amount of advance to this supplier as of December 31, 2008 was $665,789. This same supplier provided 39% of the Company’s purchase of raw materials for the year ended December 31, 2007 and the amount of advance to this supplier as of December 31, 2007 was $1,355,310. The same supplier provided 41% of the Company’s purchase of raw materials for the year ended December 31, 2006 and the amount of advance to this supplier as of December 31, 2006 was $1,775,258.

All of the Group’s sales and a majority of its expense transactions are denominated in RMB and a significant portion of the Group’s assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Group in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

As of June 30, 2009, and December 31, 2008 and 2007, substantially all of the Group’s cash was held by major financial institutions located in the PRC, which management believes are of high credit quality.

Advances to Suppliers

The Company makes advances to certain vendors for purchase of its material or equipment. The advances to suppliers are interest free and unsecured.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs, which are not considered improvements and do not extend the useful life of the asset, are expensed as incurred; additions, renewals and betterments are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in the statement of operations in cost of blended products.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies  – (continued)

Depreciation is provided to recognize the cost of the asset in the results of operations. The Company calculates depreciation using the straight-line method with estimated useful life as follows:

Items	Useful Life
Property and buildings	40 years
Marine bunker	15 years
Boiler equipment	12 years
Laboratory equipment	8 years
Transportation vehicles	8 years
Office equipment	4 years
Electronic equipment	3 years

Construction in Progress

Construction in progress represents property and buildings under construction and consists of construction expenditure, equipment procurement, and other direct costs attributable to the construction. Construction in progress is not depreciated. Upon completion and ready for intended use, construction in progress is reclassified to the appropriate category of property, plant and equipment.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, certain assets such as property, plant, and equipment, and purchased intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Intangible assets are tested for impairment annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no events or changes in circumstances that necessitated a review of impairment of long lived assets as of June 30, 2009 and December 31, 2008 and 2007, respectively.

Goodwill

Goodwill represents the excess of the purchase price over the net of the fair value of the identifiable tangible and intangible assets acquired and the fair value of liabilities assumed in business acquisitions. The Company performs its impairment test on an annual basis. The Company determined that there was no impairment of goodwill as of December 31, 2008.

Intangible Assets

Intangible assets consist mainly of land use rights and software. The intangible assets are amortized using straight-line method over the life of the rights and assets.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies  – (continued)

The details of land use rights are as follows:

Location	Land Size	Amount	Terms
	(square meter)
Nanhui Village, Shipu Town, Zhejiang Province	8,906.90	$2,192,816	April 1, 2004 – May 12, 2047
Development Zone, Donggang, Liaoning Province	21,994.80	$563,978	July 16, 2008 – May 15, 2058

Noncontrolling Interests in Consolidated Financial Statements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”), which amends Accounting Research Bulletin 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company adopted SFAS No. 160 for the accompanying consolidated financial statements.

Noncontrolling interest represents a 37% equity interest in Nanlian and a 10% equity interest in Xinfa for the minority owners.

Revenue Recognition

The Company recognizes revenues in accordance with the guidance in the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104. Revenue is recognized when persuasive evidence of an arrangement exists, when the selling price is fixed or determinable, when delivery occurs and when collection is probable.

Delivery is typically conveyed via pipeline or tanker and sales revenues are recognized when customers take possession of goods in accordance with the terms of purchase order agreements that evidence agreed upon pricing and when collectability is reasonably assured.

Advances from customers represent monies that customers have paid in advance for the Company’s marine fuel products as down payments and where the delivery of these marine fuel products is not yet complete. Supply and demand for our products determines the circumstances requiring advances from customers. As an industry wide practice, we require advances from customers for substantially all sales.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No.123(R), “Share-Based Payment”, which prescribes accounting and reporting standards for all stock based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123(R) requires compensation expense to be recorded using the fair value method.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies  – (continued)

Environmental Expenditures

Environmental expenditures that relate to current ongoing operations or to conditions caused by past operations are expensed as incurred.

Research and Development Costs

Research and development costs are recognized in the income statement when incurred.

Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates, applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Defined Contribution Plan

Pursuant to the relevant laws and regulations in the PRC, the Company participates in various defined contribution retirement plans organized by the respective divisions in municipal and provincial governments for its employees. The Company is required to make contributions to the retirement plans in accordance with the contribution rates and basis as defined by the municipal and provincial governments. The contributions are charged to the respective assets or the income statement on an accrual basis. When employees retire, the respective divisions are responsible for paying their basic retirement benefits. The Company does not have any other obligations in this respect.

The Company contributed $28,388 and $35,063 for the years ended December 31, 2008 and 2007 respectively.

Housing Fund and Other Social Insurance

In addition to retirement benefits, the Company makes contributions to the housing fund and other social insurances such as basic medical insurance, unemployment insurance, worker injury insurance and maternity insurance. for its employees in accordance with relevant laws and regulations. The Company makes monthly contributions to the housing fund and the above insurances based on the applicable rates of the employee salaries. The contributions are charged to the respective liability account and the income statement on an accrual basis.

Earnings per Share

Basic net income per common share is computed using the weighted average number of common shares outstanding during the periods. Diluted net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the year.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. Accumulated other comprehensive income (loss), as presented on the accompanying consolidated balance sheets, consists of the cumulative foreign currency translation adjustment.

Segment Reporting

The Company operates and manages its business as a single segment. As the Company primarily generates its revenues from customers in the PRC, no geographical segments are presented.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies  – (continued)

Recent Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles

In June 2009, the FASB issued Statement No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 168”). SFAS No. 168 will become the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”), and related accounting literature. SFAS No. 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. SFAS No. 168 will be effective for financial statements issued for reporting periods that end after September 15, 2009. This statement will have an impact on the Company’s financial statements since all future references to authoritative accounting literature will be references in accordance with SFAS No. 168.

Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing

In June 2009, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 09-1, “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing”. This Issue is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. Share lending arrangements that have been terminated as a result of counterparty default prior to the effective date of this Issue but for which the entity has not reached a final settlement as of the effective date are within the scope of this Issue. This Issue requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2008. This Issue is effective for arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. Early adoption is not permitted. The implementation of this issue did not have a material impact on the Company’s financial position and results of operations.

Subsequent Events

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”. (“SFAS No. 165”) This Statement establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date and is effective for interim and annual periods ending after June 15, 2009. The adoption of SFAS No. 165 is not expected to have a material impact on the Company’s financial statements.

Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly

In April 2009, the FASB issued FSP FAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. This FSP provides additional guidance for estimating fair value in accordance with FASB Statement No. 157, Fair Value Measurements, when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS No. 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. The implementation of FSP FAS No. 157-4 did not have a material on the Company’s financial position and results of operations.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies  – (continued)

Recognition and Presentation of Other-Than-Temporary Impairments

In April 2009, the FASB issued FSP FAS No. 115-2 and FAS No. 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments “. The objective of an other-than-temporary impairment analysis under existing U.S. generally accepted accounting principles (GAAP) is to determine whether the holder of an investment in a debt or equity security for which changes in fair value are not regularly recognized in earnings (such as securities classified as held-to-maturity or available-for-sale) should recognize a loss in earnings when the investment is impaired. An investment is impaired if the fair value of the investment is less than its amortized cost basis. FSP FAS No. 115-2 and FAS No. 124-2 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Earlier adoption for periods ending before March 15, 2009, is not permitted. The implementation of FSP FAS No. 115-2 and FAS No. 124-2 did not have a material impact on the Company’s financial position and results of operations.

Interim Disclosures About Fair Value of Financial Instruments

In April 2009, the FASB issued FSP FAS No. 107-1 and APB No. 28-1, “Interim Disclosures about Fair Value of Financial Instruments”. This FSP amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. FSP FAS No. 107-1 is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The implementation of FSP FAS No. 107-1 did not have a material impact on the Company’s financial position and results of operations

Interim Disclosure About Fair Value of Financial Instruments

In April 2009, the FASB issued FASB Staff Position “FSP” No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”. This FSP amends SFAS No. 107 to require disclosures about fair values of financial instruments for interim reporting periods as well as in annual financial statements. The FSP also amends Accounting Principles Board Opinions “APB Opinion” No. 28 to require those disclosures in summarized financial information at interim reporting periods. This FSP becomes effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this FSP is not expected to have a material impact on our consolidated financial statements.

Amendments to the Impairment Guidance of EITF Issue No. 99-20

In January 2009, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20”. This FSP amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other-than- temporary impairment assessment and the related disclosure requirements in FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, and other related guidance. This Issue is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The adoption of FSP EITF 99-20-1 did not have a material effect on the Company’s consolidated financial statements

Employers’ Disclosures About Postretirement Benefit Plan Assets

In December 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position on Financial Accounting Standard (“FSP FAS”) No. 132(R)-1, “Employers’ Disclosures about Postretirement

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies  – (continued)

Benefit Plan Assets.” This FSP amends FASB Statement No. 132(R) (“SFAS No. 132(R)”), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. FSP FAS No. 132(R)-1 also includes a technical amendment to SFAS No. 132(R) that requires a nonpublic entity to disclose net periodic benefit cost for each annual period for which a statement of income is presented. The required disclosures about plan assets are effective for fiscal years ending after December 15, 2009. The technical amendment was effective upon issuance of FSP FAS No. 132(R)-1 and did not have a material effect on the Company’s consolidated financial statements.

Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises

In December 2008, the FASB issued FSP FIN No. 48-3, “Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises.” FSP FIN No. 48-3 defers the effective date of FIN No. 48, “Accounting for Uncertainty in Income Taxes,” for certain nonpublic enterprises as defined in SFAS No. 109, “Accounting for Income Taxes.” However, nonpublic consolidated entities of public enterprises that apply U.S. generally accepted accounting principles (“GAAP”) are not eligible for the deferral. FSP FIN No. 48-3 was effective upon issuance. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Disclosures by Public Entities (Enterprises) About Transfers of Financial Assets and Interests in Variable Interest Entities

In December 2008, the FASB issued FSP FAS No. 140-4 and FIN No. 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” This FSP amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to require public entities to provide additional disclosures about transfers of financials assets. FSP FAS No. 140-4 also amends FIN No. 46(R)-8, “Consolidation of Variable Interest Entities,” to require public enterprises, including sponsors that have a variable interest entity, to provide additional disclosures about their involvement with a variable interest entity. FSP FAS No. 140-4 also requires certain additional disclosures, in regards to variable interest entities, to provide greater transparency to financial statement users. FSP FAS No. 140-4 is effective for the first reporting period (interim or annual) ending after December 15, 2008, with early application encouraged. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Accounting for an Instrument (or an Embedded Feature) With a Settlement Amount that is Based on the Stock of an Entity’s Consolidated Subsidiary

In November 2008, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 08-8, “Accounting for an Instrument (or an Embedded Feature) with a Settlement Amount That is Based on the Stock of an Entity’s Consolidated Subsidiary.” EITF No. 08-8 clarifies whether a financial instrument for which the payoff to the counterparty is based, in whole or in part, on the stock of an entity’s consolidated subsidiary is indexed to the reporting entity’s own stock. EITF No. 08-8 also clarifies whether or not stock should be precluded from qualifying for the scope exception of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or from being within the scope of EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” EITF No. 08-8 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Accounting for Defensive Intangible Assets

In November 2008, the FASB issued EITF Issue No. 08-7, “Accounting for Defensive Intangible Assets.” EITF No. 08-7 clarifies how to account for defensive intangible assets subsequent to initial measurement. EITF No. 08-7 applies to all defensive intangible assets except for intangible assets that are used in

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies  – (continued)

research and development activities. EITF No. 08-7 is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Equity Method Investment Accounting Considerations

In November 2008, the FASB issued EITF Issue No. 08-6 (“EITF No. 08-6”), “Equity Method Investment Accounting Considerations.” EITF No. 08-6 clarifies accounting for certain transactions and impairment considerations involving the equity method. Transactions and impairment dealt with are initial measurement, decrease in investment value, and change in level of ownership or degree of influence. EITF No. 08-6 is effective on a prospective basis for fiscal years beginning on or after December 15, 2008. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active

In October 2008, the FASB issued FSP FAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active.” This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements,” in a market that is not active. The FSP also provides examples for determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS No. 157-3 was effective upon issuance, including prior periods for which financial statements have not been issued. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Issuer’s Accounting for Liabilities Measured at Fair Value With a Third-Party Credit Enhancement

In September 2008, the FASB issued EITF Issue No. 08-5 (“EITF No. 08-5”), “Issuer’s Accounting for Liabilities Measured at Fair Value with a Third-Party Credit Enhancement.” This FSP determines an issuer’s unit of accounting for a liability issued with an inseparable third-party credit enhancement when it is measured or disclosed at fair value on a recurring basis. FSP EITF No. 08-5 is effective on a prospective basis in the first reporting period beginning on or after December 15, 2008. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Disclosures About Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161

In September 2008, the FASB issued FSP FAS No. 133-1, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161.” This FSP amends FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” to require disclosures by sellers of credit derivatives, including credit derivatives embedded in a hybrid instrument. The FSP also amends FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” to require and additional disclosure about the current status of the payment/performance risk of a guarantee. Finally, this FSP clarifies the Board’s intent about the effective date of FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” FSP FAS No. 133-1 is effective for fiscal years ending after November 15, 2008. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Endowments of Not-for-Profit Organizations: Net Asset Classification of Funds Subject to an Enacted Version of the Uniform Prudent Management of Institutional Funds Act, and Enhanced Disclosures for all Endowment Funds

In August 2008, the FASB issued FSP FAS No. 117-1, “Endowments of Not-for-Profit Organizations: Net Asset Classification of Funds Subject to an Enacted Version of the Uniform Prudent Management of Institutional Funds Act (“UPMIFA”), and Enhanced Disclosures for all Endowment Funds.” The intent of this FSP is to provide guidance on the net asset classification of donor-restricted endowment funds. The FSP also

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies  – (continued)

improves disclosures about an organization’s endowment funds, both donor-restricted and board-designated, whether or not the organization is subject to the UPMIFA. FSP FAS No. 117-1 is effective for fiscal years ending after December 31, 2008. Earlier application is permitted provided that annual financial statements for that fiscal year have not been previously issued. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities

In June 2008, the FASB issued FSP Emerging Issues Task Force (“EITF”) Issue No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” The FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. The FSP affects entities that accrue dividends on share-based payment awards during the awards’ service period when the dividends do not need to be returned if the employees forfeit the award. This FSP is effective for fiscal years beginning after December 15, 2008. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) Is Indexed to an Entity’s Own Stock” (EITF 07-5). EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. It also clarifies on the impact of foreign currency denominated strike prices and market-based employee stock option valuation instruments on the evaluation. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. The FSP clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. The FSP requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. The FSP requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in our consolidated statement of operations. The FSP requires retrospective application to the terms of instruments as they existed for all periods presented. The FSP is effective for us as of January 1, 2009 and early adoption is not permitted. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

The Hierarchy of Generally Accepted Accounting Principles

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS No.162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS No. 162 is effective 60 days following the Securities and Exchange Commission (“SEC”)’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The implementation of this standard did not have a material impact on the Company’s consolidated financial position and results of operations.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

2. Summary of Significant Accounting Policies  – (continued)

Determination of the Useful Life of Intangible Assets

In April 2008, FASB issued FASB Staff Position on Financial Accounting Standard (“FSP FAS”) No. 142-3, “Determination of the Useful Life of Intangible Assets”, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets under SFAS No. 142 “Goodwill and Other Intangible Assets”. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of the expected cash flows used to measure the fair value of the asset under SFAS No. 141 (revised 2007) “Business Combinations” and other U.S. generally accepted accounting principles. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

Disclosure About Derivative Instruments and Hedging Activities

In March 2008, the FASB issued SFAS No. 161, “Disclosure about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”, (SFAS No.161). This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The Company is required to adopt SFAS No. 161 on January 1, 2009. The Company is currently evaluating the potential impact of SFAS No. 161 on the Company’s consolidated financial statements.

Delay in Effective Date

In February 2008, the FASB issued FSP FAS No. 157-2, “Effective Date of FASB Statement No. 157”. This FSP delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The impact of adoption was not material to the Company’s consolidated financial condition or results of operations.

3. Business Acquisition

On December 25, 2008, Xingyuan acquired 90% ownership of Rongcheng Xinfa Petroleum Company (“Xinfa”), for which Xingyuan issued 2,475,000 shares of its common stock, equal to 3.96% ownership of Xingyuan. Xinfa engaged in distribution of marine fuel oil in the surrounding areas of Shidao town, Rongcheng city, Shandong Province, with heavily concentrated and developed fishing industry.

The acquisition-date fair value of the total consideration transferred was RMB 9.9 million (approximately $1.44 million), based on independent appraisal reports as well as the management experience in valuation of similar assets and liabilities.

On December 31, 2008, Xingyuan entered into a share acquisition agreement with Xiangshan Yongshi Nanlian Petroleum Company (“Nanlian”) and its shareholders. Xingyuan acquired 63% ownership of Nanlian, for a total consideration of RMB15.12 million (approximately $2.21 million), which was fully paid in February 2009. The principal activities of Nanlian are storage, distribution and trading of blended marine fuel oil for cargo and fishing vessels. This acquisition allowed the Company to build a stronghold in a very important fishing port in southern China.

The acquisition of Xinfa and Nanlian was accounted for using the purchase method. The results of Xinfa and Nanlian’s operations have been included in the consolidated financial statements since their acquisition dates.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

3. Business Acquisition  – (continued)

Management made estimates and judgments in determining the fair values of the assets acquired and liabilities assumed based on independent appraisal reports as well as its experience in valuation of similar assets and liabilities. The following represents the purchase price allocation and factors that contributed to a purchase price that resulted in the recognition of goodwill at the date of the acquisition:

	Xinfa	Nanlian	Total
Cash and cash equivalents	$252	$—	$252
Inventory	27,839	28,831	56,670
Other receivables	—	1,880,565	1,880,565
Property and equipment	1,024,337	327,959	1,352,296
Goodwill	497,185	617,965	1,115,150
Intangible assets	—	2,192,816	2,192,816
Current liabilities	—	(1,909,565)	(1,909,565)
Noncontrolling interests	(105,243)	(932,624)	(1,037,867)
Total purchase price	$1,444,370	$2,205,947	$3,650,317

The intangible assets acquired in the Nalian acquisition in the amount of $2,192,816 was for a land use rights of 43 years, (April 1, 2004 to May 12, 2047), which are amortized using straight-line method over the remaining life of the rights. The goodwill is not expected to be deductible for income tax purposes.

The following unaudited pro forma financial information presents the consolidated results of operations of the Group as if the acquisition of the 90% equity interest in Xinfa and the 63% equity interest in Nanlian had occurred as of January 1, 2007. The unaudited pro forma financial information is not necessarily indicative of what the Group’s combined results of operations actually would have been had it completed the acquisition at January 1, 2007. In addition, the unaudited pro forma financial information does not attempt to project the future results of operations after the acquisition of Xinfa and Nanlian.

For the Year Ended December 31, 2008

	Historical
	The Group	Xinfa	Nanlian	Adjustment	Pro-forma
Revenues	$79,238,027	$9,910,463	$10,339,382	$(4,094,522)	$95,393,350
Income from operations	$2,001,624	$510,033	$503,321	$(17,061)	$2,997,917
Net income attributable to the Company	$1,479,228	$387,799	$342,371	$(17,061)	$2,192,337
Basic earnings per share attributable to the Company					$0.37*
Diluted earnings per share attributable to the Company					$0.37*

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

3. Business Acquisition  – (continued)

For the Year Ended December 31, 2007

	Historical
	The Group	Xinfa	Nanlian	Adjustment	Pro-forma
Revenues	$106,479,040	$11,141,748	$9,450,371	$(4,163,620)	$122,907,539
Income from operations	$3,478,557	$723,055	$581,982	$(27,757)	$4,755,837
Net income attributable to the Company	$1,959,823	$508,452	$403,430	$(27,757)	$2,843,948
Basic earnings per share attributable to the Company					$0.47*
Diluted earnings per share attributable to the Company					$0.47*

*	The number of shares outstanding used in the calculation of earnings per share is 6,000,000 shares, following the reverse stock split of 1-for-1.333334 that became effective on October 19, 2009.

The pro forma adjustments represent the elimination of inter-company sales from Xingyuan to Xinfa and the unrealised profit therewith.

4. Accounts Receivables

	June 30, 2009	December 31, 2008	December 31, 2007
	(Unaudited)	(Audited)	(Audited)
Trade accounts receivables	$2,461,255	$1,694,316	$2,902,021
Allowances for doubtful accounts	(176,128)	(175,887)	(81,712)
Accounts receivables, net	$2,285,127	$1,518,429	$2,820,309

5. Other Receivables

	June 30, 2009	December 31, 2008	December 31, 2007
	(Unaudited)	(Audited)	(Audited)
Other receivables	$1,775,074	$1,077,755	$104,638
Allowances for doubtful accounts	(61,991)	(61,906)	(12,218)
Other receivables	$1,713,083	$1,015,849	$92,420

6. Inventories

Inventory consists of the following:

	June 30, 2009	December 31, 2008	December 31, 2007
	(Unaudited)	(Audited)	(Audited)
Marin Fuel	$7,893,804	$4,697,954	$7,277,124
Other consumables	3,732	3,727	3,311
Total	$7,897,536	$4,701,681	$7,280,435

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

6. Inventories  – (continued)

As of June 30, 2009, $4,115,409 of Dalian Xingyuan’s inventory has been pledged as the collateral for a loan from Shenzhen Development Bank (“SD Bank”).

7. Property Plant and Equipment

	June 30, 2009	December 31, 2008	December 31, 2007
	(Unaudited)	(Audited)	(Audited)
Property and buildings	$2,721,137	$2,717,405	$1,066,359
Marine bunker	41,906	41,849	36,825
Boiler equipment	190,511	190,249	15,972
Laboratory equipment	206,329	206,046	365,805
Transportation vehicles	308,330	307,907	225,623
Office equipment	16,654	16,631	15,586
Electronic equipment	47,967	44,641	31,130
Total	3,532,834	3,524,728	1,757,300
Less: Accumulated depreciation	(850,881)	(757,823)	(284,029)
Net Value	$2,681,953	$2,766,905	$1,473,271

The depreciation expenses were $92,038, $91,642, and $124,441 for the six months ended June 30, 2009 and in the years ended December 31, 2008, and 2007, respectively.

As of June 30, 2009, $1,137,909 of Xingyuan’s property has been pledged as the collateral for a loan from Shanghai Pudong Development Bank (“SPD Bank”).

8. Construction in Progress

	June 30, 2009	December 31, 2008	December 31, 2007
	(Unaudited)	(Audited)	(Audited)
Construction in progress, cost	$5,068,590	$171,097	$40,432
Less: provision for impairment losses	(43,205)	(43,145)	(40,432)
Total	$5,025,385	$127,952	$—

Construction impairment losses related to constructions projects in Lvshun and Zhuanghe, resulted in provisions of $43,205, $43,145 and $40,432 of the six months ended June 30, 2009 and for the years ended on December 31, 2008 and 2007, respectively, due to the shift of the company’s expansion strategy. Originally, the Company intended on building a market network locally around Dalian City, where the Company’s headquarter is located; hence it started the construction of property and buildings in Lvshun and Zhuanghe. In late 2007, the Company perceived an opportunity of establishing a national market network focusing on the nation’s biggest fishing market neighborhoods, such as Donggang in Liaoning province, Shidao in Shandong province and Zhoushan in Zhejiang province. Therefore, the on-going constructions in Lvshun and Zhuanghe were ceased thereafter. Given the situation, the Board of Xingyuan ratified a resolution to set aside provisions for impairment losses of constructions in Lvshun and Zhuanghe.

The construction projects as of June 30, 2009 and December 31. 2008 were constructions to build facilities to expand production capacity in Donggang. Balances represent mainly construction expenditures and equipment cost. The construction projects are expected to be completed by October 2009 and additional $2.5 million will be invested in these projects.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

8. Construction in Progress – (continued)

The following table states in details about costs incurred as each of the balance sheet date presented:

	June 30, 2009	December 31, 2008	December 31, 2007
	(Unaudited)	(Audited)	(Audited)
Berth and berth improvement	$3,299,790	$72,048	$—
Office building	892,302	15,758	—
Oil blending and storage tank	781,477	40,146	—
Pumping station and boiler	51,816	—	—
Total	$5,025,385	$127,952	$—

9. Intangible Assets

	June 30, 2009	December 31, 2008	December 31, 2007
	(Unaudited)	(Audited)	(Audited)
Land use rights	$2,760,580	$2,756,794	$—
Software	4,383	4,377	4,102
Total	2,764,963	2,761,171	4,102
Less: accumulated amortizations	(41,251)	(6,515)	—
Intangible assets, net	$2,723,712	$2,754,656	$4,102

Donggang Xingyuan’s land use rights of $563,978 have been pledged as the collateral for a loan from SPD Bank. Nanlian’s land use rights of $2,192,816 have been pledged as collateral for a loan from Baotou Commerce Bank.

10. Restricted Cash

	June 30, 2009	December 31, 2008	December 31, 2007
	(Unaudited)	(Audited)	(Audited)
Escrow account	$—	$6,711,214	$—
Certificate of deposit	—	1,517,318	—
Total	$—	$8,228,532	$—

To reduce the Company’s financial interest, the Company chooses Bank Acceptance Bill (“BAC”) as a financial vehicle to obtain additional working capital. According to the bank’s credit policy, the Company is required to deposit 50% of total BAC credit applied into the Escrow Account as guarantee. Upon the maturity of the BAC, the Company is required to deposit another 50% into the Escrow Account to clear the account.

The certificate of deposits as of December 31, 2008 was with the SPD Bank. $758,659 matured on May 27, 2009 and another $758,659 matured on June 2, 2009.

11. Related Party Transactions

The amounts due from related parties were as follows:

	June 30, 2009	December 31, 2008	December 31, 2007
	(Unaudited)	(Audited)	(Audited)
Amount due from Dalian Dongfangzheng	$413,009	$4,909,643	$—

Dalian Dongfangzheng Industrial Co., Ltd. (“DFZ”), which holds 85% equity interest of Xingyuan, was established by An Fengbin and his wife, Wang Jing, in September 2006.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

11. Related Party Transactions  – (continued)

In September 2008, DFZ borrowed $5,436,942 from Donggang Xingyuan for the purpose of temporary funding for its business operations. As of June 30 2009, the balance has been repaid with an outstanding balance of $527,299, which was fully collected on August 8, 2009.

12. Short Term Loans

	Interest Rate (Per Annum)	06-30-09	12-31-08	12-31-07	Terms
SD Bank	5.85%	$2,775,830	$—	$—	February 9, 2009 – August 9, 2009
SD Bank	5.85%	3,068,022	—	—	June 9, 2009 – December 9, 2009
SPD Bank	5.85%	1,022,674	1,021,272	—	August 24, 2008 – August 23, 2009
Baotou Commerce Bank	9.71%	1,899,252	1,896,647	—	August 30, 2008 – August 29, 2009
China Petroleum Finance	6.00%	—	—	683,612	March 19, 2007 – March 20, 2008
China Citic Bank	6.73%	—	—	2,734,444	February 16, 2007 – February 15, 2008
Total		$8,765,778	$2,917,919	$3,418,056

Dalian Xingyuan’s inventory of $4,115,409 has been pledged as the collateral for a loan from SD Bank.

Donggang Xingyuan’s property of $563,978 has been pledged as the collateral for a loan from SPD Bank.

Nanlian’s property of $1,137,909 has been pledged as collateral for a loan from Baotou Commerce Bank.

13. Bankers Acceptance Notes

From August to December in 2008, the Company executed a credit facility with Shenzhen Development Bank (“SD Bank”) that provided for working capital. Borrowings under the credit facility were made at bankers acceptance.

Beneficiary	Endorser	Origination Date	Maturity Date	Amount
Dalian Dongfangzheng Industrial Co., Ltd.	SD Bank	08-12-2008	02-12-2009	$4,376,879
Dalian Dongfangzheng Industrial Co., Ltd.	SD Bank	08-13-2008	02-13-2009	3,209,712
Dalian Xinghang Petrolium Co.	SD Bank	12-09-2008	06-09-2009	1,458,959
Dalian Xinghang Petrolium Co.	SD Bank	12-10-2008	06-10-2009	1,458,959
Dalian Xinghang Petrolium Co.	SD Bank	12-11-2008	06-11-2009	1,458,959
Dalian Xinghang Petrolium Co.	SD Bank	12-11-2008	06-11-2009	1,458,959
Total				$13,422,427

Borrowings under this credit facility are made on a when-and-as-needed basis at the Company’s discretion. 8,500 tons of marine fuel was pledged to be served as collateral against credit default.

14. Restricted Net Assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiary only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiary and VIE.

In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves,

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

14. Restricted Net Assets – (continued)

namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts. A wholly-owned foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. Fusheng were established as a wholly-owned foreign invested enterprise and therefore are subject to the above mandated restrictions on distributable profits.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory common reserve at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. A domestic enterprise is also required to provide for discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. Xingyuan and its subsidiaries were established as domestic invested enterprises and therefore are subject to the above mandated restrictions on distributable profits.

As a result of these PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends as general reserve fund, the Company’s PRC subsidiary and VIE are restricted in their ability to transfer a portion of their net assets to the Company.

Amounts restricted include paid-in capital and statutory reserve funds of the Company’s PRC subsidiary and VIE as determined pursuant to PRC generally accepted accounting principles, totaling approximately US$1,384,000 and US$1,386,000 as of June 30, 2009 and December 31, 2008; therefore in accordance with Rules 504 and 4.08 (e) (3) of Regulation S-X, the condensed parent company only financial statements as of June 30, 2009, December 31, 2008 and 2007, for the six months ended June 30, 2009 and for each of the three years in the period ended December 31, 2008 are disclosed in Note 18.

15. Taxation

Value Added Tax (“VAT”)

The Group’s PRC entities are subjected to VAT at an effective rate of 17% for the revenues.

Donggang City provided special tax exemptions to the enterprises incorporated in Donggang. Donggang Xingyuan is entitled to enjoy a special 15% tax exemption of its monthly paid VAT as a refund to the Company.

Income Taxes

Goodwill Rich is subject to taxes in Hong Kong at 16.5%.

Under Chinese income tax laws, prior to January 1, 2008, companies were subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments. Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law replaced the income tax laws. The new standard EIT rate of 25% replaced the 33% rate (or other reduced rates previously granted by tax authorities). The new standard rate of 25% was applied to calculate certain deferred tax benefits that are expected to be realized in future periods.

Donggang Xingyuan is entitled to enjoy a special tax exemption granted by Donggang City whereby 20% of its paid EIT will be refunded to the Company.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

15. Taxation  – (continued)

The following table reconciles the Group’s effective tax rates for the periods ended:

	Six Months Ended June 30, 2009	Years Ended December 31,
		2008	2007	2006
	(Unaudited)	(Audited)	(Audited)	(Audited)
HK income taxes	—	—	—	—
China income taxes	25.0%	25.0%	33.0%	33.0%
Local income tax adjustment	(2.2)%	1.3%	(8.8)%	(13.1)%
Effective income tax rates	22.8%	26.3%	24.2%	19.9%

Deferred Tax

The provision for income taxes consists of taxes on income from operations plus unrecognized tax benefits from the application of FIN 48 plus changes in deferred taxes for the periods ended:

	Six Months Ended June 30, 2009	Years Ended December 31,
		2008	2007	2006
	(Unaudited)	(Audited)	(Audited)	(Audited)
Current	$974,484	$560,696	$651,028	$244,984
Deferred	(82)	(33,412)	(26,036)	—
Total	$974,402	$527,284	$624,992	$244,984

The charges for taxation are based on the results for the year as adjusted for items which are non-assessable or disallowed. They are calculated using tax rates that have been enacted or granted at the balance sheet dates.

The significant components of deferred tax expenses (benefits) are:

	Six Months Ended June 30, 2009	Years Ended December 31,
		2008	2007	2006
	(Unaudited)	(Audited)	(Audited)	(Audited)
Change in valuation allowance	$82	$33,412	$26,036	$—
Total	$82	$33,412	$26,036	$—

Deferred tax assets and deferred tax liabilities reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purpose. The following represents the significant components of deferred tax assets and liabilities:

	Six Months Ended June 30, 2009	Years Ended December 31,
		2008	2007	2006
	(Unaudited)	(Audited)	(Audited)	(Audited)
Deferred tax assets:
Change in valuation allowance	$59,530	$59,448	$26,036	$—
Deferred tax assets	$59,530	$59,448	$26,036	$—

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

16. Fixed Asset Disposition

In October 2008, based on the Company’s experience and analysis of the oil market, management estimated that the demand for oil transportation would keep shrinking for at least 3 to 4 months as oil prices collapsed and financial crisis spread into other areas of the economy. As a result, management concluded that transportation overcapacity in terms of oil bunkers would lead to an unnecessary increase of various expenses related to maintaining the fleet in good shape. Therefore, the Company decided to sell one bunker. The sale of the bunker, in 2008, is set forth as follows:

Asset Item	Historical Cost	Net Value	Proceeds on Disposal	Gain on Disposal
Bunker No. 3	$181,443	$119,000	$143,632	$24,632

In late 2007, the Company identified certain assets that were no longer in use or held for use and disposed of the foresaid assets. The details of the disposal are displayed as follows:

Asset Item	Historical Cost	Net Value	Proceeds on Disposal	Loss on Disposal
Vehicles and office equipment	$464,070	$267,928	$256,358	$11,570

17. Commitment and Contingency

Lease Obligation

The Company has entered into several tenancy agreements for the lease of storage facilities, offices premises and berth use rights. The Company’s commitment for minimum lease payments under these operating leases for the next five years and thereafter is as follows:

For the year 2009	$449,635
For the year 2010	299,270
For the year 2011	210,219
For the year 2012	—
For the year 2013	—
Thereafter	—
Total	$959,124

Rental expenses, including storage tank leasing charges and office rental charges, were approximately $291,469, $425,790, $199,202 and nil for the six months period ended June 30, 2009, and the year ended December 31, 2008, 2007 and 2006, respectively, and were charged to the statement of operations as incurred.

Share Purchase Agreement

In December 2008, the Company entered into a share purchase agreement with Chen Weiwen to purchase its 63% ownership of Xiangshan Yongshinanlian Petroleum Company, according to the foresaid agreement, the Company is bound to pay RMB 8,880,000 (approximately $1.3 million) for the remaining 37% ownership of Nalian to Mr. Chen upon his request after the year of 2010.

Legal Proceeding

On January 16, 2008, Xingyuan obtained a judgment in its favor in the sales contract dispute at the trial court level against Yantai Development Zone Fuchang Bunker Co., Ltd. (“Fuchang”). Under this judgment for specific performance, Fuchang is required to deliver approximately 163 tons of marine fuel to Xingyuan within 20 days following the court decision or to pay to Xingyuan a restitution amount of RMB 791,473 (approximately $116,000) plus legal expenses of the lawsuit of RMB 16,510 (approximately $2,400).

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

17. Commitment and Contingency  – (continued)

On May 6, 2008, Xingyuan, obtained a judgment in a contractual dispute in its favor against Dalian Dafangshen Ocean Fishery Co., Ltd. (“Dafangshen”) in the amount of RMB 1,431,487 (approximately $209,000) and the penalty of approximately RMB 1,000,000 (approximately $146,000). Dafangshen did not appeal the judgment and, therefore, the Company intends to collect on this judgment to the full extent permissible under the PRC law.

On June 24, 2008, in a separate joint-cooperation contract dispute by and between Xingyuan and Fuchang, Fuchang obtained a judgment against Xingyuan following a trial in the amount of RMB 1,000,000. Xingyuan appealed the judgment in the court of appeals and, on November 10, 2008, the court of appeals reversed the trial court judgment and remanded the lawsuit for a new trial. As of the date of this prospectus, the lawsuit is in the trial and no judgment has been rendered as of yet. Xingyuan is vigorously defending itself and believes it will prevail in the foregoing matters. In the event, however, Xingyuan does not prevail in this matter, its liability to the defendant will not exceed RMB 200,000 to 300,000 (approximately $29,000 to $44,000), which will have no material impact on its operations.

18. Parent Company Only Condensed Financial Information

Condensed Balance Sheets

	June 30, 2009	December 31,
		2008	2007
	(Unaudited)	(Audited)	(Audited)
ASSETS
Noncurrent assets
Investment in subsidiaries	14,327,369	11,121,404	3,553,352
Total noncurrent assets	14,327,369	11,121,404	3,553,352
Total assets	$14,327,369	$11,121,404	$3,553,352
LIABILITIES AND STOCKHOLDERS' EQUITY
Commitments and contingencies	—	—	—
Stockholders' equity
Common stock; par value $0.001; 50,000,000 shares authorized; 6,000,000 shares issued and outstanding	6,000	6,000	6,000
Additional paid in capital	9,533,619	9,533,619	3,774,553
Retained earnings (Accumulated deficit)	4,316,981	1,126,957	(352,271)
Accumulated other comprehensive income	470,769	454,828	125,070
Total stockholders’ equity	14,327,369	11,121,404	3,553,352
Total liabilities and stockholders' equity	$14,327,369	$11,121,404	$3,553,352

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2009, December 31, 2008, 2007 and 2006

18. Parent Company Only Condensed Financial Information  – (continued)

Condensed Statements of Income

	Six Months Ended June 30, 2009	Years Ended December 31,
		2008	2007	2006
	(Unaudited)	(Audited)	(Audited)	(Audited)
Operating income
Equity in profit of subsidiaries & VIE	3,190,024	1,479,228	1,959,823	983,131
Net income attributable to the Company	3,190,024	1,479,228	1,959,823	983,131

Condensed Cash Flow Statements

	Six Months Ended June 30, 2009	Years Ended December 31,
		2008	2007	2006
Cash flows from operating activities:
Net income	$3,190,024	$1,479,228	$1,959,823	$983,131
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in profit of subsidiaries & VIE	(3,190,024)	(1,479,228)	(1,959,823)	(983,131)
Net cash provided by operating activities	—	—	—	—
Net change in cash and cash equivalents	—	—	—	—
Cash and cash equivalents, beginning of period	—	—	—	—
Cash and cash equivalents, end of period	$—	$—	$—	$—

Basis of Presentation

For the presentation of the parent company only condensed financial information, the Company records its investment in subsidiaries under the equity method of accounting as prescribed in APB opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. Such investment is presented on the balance sheet as “Investment in Subsidiaries” and 100% of the subsidiaries profit or loss as “Equity in profit or loss of subsidiaries” on the statement of income.

19. Subsequent Events

On July 24, 2009, Nanlian renewed its bank loan of RMB 13 million (approximately $1.9 million) with Baotou Commerce Bank for another year, maturing on July 23, 2010.

On August 8, 2009, DFZ repaid the Company $527,299, settling the outstanding related party receivable.

On August 10, 2009, Dalian Xingyuan renewed its bank loan of RMB 19 million (approximately $2.8 million) with SD Bank for six months, maturing on February 9, 2010.

On August 21, 2009, the Company entered into a share exchange agreement (the “Exchange Agreement”) with all of the shareholders of Goodwill Rich. Pursuant to the Exchange Agreement, the company agreed to issue shares of common stock in exchange for all of the issued and outstanding securities of Goodwill Rich.

On October 19, 2009, the Company effected a reverse share split on the basis of the 1-for-1.333334 ratio. As a result of the split, the number of common stock outstanding has decreased from 8,000,000 to 6,000,000 shares.

2,500,000 Shares

Andatee China Marine Fuel Services Corporation

Common Stock

P R O S P E C T U S

Rodman Renshaw, LLC	Newbridge Securities Corporation

Until ______, 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

, 2009

Part II

Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution.

We are paying all of the expenses related to this offering, including any applicable underwriting discounts and commissions. The fees and expenses (other than underwriting discounts and the non-accountable expense allowance) payable by us in connection with this registration statement are estimated as follows:

SEC registration fee	$2,336
FINRA filing fee	3,214
Nasdaq application fee	5,000
Accounting fees and expenses	140,000
Legal fees and expenses	310,000*
Printing expenses	35,000*
Miscellaneous fees and expenses	10,000*
Total	$505,550

*	Estimated expenses.

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit. Our Certificate of Incorporation provides that no director will be liable to us or our shareholders for monetary damages for breach of fiduciary duties as a director, subject to the same exceptions as described above. Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors which may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such indemnification is not required under Section 145 of the General Corporation Law of the State of Delaware.

Our Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our director or officer or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent required under Delaware law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnities. We are also authorized and empowered, but not required, to indemnify and advance costs or to agree to indemnify and advance costs to any person that is or was our officer, director, agent or employee, will be indemnified and held harmless by us to the fullest extent permitted under Delaware law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnities. We also agree to be pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition to the extent required under Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Except as set forth below, we have not issued any unregistered securities in the last three years.

In August 2009, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with all of the shareholders of Goodwill Rich International Limited, a Hong Kong company (“Goodwill”). Pursuant to the Exchange Agreement, we agreed to issue 8,000,000 shares of our common stock in exchange for all of the issued and outstanding securities of Goodwill (the “Share Exchange”). The Goodwill shareholders included Star Blessing Enterprise (“SBE”), a company organized under the laws of the British Virgin Islands, (i) Growing Sincere Limited (“GSL”) a company organized under the laws of the British Virgin Islands, (ii) White Bright Limited (“WBL”), a company organized under the laws of the British Virgin Islands, and (iii) Shining Joy Group Limited (“SJG”) a company organized under the laws of the British Virgin Islands. Prior to the Share Exchange, SBE, GSL, WBL and SJG beneficially owned 89.04%, 4%, 3% and 3.96% of equity securities in Goodwill, respectively. The Exchange Agreement closed on October 16, 2009. Upon the closing of the Share Exchange, we (i) became the 100% parent of Goodwill, and its wholly-owned subsidiary, Dalian Fusheng Consulting Co., Ltd., and (ii) assumed the operations of Goodwill and its subsidiaries.

The securities were offered and issued to the Goodwill shareholders and their designees in reliance upon exemptions from registration pursuant to (i) Regulation S of the Securities Act, and (ii) Section 4(2) under the Securities Act, and Rule 506 promulgated thereunder. We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) subscriber is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) subscriber has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) subscriber agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration. We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See Exhibit Index on page II-6 of this registration statement.

(b)	Financial Statement Schedules

None.

Item 17. Undertakings.

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

The undersigned Registrant hereby undertakes that to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i. in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

(i) if the undersigned registrant is relying on Rule 430B:

(a) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the undersigned registrant is subject to Rule 430C:

(a) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Dalian, People’s Republic of China, on October 21, 2009.

ANDATEE CHINA MARINE FUEL SERVICES CORPORATION
By: /s/ An Fengbin An Fengbin, President and Chief Executive Officer

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints An Fengbin and Wen Tong, and each of them singly, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-1 and any related Rule 462(b) registration statements or amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, as amended, this report has been signed below by the following persons in the capacities and on the dates indicated.

/s/ An Fengbin An Fengbin President, Chief Executive Officer (Principal Executive Officer) Date: October 21, 2009	/s/ Wen Tong Wen Tong Chief Financial Officer (Principal Financial and Accounting Officer) Date: October 21, 2009
/s/ Wen Jiang Wen Jiang Director Date: October 21, 2009	/s/ Francis N.S. Leong Francis N.S. Leong Director Date: October 21, 2009
/s/ Yu Bing Yu Bing Director Date: October 21, 2009

Item 16. Exhibits.

The following Exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
1.1	Form of Underwriting Agreement(3)
2.1	Share Exchange Agreement by and among the Company, Goodwill Rich International Limited and shareholders of Goodwill, dated as of August 21, 2009(3)
2.2	Shandong Xinfa Fishery Group Co., Ltd. Equity Replacement Agreement(2)
2.3	Rongcheng Xinfa Share Transfer Agreement(2)
3.1(i)	Certificate of Incorporation(2)
3.1.1(i)	Amendment to the Certificate of Incorporation(3)
3.1(ii)	By-Laws(2)
4.1	Form of Common Stock Purchase Option(3)
4.2	Form of Common Stock Certificate(2)
5.1	Opinion of Cozen O’Connor(1)
10.1	Exclusive Consulting Services Agreement by and between Dalian Fusheng Consulting Co., Ltd. and Dalian Xingyuan Marine Bunker Co. Ltd., dated March 26, 2009.(2)
10.2	Operating Agreement by and among Dalian Fusheng Consulting Co., Ltd., Dalian Xingyuan Marine Bunker Co. Ltd and the stockholders of Xingyuan, dated March 26, 2009.(2)
10.3	Equity Pledge Agreement by and among Dalian Fusheng Consulting Co., Ltd., the Dalian Xingyuan Marine Bunker Co. Ltd and stockholders, dated March 26, 2009.(2)
10.4	Purchase Option Agreement by and among Dalian Xingyuan Marine Bunker Co. Ltd, the Xingyuan Stockholders and Dalian Fusheng Consulting Co., Ltd., dated March 26, 2009.(3)
10.5	Proxy and Voting Agreement by and between Dalian Fusheng Consulting Co., Ltd., Dalian Xingyuan Marine Bunker Co. Ltd, and Dalian Dongfangzheng Industrial Co., Ltd, dated March 26, 2009.(2)
10.6	Proxy and Voting Agreement by and among Dalian Fusheng, Dalian Xingyuan and Wang Jing, dated March 26, 2009.(2)
10.7	Proxy and Voting Agreement by and among Dalian Fusheng, Dalian Xingyuan and Wang Yu, dated March 26, 2009.(2)
10.8	Proxy and Voting Agreement by and among Dalian Fusheng, Dalian Xingyuan and Wang Xin, dated March 26, 2009.(2)
10.9	Agreement by and among Oriental Excel Enterprises Limited, Mrs. Lai WaiChi, a citizen of Hong Kong, Mr. An Fengbin, a PRC citizen, dated March 26, 2009.(2)
10.10	Form of Lockup Agreement(1)
10.11	Employment Agreement with An Fengbin(1)*
10.12	2009 Equity Incentive Plan(3)*
10.13	Loan Agreement with Shenzhen Development Bank Co, Ltd.(2)
10.14	Contract for Purchase and Sale with Panjin Liaohe Oil Field Dali Group Petrochemical Co., Ltd.(2)
10.15	Contract for Purchase and Sale with Qingdao Anbang Refining and Chemical Co., Ltd.(2)
10.16	Contract for Purchase and Sale with PetroChina Dalian Petrochemical Company.(2)
10.17	Sales Contract for Furfural Extract Oil with PetroChina Dalian Petrochemical Company.(3)
10.18	Sales Contract for Rubber Filling Oil and Extract Oil with PetroChina Dalian Petrochemical Company.(3)

Exhibit Number	Description
14.1	Code of Ethics and Conduct(2)
21.1	List of Subsidiaries(3)
23.1	Consent of Jewett, Schwartz, Wolfe & Associates(3)
23.2	Consent of Cozen O’Connor (included in Exhibit 5.1)(1)
24.1	Power of Attorney (included as part of the signature page to the registration statement)
99.1	Audit Committee Charter(2)
99.2	Compensation Committee Charter(2)
99.3	Nominating and Corporate Governance Committee Charter(2)

*	Indicates a management contract or a compensatory plan or arrangement.
(1)	To be filed by amendment.
(2)	Previously filed as part of the registration statement filed with the SEC on August 27, 2009.
(3)	Filed herewith.